UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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PROXY STATEMENT

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HARSCO CORPORATION

(Name of Registrant as Specified In Its Charter)

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Notice of 2020

Annual Meeting of Stockholders

and Proxy Statement

Harsco Corporation

350 Poplar Church Road

Camp Hill, PA 17011 USA

350 Poplar Church Road

Camp Hill, PA 17011 USA

Invitation to Attend 2020 Annual Meeting of Stockholders

Tuesday, April 21, 2020

9:00 a.m., Eastern Time

The Wagner at the Battery, New York, New York

Dear Fellow Stockholders:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Harsco Corporation (the “Company”), which will be held on Tuesday, April 21, 2020, beginning at 9:00 a.m., Eastern Time, at The Wagner at the Battery, Two West Street, New York, New York 10004.

Information about the business to be conducted at the Annual Meeting, including a listing and discussion of the various matters on which you will be asked to act, can be found in the attached Notice of 2020 Annual Meeting of Stockholders and Proxy Statement.

Your vote is very important to us, and I encourage you to vote your shares whether or not you plan to attend the Annual Meeting. There are several ways in which you can vote your shares, including via the Internet, by telephone, or by signing, dating and returning your Proxy Card. Specific information about each of these voting methods can be found in the Proxy Statement under the heading “Questions and Answers About the Company’s Annual Meeting.”

I hope you will be able to attend this year’s Annual Meeting, and I look forward to greeting as many of you as possible. On behalf of my fellow members of the Board of Directors, I want to thank you in advance for voting and for your continued support of the Company.

Sincerely,

F. Nicholas Grasberger III

Chairman, President & Chief Executive Officer

March 11, 2020

i

(continued)

ii

Notice of 2020 Annual Meeting of Stockholders

Tuesday, April 21, 2020

9:00 a.m., Eastern Time

The Wagner at the Battery, New York, New York

The 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Harsco Corporation (the “Company”) will be held on Tuesday, April 21, 2020, beginning at 9:00 a.m., Eastern Time, at The Wagner at the Battery, Two West Street, New York, New York 10004.

The purposes of the meeting are as follows:

1.	To elect the eight nominees named in the Proxy Statement to serve as Directors until the 2021 Annual Meeting of Stockholders;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2020;

3.	To vote, on an advisory basis, to approve the compensation of the Company’s named executive officers;

4.	To vote on Amendment No. 2 to the 2013 Equity and Incentive Compensation Plan; and

5.	To conduct such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Proxy Statement accompanying this Notice of 2020 Annual Meeting of Stockholders describes each of these items in detail. In addition, the Proxy Statement contains other important information that you should read and consider before you vote.

The Board of Directors of the Company has fixed the close of business on February 24, 2020 as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

The Company is furnishing proxy materials over the Internet as permitted under the rules of the Securities and Exchange Commission. Under these rules, many of the Company’s stockholders will receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the Notice of 2020 Annual Meeting of Stockholders and Proxy Statement, our Proxy Card, our Annual Report on Form 10-K and the Letter from our Chairman & CEO. We believe this process allows us to provide our stockholders with the information they need while lowering the costs of printing and distributing proxy materials. Stockholders who do not receive a Notice of Internet Availability of Proxy Materials will receive a paper copy of the proxy materials by mail.

Your vote is very important to us and we encourage you to vote your shares as soon as possible even if you plan to attend the Annual Meeting in person. Information about how to vote your shares via the Internet, by telephone, or by signing, dating and returning your Proxy Card can be found in the enclosed Proxy Statement.

By order of the Board of Directors,

Russell C. Hochman

Senior Vice President and General Counsel, Chief Compliance Officer & Corporate Secretary

March 11, 2020

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 21, 2020. The Notice of 2020 Annual Meeting of Stockholders and Proxy Statement, our Proxy Card, our Annual Report on Form 10-K and the Letter from our Chairman & CEO are available free of charge at www.envisionreports.com/hsc (for registered stockholders) or www.edocumentview.com/hsc (for all other stockholders), or by calling toll-free (866) 641-4276.

Proxy Summary

2020 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Tuesday, April 21, 2020
9:00 a.m., Eastern Time

Place:	The Wagner at the Battery
Two West Street
New York, New York 10004

Record Date:	February 24, 2020

VOTING MATTERS AND BOARD RECOMMENDATIONS

Voting Matter	Board Vote Recommendation	Page Number with More Information

Proposal No. 1: Election of Directors	FOR each nominee	13

Proposal No. 2: Ratification of Appointment of Independent Auditors	FOR	28

Proposal No. 3: Vote, on an Advisory Basis, to Approve Named Executive Officer Compensation	FOR	68

Proposal No. 4: Vote on an Amendment No. 2 to the 2013 Equity and Incentive Compensation Plan	FOR	70

This Proxy Summary contains highlights of certain information in this Proxy Statement. Because it is only a summary, it does not contain all the information that you may wish to consider prior to voting. Please review the complete Proxy Statement and the Company’s Annual Report on Form 10-K for additional information.

OUR DIRECTOR NOMINEES

You have the opportunity to vote on the election of the following eight nominees for Director. Additional information regarding each Director nominee’s experience, skills and qualifications to serve as a member of the Company’s Board of Directors can be found in the section entitled “Nominees for Director.”

Name	Age	Years on Board	Position	Independent	Committee Memberships*#

James F. Earl	63	8	Retired Executive Vice President of GATX Corporation	Yes	MD&C+ Nominating

Kathy G. Eddy	69	16	Founding Partner of McDonough, Eddy, Parsons & Baylous, AC	Yes	Audit Nominating+

David C. Everitt	67	10	Independent Lead Director of the Company Former Co-Leader of Deere & Co.’s Agriculture and Turf Division	Yes	MD&C Nominating

F. Nicholas Grasberger III	56	6	Chairman, President & CEO of the Company	No	None

Carolann I. Haznedar	60	1	Retired Senior Vice President Americas, DuPont Performance Materials	Yes	Audit Nominating

Mario Longhi	65	2	Retired President & Chief Executive Officer of United States Steel Corporation	Yes	Audit MD&C

Edgar (Ed) M. Purvis, Jr.	62	2	Retired Executive Vice President and Chief Operating Officer of Emerson Electric Co.	Yes	MD&C Nominating

Phillip C. Widman	65	6	Retired Senior Vice President and Chief Financial Officer of Terex Corporation	Yes	Audit+ MD&C

*	MD&C = Management Development and Compensation Committee
Nominating = Nominating and Corporate Governance Committee
#	Reflects Committee Memberships as of March 1, 2020
+	Indicates Committee Chair as of March 1, 2020

GOVERNANCE HIGHLIGHTS

Board Composition

•	2 new Directors in the last two years; 3 new Directors in last 5 years

•	Highly qualified Directors reflect broad mix of business backgrounds, skills and experiences

Corporate Governance

•	3 fully independent Board committees

•	Executive session of independent Directors held at each regularly-scheduled Board meeting

•	Declassified Board – all Directors elected annually

•	By-laws provide a resignation requirement if a Director does not receive majority approval in uncontested election (subject to acceptance by Board)

•	Restated Certificate of Incorporation provides for majority voting in uncontested elections of Directors

•	Formal policy on Board diversity

•	Mandatory retirement age of 72

•	Annual Board and committee self-assessments

•	Bi-annual evaluation of individual Director performance

•	Corporate Governance Principles limit Director membership on other public company boards

•	Strong clawback and anti-hedging policies

•	Significant share ownership requirements for Directors and senior executives

•	Active role in risk oversight

•	Annual advisory vote to approve named executive officer compensation

EXECUTIVE COMPENSATION HIGHLIGHTS

Our executive compensation program is designed to provide competitive pay based on Company performance, attract, retain and motivate our senior leaders, align the interests of executives with those of our stockholders, and drive long-term stockholder value. To achieve these objectives, our program includes the following key features:

We Pay for Performance

by aligning our total compensation with business strategies to reward executives who achieve or exceed applicable Company and business unit goals.

•	At target performance levels, 2019 variable compensation represented approximately 82% of our Chairman, President & Chief Executive Officer’s (“CEO”) total compensation and, on average, approximately 67% of total compensation for our other named executive officers (“NEOs”), excluding Mr. Dods, SVP and Group President, Harsco Clean Earth, who remained on the Clean Earth compensation program through his December 31, 2019 retirement date.

•	Payouts under our 2019 annual incentive plan were 100% performance based – all NEOs excluding Mr. Dods, SVP and Group President, Harsco Clean Earth, who remained on the Clean Earth compensation program through his December 31, 2019 retirement date, had at least 50% of their annual incentive tied to Harsco Consolidated results – and payouts varied based upon performance achievement.

•	Forty percent of the equity awards granted to our CEO and one third of the equity awards granted to our other NEOs in 2019 were in the form of performance share units, which may be earned based on achievement of pre-determined performance goals.

We Pay Competitively

by setting total target compensation at the median of our defined market for talent.

•	We regularly review and, as appropriate, make changes to our compensation peer group to ensure it is representative of our market for talent, our business portfolio and our global footprint.
•	We provide competitive benefits to attract and retain our NEOs.

We Align Our Compensation Programs with Stockholder Interests by providing a significant amount of each NEO’s compensation opportunity in the form of equity and requiring NEO stock ownership.

•	Our 2019 long-term incentive plan was comprised entirely of equity-based vehicles (restricted stock units, stock appreciation rights and performance share units).

•	Stock ownership requirements for our current NEOs ranged from three times salary for NEOs other than our CEO to six times salary for our CEO.

We Employ Sound Compensation Governance

by including practices and policies that are consistent with market practices, supportive of our business structure and aligned with stockholders’ expectations.

•	We follow a number of compensation guidelines and policies implemented to manage our programs in a prudent and risk averse manner.

NEO Total Target Compensation for 2019

Compensation Element	% of Total (CEO)	% of Total (Avg. for All Other NEOs)	Description	Cash	Equity

Base Salary	18	33	Annual stable source of income	Yes

Annual Incentive (AIP Award)	20	23	Variable, performance-based annual cash payment	Yes

Long-Term Incentive (LTIP Awards)	62	44	Variable, time and performance-based annual equity award grants with three-year vesting		Yes

Proxy Statement

This Proxy Statement and the accompanying form of proxy are first being sent to the stockholders on or about March 11, 2020, and are being furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Harsco Corporation (the “Company,” “Harsco,” “we” or “us”) for use at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at The Wagner at the Battery, Two West Street, New York, New York 10004, on Tuesday, April 21, 2020, beginning at 9:00 a.m., Eastern Time.

Should you wish to obtain directions to The Wagner at the Battery in order to attend the Annual Meeting and vote in person, contact our Corporate Communications Department by calling (717) 763-7064.

The Notice of 2020 Annual Meeting of Stockholders and Proxy Statement, our Proxy Card, our Annual Report on Form 10-K and the Letter from our Chairman & CEO are available free of charge at www.envisionreports.com/hsc (for registered stockholders) or www.edocumentview.com/hsc (for all other stockholders), or by calling toll-free (866) 641-4276.

Questions and Answers about the Company’s Annual Meeting

Q:	Who is entitled to vote at the Annual Meeting?

A:

You can vote if, as of the close of business on February 24, 2020 (the “Record Date”), you were a stockholder of record of the Company’s common stock (“Common Stock”). As of the Record Date, there were 78,779,909 shares of our Common Stock outstanding. Stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date on each matter presented for voting at the Annual Meeting. There are no cumulative voting rights.

Q:	How do I vote my shares by proxy?

A:	Most stockholders can vote their shares by proxy in three ways:

•	By Internet – You can vote via the Internet by going to www.envisionreports.com/hsc and following the instructions outlined on that website;

•	By Telephone – In the United States and Canada, you can vote telephonically by calling (800) 652-8683 (toll free) and following the instructions provided by the recorded message; or

•

By Mail – If you received a paper copy of the proxy materials, you can vote by mail by filling out the enclosed proxy card and returning it pursuant to the instructions set forth on the card. If you wish to vote by mail but received a Notice of Internet Availability of Proxy Materials in lieu of a paper copy of the proxy materials, you may contact our Corporate Communications Department by calling (717) 763-7064 to request that a full packet of proxy materials be sent to your home address. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 10, 2020.

Please see the Notice of Internet Availability of Proxy Materials or the information your bank, broker or other holder of record provided you for more information on these voting options.

Q:	Can I vote in person at the Annual Meeting instead of voting by proxy?

A:

Any individual who was a stockholder as of the record date may attend the Annual Meeting and vote in person. Please bring the Proxy Card, which will also act as the 2020 Annual Meeting Admission Ticket and photo identification to the registration desk when you arrive at the Annual Meeting. While we encourage all stockholders to attend the Annual Meeting, we encourage you to vote your shares via the Internet, by telephone or by mail prior to the Annual Meeting, even if you plan to attend.

Q:	Can I change or revoke my proxy?

A:

Yes. You may change or revoke your proxy by Internet, telephone or mail prior to 11:59 p.m. Eastern Time on Monday, April 20, 2020. You may also change or revoke your proxy by attending the Annual Meeting and voting in person. If you hold your shares through a bank, broker or other nominee, only that bank, broker or nominee can revoke your proxy on your behalf.

Q:	What if I am a beneficial owner and do not give instructions to my broker?

A:

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your broker by the deadline provided in the proxy materials you received from your broker. If you do not provide voting instructions to your broker, whether your shares can be voted by your broker depends on the proposal being considered. Under the rules of the New York Stock Exchange (“NYSE”), if your broker does not receive voting instructions from you, the broker is entitled to vote your shares on all “routine” proposals being considered, including the ratification of our auditors (Proposal No. 2). Brokers are not entitled to vote your shares with respect to the election of Directors, the advisory vote on the compensation of the Company’s named executive officers or Amendment No. 2 to the 2013 Equity and Incentive Compensation Plan (Proposal Nos. 1, 3 and 4) without your instructions. This is referred to as a broker “non-vote.”

Q:	What if I hold my shares through the Harsco Corporation Savings Plan or the Harsco Retirement Savings & Investment Plan?

A:

If you are a participant in the Harsco Corporation Savings Plan and/or the Harsco Retirement Savings & Investment Plan, you can instruct the Trustee of those plans how to vote the shares of Common Stock that are allocated to your account, if any, by going to www.proxyvote.com and following the instructions outlined in that website or by calling (800) 690-6903 (toll free) and following the instructions provided by the recorded message. You may also fill out the enclosed voting instruction card and return it pursuant to the instructions set forth on the card.

If you do not instruct the Trustee how to vote your shares, the Trustee will vote them in the same proportion as those shares for which the Trustee did receive voting instructions.

Q:	How many shares must be present to conduct the Annual Meeting?

A:

To carry on the business of the Annual Meeting, a minimum number of shares, constituting a quorum, must be present at the meeting, either in person or by proxy. A quorum consists of a majority of the issued and outstanding shares of our Common Stock as of the Record Date.

Q:	What vote is required to pass each of the proposals at the Annual Meeting?

A:	Assuming that a quorum is present:

Proposal No. 1: Election of Directors – nominees for the Board of Directors will be elected if more votes are cast in favor of a nominee then are cast against such nominee by the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

Proposal No. 2: Ratification of the Appointment of PricewaterhouseCoopers LLP as Independent Auditors – the affirmative vote of the holders of at least a majority of the shares cast at the Annual Meeting, in person or by proxy, is required.

Proposal No. 3: Vote, on an Advisory Basis, to Approve the Compensation of the Company’s Named Executive Officers – the affirmative vote of the holders of at least a majority of the shares present at the Annual Meeting, in person or by proxy, and entitled to vote is required.

Proposal No. 4: Vote on Amendment No. 2 to the 2013 Equity and Incentive Compensation Plan – the affirmative vote of the holders of at least a majority of the shares present at the Annual Meeting, in person or by proxy, and entitled to vote is required.

In certain circumstances, a stockholder will be considered to be present at the Annual Meeting for quorum purposes but will not be deemed to have cast a vote on each particular proposal. This occurs when a stockholder withholds a vote or abstains from voting on a proposal, or in the event of a broker non-vote. In accordance with Delaware law and our Restated Certificate of Incorporation and by-laws, broker non-votes will not be treated as votes cast with respect to the election of Directors (Proposal No. 1) and therefore will not affect the outcome of Director elections. With respect to the advisory vote to approve the compensation of our named executive officers (Proposal No. 3) and the vote on Amendment No. 2 to the 2013 Equity and Incentive Compensation Plan (Proposal No. 4), abstentions will have the effect of negative votes, but broker non-votes will not have any effect. With respect to the ratification of our auditors (Proposal No. 2), abstentions will have the effect of negative votes.

Q:	What happens if a nominee for Director does not receive majority approval?

A:

Our Restated Certificate of Incorporation provides that, in an uncontested election (that is, an election where the number of Director nominees does not exceed the number of Directors to be elected), each Director nominee must receive the affirmative vote of a majority of the votes cast with respect to his or her election in order to be elected. In addition, our by-laws provide that if a nominee does not receive more “for” votes than votes “withheld” for his or her election, the Director must tender his or her resignation to the Board for consideration. The Nominating and Corporate Governance Committee will then review the resignation and recommend to the Board whether to accept or reject it. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision within 90 days following certification of the election results.

If a Director’s resignation is not accepted by the Board, then the Director who tendered that resignation will continue to serve on the Board until the 2021 Annual Meeting of Stockholders and until his or her successor is elected and qualified, or until his or her earlier death, unconditional resignation or removal.

Q:	Who counts the votes and how will my shares be voted if I return a proxy but do not submit instructions regarding how to vote on a particular matter?

A:	Stockholder votes will be tabulated by an independent inspector of election for the Annual Meeting.

The individuals appointed by the Board to serve as proxies for the Annual Meeting will vote your shares in accordance with the instructions you provide on your proxy card or through your Internet or telephonic vote. If you submit a proxy but do not indicate how your shares should be voted on a particular matter, your shares will be voted as follows:

•	FOR the election as Directors of each of the eight nominees of the Board;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2020;

•	FOR the approval, on an advisory basis, of our named executive officer compensation; and

•	FOR the approval of the vote on Amendment No. 2 to the 2013 Equity and Incentive Compensation Plan.

Q:	How are proxies solicited and what is the cost?

A:

We pay the cost of soliciting proxies for the meeting. In addition to solicitation by mail, our employees may solicit proxies personally or by telephone or facsimile, but they will not receive additional compensation for these services. Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries to send proxy materials to their principals and we may reimburse them for their expenses. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies at a cost that is not expected to exceed $15,000 plus reasonable out-of-pocket expenses.

The Board of Directors

General Oversight

The Board has general oversight responsibility for the Company’s affairs. Although the Board does not have responsibility for day-to-day management of the Company, Board members stay informed about the Company’s business through regular meetings, site visits and other periodic interactions with management. The Board is deeply involved in the strategic planning process for the Company and each of its business divisions. The Board also plays an important oversight role in the Company’s leadership development and succession planning processes.

Composition

The Board is currently comprised of eight Directors, seven of whom qualify as independent. In accordance with the Board’s Corporate Governance Principles and applicable sections of the NYSE Listed Company Manual (the “NYSE Rules”), the independent Directors regularly meet in executive session. These meetings allow the independent Directors to discuss important issues, including the business and affairs of the Company as well as matters concerning management, without any member of management present. During the 2019 fiscal year, the independent Directors held seven meetings. On average, the group of independent Directors attended 98% of the independent Directors’ meetings held in 2019.

Leadership Structure

The Company’s governance documents provide the Board with flexibility to select the leadership structure that is most appropriate for the Company and its stockholders. The Board regularly evaluates the Company’s leadership structure and has concluded that the Company and its stockholders are best served by not having a formal policy regarding whether the same individual should serve as both Chairman of the Board and CEO. This approach allows the Board to elect the most qualified Director as Chairman of the Board while also maintaining the ability to separate the Chairman of the Board and CEO roles when necessary or appropriate.

In 2018 the Board elected F. Nicholas Grasberger III, our President & CEO, as Chairman of the Board. In addition, the Board elected David C. Everitt as independent Lead Director of the Board. When the Board appointed Mr. Everitt as the Lead Director, the Board reviewed the Lead Director’s role and responsibilities to ensure responsible oversight, including taking into account feedback received from existing investors.

As Lead Director, Mr. Everitt has the following responsibilities, which are set forth in the Company’s Corporate Governance Principles:

•	Establishing the agenda for the executive sessions of the independent directors;

•	Calling meetings of the independent directors, in addition to the executive sessions of independent directors held after each Board meeting;

•	Chairing the executive sessions and other meetings of the independent directors;

•	Communicating the result of meetings of the independent directors to the Chairman and other members of management, as appropriate;

•	Regularly consulting with the Chairman;

•	Discussing the schedule and agenda for the Board meetings with the Chairman;

•	Approving the meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	Presiding at Board meetings in the absence of the Chairman;

•	Reviewing information that is sent to the Board and all critical communications to the Board; and

•	Being available for consultation and direct communication at the request of major stockholders.

Finally, the Board has established three standing committees to assist with its oversight responsibilities: (1) the Audit Committee; (2) the Management Development and Compensation Committee (the “MD&C Committee”); and (3) the Nominating and Corporate Governance Committee (the “Nominating Committee”). Each of the Audit Committee, MD&C Committee and Nominating Committee is comprised entirely of independent Directors.

Board Role in Risk Oversight

Management is responsible for identifying, evaluating, managing and mitigating the Company’s exposure to risk. It is the Board’s responsibility to oversee the Company’s risk management process and to ensure that management is taking appropriate action to identify, manage and mitigate key risks. The Board administers its risk oversight responsibilities both through active review and discussion of key risks facing the Company and by delegating certain risk oversight responsibilities to committees for further consideration and evaluation. The following table summarizes the role of the Board and each of its committees in overseeing risk:

Governing Body	Role of Risk Oversight

Board

•   Regularly reviews the strategic plans of the Company and each of its business divisions, including risks associated therewith

•   Reviews enterprise-level and other key risks identified through the Company’s enterprise risk management (“ERM”) process as well as management’s plans to mitigate those risks

•   Conducts annual succession plan reviews to ensure the Company maintains appropriate succession plans for its senior officers

Audit Committee

•   Oversees compliance with legal and regulatory requirements and the Company’s Code of Conduct

•   Oversees financial risks, including risks relating to key accounting policies

•   Oversees the Company’s ERM framework and the process for identifying, assessing and monitoring key business risks

•   Reviews internal controls with the Principal Financial Officer, Principal Accounting Officer and internal auditors

•   Meets regularly, including executive sessions, with representatives of the independent auditors

MD&C Committee

•   Oversees risks relating to the Company’s compensation programs*

•   Oversees risks relating to the Company’s equity programs*

•   Oversees the process for conducting annual risk assessments of the Company’s compensation policies and practices*

•   Employs an independent compensation consultant to assist in reviewing compensation programs, including the potential risks created by the programs*

•   Oversees the Company’s executive management succession planning program

Nominating Committee

•   Oversees risks relating to the Company’s governance structure and other corporate governance matters and processes

•   Evaluates related person transactions

•   Oversees compliance with key corporate governance documents, including the Corporate Governance Principles and the Insider Trading Policy

•   Oversees the delegation of risks identified in the ERM framework to the Board and its committees

* Further detail regarding the MD&C Committee’s review of compensation-related risks can be found under the heading “Compensation Policies and Practices as They Relate to Risk Management” of this Proxy Statement.

The decision to administer the Board’s oversight responsibilities in this manner has a key effect on the Board’s leadership and committee structure, described in more detail above.

Experience, Skills and Qualifications

The Nominating Committee works with the full Board to determine the appropriate characteristics, skills and experiences for the Board as a whole as well as its individual members. While the Nominating Committee has not established minimum criteria for Director candidates, it has established important factors that it considers when evaluating potential candidates. These factors are set forth in the Board’s Corporate Governance Principles and include integrity and strength of character, mature judgment, strategic thinking, demonstrated leadership skills, relevant business experience, experience with international business issues and risk, public company experience, innovation, technology or information technology expertise, brand marketing experience, availability, career specialization, relevant technical skills, time and willingness to perform duties as a Director, absence of conflicts of interest, diversity and the extent to which the candidate would fill a present need on the Board. In addition, as explained in more detail below in the section entitled “Diversity,” the Board is committed to a policy of inclusiveness that requires all new Board nominees to be drawn from a pool that includes diverse candidates, with a commitment to seeking out highly qualified women and minority candidates.

In addition to evaluating new Director candidates, the Nominating Committee regularly assesses the composition of the Board in order to ensure it reflects an appropriate balance of knowledge, skills, expertise, diversity and independence. As part of this assessment, each Director is asked to identify and assess the particular experiences, skills and other attributes that qualify him or her to serve as a member of the Board. Based on the most recent assessment of the Board’s composition completed in February 2020, the Nominating Committee and the Board have determined that, in light of the Company’s current business structure and strategies, the Board has an appropriate mix of Director experiences, skills, qualifications and backgrounds.

Set forth below is a general description of the types of experiences and skills the Nominating Committee and the Board believe to be particularly relevant to the Company at this time:

Leadership Experience

Directors who have demonstrated significant leadership experience over an extended period of time, especially current and former executive officers, provide the Company with valuable insights that can only be gained through years of managing complex organizations. These individuals understand both the day-to-day operational responsibilities facing senior management and the role Directors play in overseeing the affairs of large organizations. Seven of the eight nominees are current or former executive officers.

International Experience

Given the Company’s global footprint and current focus on growing its presence in emerging markets, Directors with experience in markets outside the United States are critical to the Company’s long-term success.

Innovation and Technology Experience

In light of the important role of innovation and technology to the Company’s businesses, Directors with innovation and technology experience add significant value to the Board.

General Industrial Experience

Directors that have direct experience with industrial businesses bring key insights to the strategic planning process and provide important practical experience to the Board and management.

Brand Marketing Experience

Directors with a proven track record for marketing and growing global brands bring valuable skills that can have a positive impact on the Company’s operational results, especially as it looks to leverage its brand to expand into new markets and territories.

Financial Experience

Directors with an understanding of accounting, finance and financial reporting processes, particularly as they relate to large, multi-national businesses, are critical to the Company. Accurate financial reporting is a cornerstone of the Company’s success, and Directors with financial expertise help to provide effective oversight of the Company’s financial measures and processes.

A description of the most relevant experiences, skills, attributes and qualifications that qualify each Director candidate to serve as a member of the Board is included in his or her biography.

Diversity

The Board believes that diversity is one of many important considerations in board composition. To ensure the Board is comprised of members with an appropriate mix of characteristics, skills, experiences and backgrounds, the Board has adopted a Board diversity policy, which is set forth in the Board’s Corporate Governance Principles as well as the Nominating Committee’s written charter. Pursuant to the diversity policy, the Board is committed to seeking out highly qualified women and minority candidates as well as candidates with diverse backgrounds, experiences and skills as part of each Board search the Company undertakes, and ensuring that Board nominees are drawn from a pool that includes diverse candidates, including women and minority candidates.

As noted above, the Nominating Committee evaluates the current composition of the Board from time to time to ensure that the Directors reflect a diverse mix of skills, experiences, backgrounds and opinions. Depending on the current composition of the Board, the Nominating Committee may weigh certain factors, including those relating to diversity, more or less heavily when evaluating potential Director candidates.

The Board and the Nominating Committee believe that the Company’s current Directors, as a group, reflect the diverse mix of skills, experiences, backgrounds and opinions necessary to foster an effective decision-making environment and promote the Company’s culture across the globe. Each of the Company’s current Directors has significant experience working in international environments (including Directors who have lived and worked outside the United States for significant portions of their careers), and Board member experiences cover a wide range of industries.

Proposal 1: Election of Directors

The first proposal to be voted on at the Annual Meeting is the election of eight Directors, each of whom has been recommended for election by the Board. If elected, the Directors will hold office until the next annual meeting of stockholders or until their successors are elected and qualified, subject to the Board’s resignation requirement (as described in more detail below).

The Board recommends that stockholders vote “FOR” the election of each of the following nominees:

•	J. F. Earl,

•	K. G. Eddy,

•	D. C. Everitt,

•	F. N. Grasberger III,

•	C. I. Haznedar,

•	M. Longhi,

•	E. M. Purvis, Jr., and

•	P. C. Widman.

As discussed above, under the Company’s Restated Certificate of Incorporation, in any uncontested election, each Director nominee must receive the affirmative vote of a majority of the votes cast with respect to his or her election in order to be elected. This is known as a “majority voting standard.” If any Director nominee fails to receive more “for” votes than votes “against” for his or her election, then such Director will be required by the Company’s by-laws to tender his or her resignation to the Board for consideration. The Nominating Committee will then review the resignation and recommend to the Board whether to accept or reject it. The Board will act on the Nominating Committee’s recommendation and publicly disclose its decision within 90 days following certification of the election results. In the event the Board determines not to accept the Director’s resignation, the Board will also disclose the reasons such resignation was rejected. The Director who tendered his or her resignation will not participate in the Nominating Committee’s recommendation or the Board’s decision. If a Director’s resignation is not accepted by the Board, then the Director who tendered that resignation will continue to serve on the Board until the 2021 Annual Meeting of Stockholders and until his or her successor is elected and qualified, or until his or her earlier death, unconditional resignation or removal.

Nominees for Director

All of the following Directors have been recommended for election by the Nominating Committee, and the Board has approved all such recommendations. Each of the following nominees for Director has accepted the nomination and has agreed to serve as a Director if elected by the Company’s stockholders.

The information set forth below states the name of each nominee for Director standing for re-election, his or her age (as of March 1, 2020), a listing of present and recent employment positions, the year in which he or she first became a Director of the Company, other directorships held, the nominee’s specific experience, qualifications, attributes or skills that qualify him or her to serve as a Director and the committees of the Board on which the individual serves.

Nominees for Election as Directors with Terms Expiring in 2021

James F. Earl

Director since 2012, Age 63

Retired Executive Vice President of GATX Corporation (“GATX”) (one of the world’s leading railcar and locomotive leasing companies). Mr. Earl served as an executive with GATX since 1988 and was most recently Executive Vice President of GATX from 2006 until his retirement on March 1, 2018 and President of the GATX Rail International business segment and CEO of American Steamship Company (a division of GATX) from 2012 until his retirement on March 1, 2018. Prior to GATX, Mr. Earl held management positions with two railroad companies, Soo Line Railroad and Southern Pacific Transportation Company. He is a past recipient of the Norman W. Seip Award for Industry Excellence in the rail finance industry.

With several decades of senior management experience in the rail industry, Mr. Earl contributes to the Board a sophisticated and informed perspective on one of the Company’s major business units. Furthermore, as the retired President of the GATX Rail International business segment, Mr. Earl has gained substantial international business experience, which enhances his contributions to the Board.

Committee Memberships: MD&C (Chair), Nominating

Kathy G. Eddy

Director since 2004, Age 69

Founding partner of McDonough, Eddy, Parsons & Baylous, AC (a public accounting firm) since 1981. Chairman of the Board of Directors of the American Institute of Certified Public Accountants (“AICPA”) between 2000 and 2001. Current member of the AICPA Governing Council. Member of the Board of Directors, Executive Committee and Chairman of the Audit Committee of West Virginia United Health System, Inc. since 2011.

Ms. Eddy brings substantial financial accounting and consulting experience to our Board, having served as a certified public accountant for over 30 years. She is a past recipient of the AICPA gold medal for distinguished service, and she continues to serve the AICPA as a member of the Governing Council. Ms. Eddy also gained significant leadership experience while serving as Chairman of the West Virginia Jobs Investment Trust Board from 1993 to 1997. In addition, Ms. Eddy served as Chairman of the Board of Directors of Camden Clark Memorial Hospital in Parkersburg, West Virginia from 1997 to 2000, and she continues to serve on Camden Clark’s Board of Directors and on its Executive Committee. Ms. Eddy’s extensive accounting career, her long tenure as a member of the Company’s Board and Audit Committee (where she served as Chairman from 2007 to 2010), her service as Chair of the Nominating Committee and her previous service as Lead Director, as well as her demonstrated leadership skills, make her an integral part of our Board.

Committee Memberships: Audit, Nominating (Chair)

Nominees for Election as Directors with Terms Expiring in 2021 - Contd...

David C. Everitt

Director since 2010, Age 67

Independent Lead Director of the Company since October 22, 2018. Former Non-Executive Chairman of the Company from August 1, 2014 to October 22, 2018. Interim President & CEO of the Company from February 28, 2014 to July 30, 2014. Former Co-Leader of the Agriculture and Turf division of Deere & Company (the world’s largest manufacturer of agricultural equipment and a major U.S. producer of construction, forestry, and lawn and grounds care equipment), the company’s largest operating group. Mr. Everitt served as President – North America, Asia, Australia, Sub-Saharan and South Africa and Global Tractor and Turf Products from 2009 until his retirement from Deere & Company in September 2012. Prior to that, he had served as President, Agricultural Division – North America, Australia, Asia and Global Tractor and Implement Sourcing since January 2006. Mr. Everitt is a member of the Board of Directors of Allison Transmission, where he serves on the Nominating and Corporate Governance Committee and the Finance Committee, Brunswick Corporation, where he serves on the Nominating and Corporate Governance Committee and the Human Resources and Compensation Committee, and Nutrien Ltd., where he serves on the Safety, Health and Environment Committee and the Human Resources and Compensation Committee. Mr. Everitt previously served on the Board of Directors of Agrium, Inc. until its merger with Potash Corporation, which formed Nutrien Ltd.

Mr. Everitt’s service both as former Non-Executive Chairman and as former Interim President & CEO of the Company provides him with comprehensive knowledge of the various segments of our business and of the critical internal and external challenges facing the Company and the industries in which it operates. His leadership within the Company, as well his senior leadership roles across various Deere & Company entities, combined with his engineering experience and global expertise, make him a valuable Board contributor.

Committee Memberships: MD&C, Nominating

F. Nicholas Grasberger III

Director since 2014, Age 56

Chairman, President and Chief Executive Officer since October 22, 2018. President and Chief Executive Officer from August 1, 2014 to October 22, 2018. Mr. Grasberger served as Senior Vice President and Chief Financial Officer from April 2013 to November 2014, and as President and Chief Operating Officer from April 2014 to August 2014. Prior to joining Harsco in 2013, Mr. Grasberger served as the Managing Director of the multinational Precision Polymers division of Fenner Plc from March 2011 to April 2013. From April 2009 to November 2009 he served as Executive Vice President and Chief Executive Officer of Armstrong Building Products. From January 2005 to March 2009 he served as Senior Vice President and Chief Financial Officer of Armstrong World Industries, Inc. Prior to his employment with Armstrong, Mr. Grasberger served as Vice President and Chief Financial Officer of Kennametal Inc. and before that as Corporate Treasurer and Director of the corporate planning process at H.J. Heinz Company. He started his career with USX Corporation. In June 2019, Mr. Grasberger joined the board of directors of Louisiana-Pacific Corporation, where he serves on the Finance and Audit Committee and the Environmental, Quality and Compliance Committee.

Mr. Grasberger’s day-to-day leadership of Harsco Corporation provides an invaluable contribution to the Company’s Board of Directors. From his previous executive positions with other large public companies serving in accounting, financial and operational roles, Mr. Grasberger brings leadership, vision and extensive business operating, financing and global experience to the Company.

Committee Memberships: None

Nominees for Election as Directors with Terms Expiring in 2021 - Contd...

Carolann I. Haznedar

Director since 2018, Age 60

Retired Senior Vice President Americas, DuPont Performance Materials. Ms. Haznedar held various positions with E.I. du Pont de Nemours and Company from August 1981 until June 2016. Most recently, she served as Senior Vice President Americas, DuPont Performance Materials from September 2015 until June 2016, Senior Vice President Americas, Packaging & Industrial Polymers from October 2011 until September 2015, and Senior Vice President Global, Packaging & Industrial Polymers from July 2008 until October 2011. Prior to E.I. du Pont de Nemours and Company, Ms. Haznedar worked for Edo Aire Corporation. Ms. Haznedar is currently a director of Allison Transmission, where she serves on the Audit Committee and the Nominating and Corporate Governance Committee.

Ms. Haznedar’s career at E.I. du Pont de Nemours included responsibility for their multi-billion dollar global packaging and industrial polymers business. Other global businesses she led include Engineering Polymers focused in the automotive industry, Kevlar® Life Protection, and Elastomers serving industrial markets. She started at DuPont in manufacturing at one of their largest plants. Ms. Haznedar brings strong operational excellence and business leadership to our Board. In addition, her experience in driving growth and innovation, and her deep global experience with lean organizations, identifying and developing talent, combined with her outstanding record of achieving significant profitable growth is a benefit to our Board.

Committee Memberships: Audit, Nominating

Mario Longhi

Director since 2017, Age 65

Retired President & Chief Executive Officer and former Director of United States Steel Corporation (“US Steel”). Mr. Longhi served as Chief Executive Officer of US Steel from September 2013 until his retirement in June 2017. From July 2012 until September 2013 Mr. Longhi served in various other senior management positions within US Steel. Prior to joining US Steel, Mr. Longhi spent six years at Gerdau Ameristeel Corporation, serving first as President from 2005 through 2006 and then additionally in the role of Chief Executive Officer from 2006 until 2011. Before Gerdau Ameristeel, Mr. Longhi spent 23 years at Alcoa, Inc., which he joined in 1982 as a construction superintendent for the company’s Alumar Refinery in his native Brazil. Mr. Longhi received a Bachelor’s degree in metallurgical engineering from the Institute Mauá de Tecnologica in São Paulo, Brazil in 1977. Mr. Longhi was named 2015 Steelmaker of the Year by the Association for Iron and Steel Technology and CEO of the Year at the 2015 Platts Global Metals Awards. He was also honored by American Metal Market in 2011 with an Award for Steel Excellence as Industry Ambassador/Advocate of the Year. In January 2017, Mr. Longhi was invited to participate in U.S. President Donald Trump’s Manufacturing Jobs Initiative. Mr. Longhi is currently a director of ITT Corp., where he serves on the Compensation and Personnel Committee.

Mr. Longhi’s career as one of the leading global steel industry executives brings a valuable addition to the Board. His experience serving as a CEO of multinational steel manufacturers not only adds considerable knowledge of our largest customer base to our Board, it also adds significant operational knowledge and in-depth understanding of our global business needs. Mr. Longhi also contributes operational leadership knowledge to the Board. His membership on other public company boards also enhances his contribution to the Board.

Committee Memberships: Audit, MD&C

Nominees for Election as Directors with Terms Expiring in 2021 - Contd...

Edgar (Ed) M. Purvis, Jr.

Director since 2018, Age 62

Retired Executive Vice President and Chief Operating Officer of Emerson Electric Co. (Emerson). Mr. Purvis served as Executive Vice President and Chief Operating Officer at Emerson from January 2015 until his retirement in November 2017. From 2008 until January 2015, Mr. Purvis served as Executive Vice President responsible for Climate Technologies at Emerson. Prior to working for Emerson, Mr. Purvis served in a number of senior management positions with Copeland Corporation from 1983 until it was acquired by Emerson in 2008. Mr. Purvis is a former member of the executive board of the Air-Conditioning, Heating and Refrigeration Institute, holds a bachelor’s degree in mechanical engineering from the University of Tennessee, a master’s degree in mechanical engineering from the University of Michigan – Dearborn, and a master’s degree in business administration from Capital University in Columbus, Ohio.

During Mr. Purvis’ career at Emerson he was responsible for Emerson’s day-to-day business activities, which included financial reviews, global procurement, logistics, information technology, product development and strategic planning. His experience brings to the Board valuable insight into the operational challenges for a global organization. In addition, Mr. Purvis brings strong business acumen and leadership skills to the Board.

Committee Memberships: MD&C, Nominating

Phillip C. Widman

Director since 2014, Age 65

Retired Senior Vice President and CFO of Terex Corporation (a global manufacturer delivering customer-driven solutions for a wide range of commercial applications, including the construction, infrastructure, quarrying, mining, manufacturing, transportation, energy and utility industries). Mr. Widman held this position from 2002 until his retirement in March 2013. Prior to that, he served as Executive Vice President and CFO of Philip Services Corporation (an integrated environmental and industrial service corporation) from 1998 to 2001. Mr. Widman currently serves as a director of Sturm, Ruger & Company, Inc., where he also serves as Chairman of the Audit Committee, as a member of the Risk Oversight Committee and as a member of the Ruger Capital Policy Committee; and Vectrus, Inc. where he serves on the Audit Committee and Compensation and Personnel Committee. He served as a member of the Board of Directors and Nominating and Governance Committee, and as Chairman of the Audit Committee, of Lubrizol Corporation from November 2008 until its acquisition by Berkshire Hathaway in September 2011.

Having served as a CFO for multiple businesses operating in the industrial services and manufacturing markets for more than 15 years, Mr. Widman adds considerable financial expertise, business management skills and operational knowledge to the Board. His membership on other public company boards further enhances his contribution to the Board.

Committee Memberships: Audit (Chair), MD&C

Meetings and Committees of the Board

Meetings of the Board and Director Attendance at Annual Meeting

The Board held 7 meetings during the fiscal year ended December 31, 2019. Each Director attended at least 75% of the aggregate number of Board and applicable committee meetings held during the period of 2019 for which he or she served as a Director.

It is our policy to request that all Board members attend annual stockholder meetings. However, we also recognize that personal attendance by all Directors is not always possible. All Directors that served on the Board at the time of the Annual Meeting of Stockholders in 2019 attended the Annual Meeting of Stockholders in 2019.

Committees of the Board

The Board has established standing Audit, Management Development and Compensation, and Nominating and Corporate Governance committees. Membership in each of these committees, as of March 1, 2020, is shown in the following chart:

Audit	Management Development and Compensation	Nominating and Corporate Governance

Phillip C. Widman (Chair)	James F. Earl (Chair)	Kathy G. Eddy (Chair)

Kathy G. Eddy	David C. Everitt	James F. Earl

Carolann I. Haznedar	Mario Longhi	David C. Everitt

Mario Longhi	Edgar M. Purvis, Jr.	Carolann I. Haznedar

	Phillip C. Widman	Edgar M. Purvis, Jr.

All Directors listed above, including committee chairs, served on the respective committees listed above for the entire 2019 fiscal year, except as follows:

•	Management Development and Compensation Committee – Mr. Everitt was added on April 23, 2019
•	Nominating and Corporate Governance Committee – Mr. Everitt was added on April 23, 2019

The table below identifies the number of meetings held by each committee in 2019, provides a brief description of the duties and responsibilities of each committee, and provides general information regarding the location of each committee’s charter:

Committee	Meetings	Duties & Responsibilities	General Information

Audit	5

•  Oversee financial reporting processes, including meeting with members of management, the external auditors and the internal auditors;

•  Review and approve audit and non-audit services;

•  Review results of the annual audit;

•  Review adequacy of internal controls;

•  Discuss (with management and the independent auditors) the Company’s guidelines, policies and controls with respect to risk assessments and risk management;

•  Oversee the Company’s ERM framework and the process for identifying, assessing and monitoring key business risks;

•  Oversee (in conjunction with the Nominating Committee) the Company’s compliance program;

•  Established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)

•  Copy of the Audit Committee charter can be viewed at the Corporate Governance section of our website at www.harsco.com/corporate-
governance

•  See “Report of the Audit Committee”

Committee	Meetings	Duties & Responsibilities	General Information

•  Review and discuss Quarterly Reports on Form 10-Q and Annual Report on Form 10-K prior to filing with the Securities and Exchange Commission (the “SEC”); and

•  Review and discuss Quarterly Earnings Releases prior to their release.

MD&C	7

•  Establish and review the Company’s overall executive compensation philosophy, structure and operation to ensure they do not encourage excessive risk taking;

•  Review and approve goals and objectives relevant to executive officer compensation and evaluate performance relative to established goals and objectives;

•  Evaluate and approve (or recommend that the Board approve) compensation grants to executive officers under annual and incentive compensation plans, including equity-based compensation, and other executive benefits of executive officers;

•  Review incentive compensation plans and equity-based compensation plans; and

•  Oversee the executive officer assessment, development and succession planning process.

			• Copy of the MD&C Committee charter can be viewed at the Corporate Governance section of our website at www.harsco.com/corporate- governance • See “Compensation Committee Report”

Nominating	3

•  Establish criteria for the selection of new Directors to serve on the Board;

•  Identify individuals qualified as candidates to serve on the Board and recommend Director candidates for election to the Board;

•  Consider matters relating to the retirement of Board members, including term limits or age caps;

•  Review matters relating to Director and Director nominee independence;

•  Review and make recommendations to the Board regarding Board and committee size and composition;

•  Oversee the evaluation of the Board and each of its committees;

•  Make recommendations to the Board regarding non-employee Director compensation, including equity compensation;

•  Oversee the Company’s corporate governance program and Corporate Governance Principles;

•  Oversee (in conjunction with Audit Committee) the Company’s compliance program; and

•  Oversee the delegation of risks identified in the ERM framework to the Board and its committees.

•  Copy of the Nominating Committee charter can be viewed at the Corporate Governance section of our website at www.harsco.com/corporate-
governance

•  Additional details regarding the role of the Nominating Committee can be found in the section entitled “Nominations of Directors”

Corporate Governance

We have a long-standing commitment to good corporate governance practices. These practices come in many different forms and apply at all levels of our organization. They provide the Board and our senior management with a framework that defines responsibilities, sets high standards of professional and personal conduct and promotes compliance with our various financial, ethical, legal and other obligations and responsibilities.

Corporate Governance Principles

The Board has adopted Corporate Governance Principles that, along with the charters of the Board committees, provide the framework for our Board’s operation and governance. The Nominating Committee is responsible for overseeing and reviewing our Corporate Governance Principles at least annually and recommending any proposed changes to the Board for approval. The Corporate Governance Principles are available on our website at www.harsco.com/corporate-governance in the Corporate Governance section.

Code of Conduct

We have adopted a Code of Conduct applicable to our Directors, officers and employees worldwide. The Code of Conduct is issued in booklet form and an online training program facilitates new employee orientation and individual refresher training. Our Code of Conduct is produced in over 20 languages. The Code of Conduct, including amendments thereto or waivers thereof granted to a Director or executive officer, if any, can be viewed on our website at www.harsco.com/corporate-governance in the Corporate Governance section.

Stockholder and Interested Party Communications with Directors

The Board has established a formal process for stockholders and interested parties to communicate directly with the Lead Director, the non-management Directors or with any individual member of the Board. Stockholders and interested parties may contact any member of the Board by writing to the specific Board member in care of our Corporate Secretary at our Corporate Headquarters (350 Poplar Church Road, Camp Hill, PA 17011). Our Corporate Secretary will forward any such correspondence to the applicable Board member; provided, however, that any such correspondence that is considered by our Corporate Secretary to be improper for submission to the intended recipients will not be provided to such Directors. In addition, Board members, including the Lead Director, can be contacted by e-mail at BoardofDirectors@harsco.com.

Director Independence

The Board has affirmatively determined that the following seven Directors are independent pursuant to the applicable independence requirements set forth in the NYSE Rules and by the SEC because they either have no relationship with the Company (other than as a Director and stockholder) or because any relationship they have with the Company is immaterial: Messrs. Earl, Everitt, Longhi, Purvis and Widman and Ms. Eddy and Ms. Haznedar. In making these independence determinations, the Board, in consultation with the Nominating Committee, reviewed the direct and indirect relationships between each Director and the Company and its subsidiaries, as well as the compensation and other payments each Director received from or made to the Company and its subsidiaries.

Nominations of Directors

The Nominating Committee is responsible for overseeing the selection of qualified nominees to serve as members of the Board. Consistent with the Board diversity policy, in administering its oversight responsibilities, the Nominating Committee is committed to seeking out highly qualified women and minority candidates as well as candidates with diverse backgrounds, experiences and skills as part of each Board search the Company undertakes, and to ensuring that Board nominees are drawn from a pool that includes diverse candidates, including women and minority candidates. Beyond those specific parameters, the Nominating Committee has not adopted formal selection procedures, but instead utilizes general guidelines that allow it to adjust the selection process to best satisfy the objectives established for any Director search. The Nominating Committee considers Director candidates recommended by any reasonable source, including current Directors, management and stockholders.

Pursuant to its charter, the Nominating Committee has the authority to retain search firms to assist it in identifying candidates to serve as Directors and to approve the fees and other retention terms of any such firms. The Nominating Committee evaluates all Director candidates in the same manner, regardless of the source of the recommendation of such

Director candidate. The Nominating Committee will consider recommendations for Director candidates from stockholders if such recommendations are submitted in writing to:

Corporate Secretary

Harsco Corporation

350 Poplar Church Road, Camp Hill, PA 17011

Any such written recommendation from stockholders must set forth the following information:

•

The full legal name, address and telephone number of the stockholder recommending the Director candidate for consideration and whether that stockholder is acting on behalf of or in concert with other beneficial owners, and, if so, the same information with respect to them;

•

The number of shares held by the recommending stockholder as of a recent date and how long such shares have been held, or, if such shares are held in street name, reasonable evidence satisfactory to the Nominating Committee of such stockholder’s ownership of such shares as of a recent date;

•	The full legal name, address and telephone number of the proposed nominee for Director;

•

A reasonably detailed description of the proposed nominee’s background, experience and qualifications, financial literacy and expertise, as well as any other information required to be disclosed in the solicitation of proxies for election of directors pursuant to the rules of the SEC, and the reasons why, in the opinion of the recommending stockholder, the proposed nominee is qualified and suited to be one of our Directors;

•	Disclosure of any direct or indirect relationship (or arrangements or understandings) between the recommending stockholder and the proposed nominee (or any of their respective affiliates);

•

Disclosure of any direct or indirect relationship between the proposed nominee and the Company, any of our employees or Directors, any beneficial owner of more than 5% of our common stock, or any of their respective affiliates;

•

Disclosure of any direct or indirect interest that the recommending stockholder or proposed nominee may have with respect to any pending or potential proposal or other matter to be considered at this Annual Meeting or any subsequent meeting of our stockholders; and

•

A written, signed and notarized acknowledgement from the proposed nominee consenting to such recommendation by the recommending stockholder, confirming that he or she will serve as a Director, if so elected, and consenting to our undertaking of an investigation into his or her background, experience and qualifications, any direct or indirect relationship with the recommending stockholder, the Company, our Directors or management or 5% stockholders, or interests in proposals or matters, and any other matter reasonably deemed relevant by the Nominating Committee to its considerations of such person as a potential Director candidate.

This information must be submitted as provided under the heading “STOCKHOLDER PROPOSALS AND NOMINATIONS FOR PRESENTATION AT 2021 ANNUAL MEETING OF STOCKHOLDERS.”

There were no material changes to the procedures relating to stockholder nominations during 2019, and there have been no changes to date in 2020. The Nominating Committee believes that these procedural requirements are intended solely to ensure that it has a sufficient basis on which to assess potential Director candidates and are not intended to discourage or interfere with appropriate stockholder nominations. The Nominating Committee does not believe that any such requirements subject any stockholder or proposed nominee to any unreasonable burden. The Nominating Committee and the Board reserve the right to change the above procedural requirements from time to time and/or to waive some or all of the foregoing requirements with respect to certain nominees, but any such waiver shall not preclude the Nominating Committee from insisting upon compliance with any and all of the above requirements by any other recommending stockholder or proposed nominees.

Non-Employee Director Compensation

The general policy of our Board is that compensation for non-employee Directors should be competitive with similarly situated companies and should be comprised of a mix of cash and equity. Our Nominating Committee annually reviews market data regarding comparable director compensation programs. This data is prepared by management and the independent compensation consultant utilizing several broad board compensation studies completed within one year of the Nominating Committee’s review.

The compensation structure for non-employee Directors for 2019 was as follows:

Compensation Element	Current Program Value
Annual Retainer	$75,000
Lead Director Retainer (Annual):(1)	$25,000
Audit Committee Chair Retainer (Annual):(2)	$17,500
Audit Committee Member Retainer (Annual):	$10,000
MD&C Committee Chair Retainer (Annual):(2)	$17,500
MD&C Committee Member Retainer (Annual):	$7,500
Nominating Committee Chair Retainer (Annual):(2)	$12,500
Nominating Committee Member Retainer (Annual):	$7,500
Board and Committee Meeting Fee (Per Meeting)	(3)
Other Meetings (Per Meeting)	(3)
Telephonic Board Meeting Fee (Per Meeting)	(3)
Telephonic Committee Meeting Fee (Per Meeting)	(3)
Restricted Stock Unit Grant Value (Annual):	$120,000
Plan Participation	Deferred Compensation Plan

(1)	The Lead Director retainer is paid in addition to the annual retainer.
(2)	Committee chair retainers are paid in lieu of, not in addition to, committee member retainers.
(3)

For each Board or applicable committee meeting held in a given year in excess of twice the number of regularly scheduled meetings established at the beginning of such year, the non-employee Directors will receive a per meeting fee equal to $1,500 (for in-person/telephonic Board meetings and in-person committee meetings) or $750 (for telephonic committee meetings).

In addition to the above listed compensation, Directors are reimbursed for reasonable travel expenses related to attendance at Board or committee meetings.

Our Board has instituted a stockholding requirement for Board members equal to five times the annual retainer. Board members have five years from the date they join the Board to comply with this requirement. Vested and unvested Restricted Stock Units (“RSUs”), as well as phantom shares acquired through deferral of Director fees (as described below), are included for purposes of determining compliance with Director stockholding requirements. At December 31, 2019, all of our non-employee Directors who had served for at least five years were in compliance with Director stockholding requirements.

Beginning in 2016, RSUs are granted under the new 2016 Non-Employee Directors’ Long-Term Equity Compensation Plan (the “Director Plan”). Each RSU under the Director Plan vests at the close of business on the earlier of (i) the first anniversary of the grant date or (ii) the annual meeting of stockholders in the year immediately following the year of grant, subject to accelerated vesting in full if service as a Director terminates due to death, disability or under a mandatory retirement policy, and subject to pro rata vesting in the event of termination of service in other circumstances. Each RSU will be settled by issuance of a share of our common stock. Dividend equivalents on the RSUs are not paid prior to vesting, but are settled thereafter.

The Deferred Compensation Plan for Non-Employee Directors allows each non-employee Director to defer all or a portion of his or her Director compensation, including RSU grant, until some future date selected by the Director. Pursuant to the Director’s election, the accumulated deferred compensation is held in either an interest-bearing account or a Company phantom share account. The interest-bearing deferred account accumulates notional interest on the account balance at a rate equal to the five-year United States Treasury Note yield rate in effect from time to time. Contributions to the phantom share account are recorded as notional shares of the Company’s Common Stock. Deferred amounts are credited to the Director’s account quarterly on the 15th of February, May, August and November. The number of phantom shares recorded is equal to the number of shares of Common Stock that the deferred compensation would have purchased at the market price of the stock on the day the account is credited. Dividend equivalents are earned on the phantom shares and are credited to the account as additional phantom shares. All phantom shares are non-voting and payments out of the account are made solely in cash, based upon the market price of the Common Stock on the date of payment selected by the Director. Under certain circumstances, the accounts may be paid out early upon termination of directorship following a change in control.

Directors who are actively employed by us receive no additional compensation for serving as Directors, and we do not pay consulting or professional service fees to Directors.

2019 Director Compensation

The table below details the compensation earned by our non-employee Directors for 2019:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
James F. Earl	$97,497	$119,988	$217,485
Kathy G. Eddy	$95,000	$119,988	$214,988
David C. Everitt	$128,747	$119,988	$248,735
Carolann I. Haznedar	$89,996	$119,988	$209,985
Mario Longhi	$89,997	$119,988	$209,985

Edgar M. Purvis, Jr.	$87,500	$119,988	$207.488
Phillip C. Widman	$97,497	$119,988	$217,485

(1)	Includes fees associated with chairing or sitting on a Board committee as well as fees relating to Board and committee meetings.

(2)

The amounts shown in this column represent the aggregate grant date fair value of the RSUs granted to each non-employee Director in 2019, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718. Each non-employee Director was granted 4,737 RSUs on May 13, 2019, and the RSUs are expected to vested on April 21, 2020. The information in this column does not reflect an estimate for forfeitures, and none of these awards has been forfeited as of February 24, 2020. See Note 13, “Stock-Based Compensation” to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2019 for a discussion of the assumptions used to calculate share-based compensation expense under FASB ASC Topic 718.

As of December 31, 2019, non-employee Directors held the following RSUs: Mr. Earl, 21,612; Ms. Eddy, 44,102; Mr. Everitt, 27,276; Ms. Haznedar, 4,737; Mr. Longhi, 4,737; Mr. Purvis, 4,737; and Mr. Widman, 15,948.

Share Ownership of Directors, Management and Certain Beneficial Owners

The following table sets forth information with respect to the beneficial ownership of our outstanding voting securities, stock options and other stock equivalents by: (1) our Chairman, President & CEO, our CFO, and the other three current executive officers named in the 2019 Summary Compensation Table, whom we refer to collectively as our NEOs; (2) each Director and Director candidate; (3) all current Directors and executive officers as a group; and (4) certain beneficial owners of more than 5% of our Common Stock. All of our outstanding voting securities are Common Stock.

Beneficial ownership information in the table is as of February 24, 2020, except the number of shares beneficially owned by beneficial owners of more than 5% of the Common Stock which is as of the dates stated in footnotes (3) and (4) to the table (percentages are calculated assuming continued beneficial ownership at February 24, 2020).

	Number of Shares Beneficially Owned (1)	Percent of Class	Number of Other Stock Equivalents (2)
Named Executive Officers
F. N. Grasberger III	761,695	*	243,045
P. F. Minan	202,736	*	62,805
T. L. McKenzie	68,879	*	39,516
R. C. Hochman	74,469	*	39,738
C. Dods	-	*	-
Directors and Director Candidates who are not Named Executive Officers
J. F. Earl	51,266	*	-
K. G. Eddy	63,086	*	13,940
D. C. Everitt	78,691	*	5,911
C. I. Haznedar	7,181	*	-
M. Longhi	7,195	*	-
E. M. Purvis, Jr.	11,773	*	-
P. C. Widman	45,602	*	-
All current Directors and executive officers as a group (14 persons in total, including those listed above)	1,429,170	1.81%	444,753
More than 5% Beneficial Owners
BlackRock, Inc. (3) East 52nd Street New York, NY 10055	11,944,975	15.2	-
The Vanguard Group (4) 100 Vanguard Blvd. Malvern, PA 19355	8,194,695	10.4	-
*	Less than one percent.

(1)

Includes securities that are exercisable, or vest, within 60 days. For each Director, includes RSUs which have vested and RSUs that will vest within 60 days. Includes the following number of vested SARs calculated on a “net” basis, i.e. the number of shares each SAR may be exercised for based on the market value of Common Stock as of February 24, 2020: N. Grasberger, 145,409; P. Minan, 43,182; T. McKenzie, 21,151; R. Hochman, 21,444; and J. Gill, 3,359.

(2)

Includes, for executive officers, unvested RSUs, PSUs (stated at target), and SARs (stated on a gross basis). In addition, Ms. Eddy and Mr. Everitt elected to defer a portion of their Director fees in the forms of credits for non-voting phantom shares under the terms of our Deferred Compensation Plan for Non-Employee Directors. These phantom shares are included as stock equivalents. They will ultimately be paid out in cash based upon the value of the shares at the time of payout. While unvested awards and phantom shares included in this column may not be voted or transferred, we have included them in the table as they represent an economic interest in our common stock that is subject to the same market risk as ownership of actual shares of our common stock.

(3)

The information for BlackRock, Inc. is derived from a Schedule 13G/A filing by such entity with the SEC on February 4, 2020. Based on its filings with the SEC, BlackRock, Inc. has the sole voting power over 11,793,726 shares of our common stock and sole dispositive power over 11,944,975 shares of our common stock.

(4)

The information for The Vanguard Group is derived from a Schedule 13G/A filing by such entity with the SEC on February 12, 2020. Based on its filings with the SEC, The Vanguard Group has the sole voting power over 165,492 shares of our common stock and sole dispositive power over 8,025,836 shares of our common stock and shared dispositive power over 168,859 shares of our common stock.

Except as otherwise stated, each individual or entity has sole voting and investment power over the shares set forth opposite his, her or its name. None of the Directors, Director candidates or executive officers individually beneficially owned 1% or more of our Common Stock, and our current Directors and executive officers as a group beneficially owned less than 1% of our outstanding common stock.

Report of the Audit Committee

The Audit Committee is currently composed of four Directors, each of whom is considered independent under the rules of the NYSE and the SEC. The Board has determined that each of Ms. Eddy and Mr. Widman qualifies as an “audit committee financial expert” as that term is defined under the rules promulgated by the SEC.

The Audit Committee operates pursuant to a written charter that complies with the guidelines established by the NYSE.

The Audit Committee is responsible for monitoring our financial reporting processes and system of internal controls, supervising our internal auditors and overseeing the independence and performance of the independent auditors. In carrying out these responsibilities, the Audit Committee meets with our internal auditors and our independent auditors to review the overall scope and plans for their respective audits of our financial statements. The Audit Committee also meets privately (and in separate meetings) with members of management, our independent auditors and our internal auditors following each Audit Committee meeting and as may otherwise be needed. The Audit Committee meets with management and with the independent auditors each quarter to review and discuss our Annual Report on Form 10-K and quarterly reports on Form 10-Q prior to their being filed with the SEC, and meets with management and our independent auditors to review and discuss our quarterly earnings prior to their release.

The Audit Committee’s responsibility is to monitor and oversee the audit and financial reporting processes. However, the members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management, and the report issued by the independent registered public accounting firm. While the Audit Committee and the Board monitor our financial record keeping and controls, management is ultimately responsible for our financial reporting process, including our system of internal controls, disclosure control procedures and the preparation of the financial statements. The independent auditors support the financial reporting process by performing an audit of our financial statements and issuing a report thereon.

The Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements for the year ended December 31, 2019 and related periods. These discussions focused on the quality, not just the acceptability, of the accounting principles used by us, key accounting policies followed in the preparation of the financial statements and the reasonableness of significant judgments made by management in the preparation of the financial statements and alternatives that may be available.

In addition, the Audit Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee has also received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence and has discussed with the independent auditors the independent auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee’s review of the representations of management and the report of the independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included (and the Board approved such inclusion) in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE:

P. C. Widman, Chairman

K. G. Eddy

C. I. Haznedar

M. Longhi

Fees Billed By the Independent Auditors for Audit and Non-Audit Services

The following table sets forth the amount of audit fees, audit-related fees, tax fees and all other fees billed or expected to be billed by PricewaterhouseCoopers LLP, our principal auditor for the years ended December 31, 2019 and December 31, 2018.

	2019	2018

Audit Fees (1)	$5,120,560	$5,536,075

Audit-Related Fees (2)	$762,970	$120,765

Tax Fees (3)	$265,043	$298,247

All Other Fees (4)	$5,387	$9,208

Total Fees	$6,153,960	$5,964,295

(1)	The 2019 figure includes fees related to the integrated audit of the consolidated financial statements and internal controls over financial reporting as well as statutory audits and quarterly reviews.

(2)	The 2019 figure includes fees primarily related to the acquisition and divestiture.

(3)

The 2019 figure includes fees related to income tax services other than those directly related to the audit of the income tax accrual, such as tax compliance and tax planning initiatives, including Treasury planning.

(4)	The 2019 figure includes fees related to primarily to licensing fees for software products.

The Audit Committee has considered the possible effect of non-audit services on the auditors’ independence and pre-approved the type of non-audit services that were rendered. The Audit Committee has adopted a policy authorizing the pre-approval of certain audit, non-audit and tax services (and related fees) to be provided by the independent auditors. The services to be provided are to be reviewed with the Audit Committee and approval is given for a specific dollar amount and for a period of not greater than 12 months. Services that are not pre-approved in this manner must be pre-approved on a case-by-case basis throughout the year. Additionally, if the pre-approved fee is exceeded, the Audit Committee must be advised of such overruns. In making its decision regarding the approval of services, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the independent auditor is best positioned to provide such services and whether the services might enhance the Company’s ability to manage or control risk or improve audit quality. No services were provided during the last two fiscal years pursuant to the de minimis safe harbor exception from the pre-approval requirements.

All of the fees included in the table above were pre-approved by the Audit Committee.

Proposal 2: Ratification of Appointment of Independent Auditors

The Audit Committee has appointed PricewaterhouseCoopers LLP as independent auditors to audit our financial statements for the fiscal year ending December 31, 2020. Although not required to do so, the Board has determined to submit the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent auditors to stockholders for ratification as a matter of good corporate governance. In the absence of contrary direction from stockholders, all proxies that are submitted will be voted in favor of the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent auditors.

If this proposal is not ratified by at least a majority of the shares of our outstanding common stock present in person or by proxy and entitled to vote on matters at the Annual Meeting, the appointment of the independent auditors will be reevaluated by the Audit Committee. Due to the difficulty and expense of making any substitution of auditors, it is unlikely that their appointment for the audit of the financial statements for the fiscal year ending December 31, 2020 would be changed. However, the Audit Committee may review whether to seek new independent auditors for the fiscal year ending December 31, 2021.

A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting, with the opportunity to make a statement and answer questions of stockholders.

Required Vote: The ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors will be approved if it receives the approval of at least a majority of the shares represented at the Annual Meeting.

The Board recommends that stockholders vote “FOR” the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2020.

Compensation Discussion  & Analysis

Introduction

In this Compensation Discussion & Analysis (“CD&A”), we review the objectives and elements of Harsco’s executive compensation program and discuss the 2019 compensation earned by our NEOs.

Pursuant to the disclosure requirements contained in the SEC rules, this year’s NEO list includes one individual who is no longer employed by the Company. Our NEOs for fiscal 2019 are as follows:

F. Nicholas Grasberger III Chairman, President & Chief Executive Officer (“CEO”)	Peter F. Minan Senior Vice President & Chief Financial Officer (“CFO”)

Russell C. Hochman Senior Vice President and General Counsel, Chief Compliance Officer & Corporate Secretary	Tracey L. McKenzie Senior Vice President & Chief Human Resources Officer (“CHRO”)

Christopher Dods Senior Vice President & Group President, Harsco Clean Earth[1]

(1)  Upon the closing of the Clean Earth acquisition on June 28, 2019, Mr. Dods served in his role as SVP & Group President, Harsco Clean Earth (formerly, President & Chief Executive Officer of Clean Earth) until his retirement on December 31, 2019. As part of the transition to Harsco, Mr. Dods’ compensation remained consistent with Clean Earth’s pre-transaction executive compensation program design in effect for fiscal 2019. For details, please see “Discussion of SVP & Group President, Harsco Clean Earth’s Compensation Results.”

Executive Summary

Business Highlights

2019 represented a year of significant positive change for Harsco, as the Company completed several meaningful steps to further its transformation to a leading global provider of environmental solutions. During 2018, Harsco acquired Altek Group, a growth company that provides innovative environmental solutions to the aluminum industry. In 2019, Harsco acquired Clean Earth (“CE”) — one of the largest specialty waste processing companies in the U.S. Clean Earth provides its customers with processing and beneficial reuse solutions for hazardous waste, as well as contaminated and dredged materials. Harsco also decided to sell its Industrial businesses (final of three businesses was sold in the first quarter of 2020), which in combination with the acquisition of Clean Earth, simplifies the Company’s structure and shifts the focus to less cyclical and higher growth businesses.

Our acquisition expertise and core capabilities continue to support our business strategy objectives and vision to transform Harsco to a single-thesis environmental solutions company. The integration of Clean Earth has been successful, and we plan to capitalize on Clean Earth’s growth potential, through internal investment as well as ongoing M&A activities. We are also actively pursuing identified cost synergies and expanded revenue opportunities given the complementary nature of the Clean Earth business.

The Company also continued to execute other key strategies to invest in our Metals & Minerals business unit, (which was rebranded to “Harsco Environmental” to align with our value proposition to our customers), and with Harsco Rail positioning each business unit for future growth. Harsco Environmental committed a significant amount of capital to new contracts in 2019, while Harsco Rail continued to invest in new product development as well as its global market capabilities.

These strategic actions were taken while being mindful of Harsco’s Corporate Sustainability objectives and near and long-term financial goals, generate financial returns that exceed its cost of capital and maintain a prudent balance sheet.

However, 2019 wasn’t without its challenges. Business performance softened late in the year within our Harsco Environmental and Harsco Rail business units. Harsco Environmental’s performance was principally impacted by lower services demand and weak customer production levels, as many customers reduced production and extended output curtailments in response to seasonal weakness and challenging fundamentals within their markets. Performance in Rail was impacted mainly by customer shipment delays pushing deliveries beyond year-end and capacity constraints in the manufacturing facility in South Carolina. While a record level of backlog was generated, the facility consolidation led to unanticipated shipment deferrals, higher manufacturing costs and lower profit margins. Despite these challenges, however, the Company realized strong profitability and margins in 2019, continuing the three-year trend of steadily improving financial results.

A summary of Harsco’s 2019 highlights is below:

Harsco Consolidated

✓	Generated revenues of $1.5 billion, higher than the prior year after considering the acquisition of Clean Earth and the classification of Industrial as Discontinued Operations.

✓	Completed the Clean Earth acquisition on June 28, 2019, representing our largest investment to date to transition our portfolio towards environmental solutions.

✓	Rebranded legacy Metals & Minerals segment as Harsco Environmental (“HE”) to better reflect the business’ services and solutions as well as its value proposition to customers.

✓	Increased growth capital spending by 125 percent in 2019 compared with 2018.

✓	On July 1, 2019 sold the Air-X-Changers business to Chart Industries, one of the business segments within the legacy Harsco Industrial segment, for cash proceeds of $600 million.

✓

The remaining two business segments within Harsco Industrial, Patterson-Kelley and IKG, were sold in the fourth quarter of 2019 and first quarter of 2020, respectively, for an aggregate total of $145 million. The divestitures in Industrial greatly reduce the Company’s exposure to the cyclical U.S. energy market.

✓

Successfully completed an offering for $500 million senior unsecured notes due 2027 and amended the Company’s credit agreement to increase its revolving credit facility by $200 million (to $700 million), extended the maturity of the revolving credit facility to 2024 and reduced the interest rate margin under the agreement.

✓	Harsco repurchased approximately 1.8 million shares (for $32 million) during 2019, under its previously-approved stock repurchase program.

✓

Following the appointment of our Vice President of Sustainability and Environmental Solutions, the Company published a detailed Environmental, Social & Governance (“ESG”) Report and updated its Corporate Environmental Policy. This and other actions led to an improvement in the Company’s ESG scores with external ESG rating firms.

✓	Launched a new Harsco website supporting Harsco Environmental’s rebranding initiative which also features disclosures on Corporate Sustainability and Governance.

Each of our business segments executed against their respective strategy, which contributed positively to Harsco’s performance during the year. Highlights include:

•

Harsco Environmental – Continued to execute against its growth strategy as a global environmental solutions provider by investing in new contracts and technologies, despite headwinds in our customer’s steel production output. Also, Harsco Environmental engaged with Clean Earth to identify operating efficiencies and market opportunities across these two businesses. Lastly, the business successfully executed several initiatives to support profitability and cash flow during the second-half of the year in response to weak fundamentals within the underlying steel market.

•

Clean Earth – Successfully integrated within Harsco following acquisition and realized significant improvement in cash earnings since becoming part of Harsco relative to the second half of 2018. In December, Clean Earth announced their Detroit water treatment plant was now equipped to accept PFAS- contaminated water, making it one of the first large-scale-PFAS treatment facilities in Michigan. This plant is also equipped with a dedicated, onsite state-of-the-art PFAS testing laboratory offering solutions to customers that are both faster and more cost-effective.

•

Rail - Experienced fulfillment challenges and profit pressures following the consolidation of its North American manufacturing capacity. Otherwise, Rail executed its key initiatives by introducing its next-generation tamper technology in 2019, and in September 2019, secured an initial major order of $100 million for its innovative, environmentally-friendly Utility Track Vehicles from Europe’s largest railway infrastructure manager, DB Netz AG (Deutsche Bahn). The potential for total orders may approach $300 million over the life of this contract.

•

Industrial - In the first-half of 2019 (prior to accounting for this segment as a Discontinued Operation), the Industrial segment realized revenue and operating income growth of $58 million or 33 percent and $9 million or 36 percent, respectively, versus the comparable period of 2018.

Financial and operational highlights for each business unit are summarized in the table below:

Harsco Environmental	Clean Earth	Rail

• Revenues generated totaled $1 billion, unchanged from the prior year after adjusting for foreign exchange impacts, despite a decrease in customer steel production.

• Operating margin exceeded 10 percent, for the third consecutive year.

• Finalized approximately 34 renewal and new growth contracts in 2019 with estimated revenues of approximately $794 million over the life of these contracts.

• Invested $66 million of capital in new growth contracts.

• Revenues increased $31 million or 22 percent in the second-half of the year versus the comparable period of 2018.

• Operating income increased from $6 million to $20 million versus the comparable period of 2018.

• In 2019, processed over 5.4 million tons of hazardous, contaminated and other materials, with 99.2 percent beneficially re-used or diverted from landfills and incinerators.

• Backlog increased to 3.3 million tons at year-end 2019.

• Increased capacity to process PFAS-containing wastewater following an investment and expansion of the Company’s operating footprint in Michigan.

• Revenues increased $20 million or 7 percent compared with 2018.

• Backlog increased 43 percent compared with year-end 2018.

• Awarded several major contracts during the year; the largest was a multi-year contract to supply UTVs (utility vehicles) to DB Netz AG (Deutsche Bahn) in Germany.

• Launched the new TX16 tamper technology, with significant productivity, safety and other enhancements relative to legacy tamper technology.

On February 7, 2020, the Company announced it entered into a definitive agreement to acquire Stericycle Environmental Solutions, Inc. (“ESOL”), an established hazardous waste transportation and processing solutions provider, from Stericycle, Inc. The acquisition of ESOL marks the next step in Harsco’s transformation into a global, market leading, single-thesis environmental solutions platform. The transaction is expected to close by the end of the first quarter, subject to customary closing conditions, including regulatory approval. We continue to believe that shifting our portfolio to less-cyclical businesses with attractive growth potential is the best way to create sustainable, long-term value for Harsco and our shareholders.

Compensation Highlights

Our executive compensation program’s primary objective is aligning our executives’ pay with the interests of our stockholders. The program is also designed to reward short- and long-term financial, strategic and operational business results, while facilitating the Company’s need to attract, motivate, develop and retain highly-qualified executives who are critical to our long-term success.

Advisory Vote on Named Executive Officer Compensation

At our 2019 Annual Meeting, stockholders voted strongly in support of Harsco’s NEO compensation programs with approximately 97% of votes cast in support of Harsco’s say-on-pay proposal.

We continue to engage our stockholders on various issues through an extensive and thoughtful investor relations program. During this engagement, stockholders have an opportunity to provide feedback on a variety of topics, including executive compensation. The Company’s outreach via investor conferences, roadshows, and other means has increased and we have received strong favorable support from our stockholders the past few years. The MD&C Committee considers stockholders’ viewpoints in the development and approval of all compensation policies and practices at Harsco.

Program Governance Highlights

We strive to maintain a program that is consistent with market best practices, supportive of our business structure, and aligned with our stockholders’ expectations. The table below presents our compensation governance practices and polices:

What We Do	What We Don’t Do
✓ Tie a significant amount of executive pay to Company performance;	✗ Do not enter into employment contracts with our executives;
✓ Reward for business unit, corporate, and individual performance;	✗ No re-pricing of outstanding stock options and Stock Appreciation Rights (“SARs”);
✓ Deliver pay that is aligned with performance (below target for weak years and above target for strong years);	✗ No extravagant benefits or perquisites provided to executives;
✓ Maintain a clawback policy in the event of a material financial restatement which impacts incentives;	✗ No tax gross-ups except for relocation;
✓ Prohibit hedging and short sales;	✗ No single trigger severance payments or equity acceleration on new awards;
✓ Utilize an independent compensation advisor and review performance and independence annually;	✗ No dividends paid on unearned Performance Share Units (“PSUs”);
✓ Conduct an annual risk review and make program changes as necessary;	✗ No PSU payout earned above target when the company’s Total Stockholder Return (“TSR”) is negative; and
✓ Require a “double trigger” for severance payments upon a change in control; and	✗ No pledging of shares allowed by executives and non-employee Directors.
✓ Maintain stock ownership guidelines.

Incentive Plan Results

For 2019, both Harsco Consolidated and the Industrial business unit earned an annual incentive payout based on their financial performance compared against the approved Business Unit Contribution (“BUC”) targets.

Harsco BUC consists of two distinct and separate components:

1)	operating income (excluding the effect of certain special items as determined by the MD&C Committee) minus;

2)	a fixed cost of capital rate applied to controllable net assets deployed.

When the company engages in M&A activity during a fiscal year, the financial impact of any acquisitions or divestitures are not considered when determining compensation for that year. In 2019, Harsco Consolidated BUC results:

1)	excluded Clean Earth’s financial performance;

2)	were adjusted after the disposition of Air-X-Changers so that the second half targets were not considered; and

3)	were adjusted after the disposition of Patterson-Kelley so that December’s target was excluded.

Note: For fiscal 2019, all eligible Clean Earth employees continued to have the opportunity to earn an annual incentive award under the pre-acquisition Clean Earth Management 2019 Bonus Plan design. Effective January 1, 2020, all eligible Clean Earth employees will participate in Harsco’s Annual Incentive Plan (“AIP”) consistent with all eligible Harsco employees.

The payout factors achieved related to Harsco Consolidated and its business units are outlined below. For further details on Clean Earth’s annual incentive plan, please see heading “Discussion of SVP & Group President, Harsco Clean Earth’s Compensation Results.”

Consolidated/Business Unit	Payout Factor
Harsco Consolidated	40% of Target
Harsco Environmental	0% (Below Threshold)
Harsco Clean Earth(1)	88.5% of Target
Harsco Rail	0% (Below Threshold)
Harsco Industrial(2)	102% of Target
(1)	Payout factor reflects Clean Earth’s financial metric only.
(2)	Effective July 1, 2019 this business unit has been accounted for as part of Discontinued Operations

The resulting payouts from the AIP along with the base salary earned plus the long-term incentives granted in 2019 for the NEOs are presented in the table below. For further details on Mr. Dods’ payout from Clean Earth’s annual incentive plan, please see the heading “Discussion of SVP & Group President, Harsco Clean Earth’s 2019 Compensation Results.”

Executive(1)	Fiscal Year 2019 Actual Compensation Awarded
	Base Salary Earned	Non-Equity Incentive Earned	Long-Term Incentive Award Value Granted	Total Direct Compensation(2)
F. Nicholas Grasberger III	$918,657	$404,481	$3,436,939	$4,760,077
Peter F. Minan	$535,076	$160,631	$880,856	$1,576,563
Russell C. Hochman	$411,723	$107,120	$564,844	$1,083,687
Tracey L. McKenzie	$411,723	$107,120	$564,844	$1,083,687
(1)	Excludes Mr. Dods’ actual compensation awarded. Please see the heading “Discussion of SVP & Group President, Harsco Clean Earth’s 2019 Compensation Results” on page 34.
(2)	Total Direct Compensation is equal to the sum of base salary earned, AIP earned for 2019 and paid in 2020 and accounting fair value of long-term incentives granted in 2019.

Long-term incentives granted in March of 2019 are considered by the MD&C Committee to be a pay opportunity with the realizable value fully dependent on Harsco’s future share price performance. The CEO’s long-term incentives consist of 40% PSUs, 30% SARs and 30% Restricted Stock Units (“RSUs”). For all other NEOs, long-term incentives consist of one-third PSUs, SARs and RSUs.

The Company granted PSUs in 2017 with vesting conditioned generally on Harsco’s TSR performance relative to the S&P 600 Industrials Index for the three-year period from 2017 through 2019. Harsco’s TSR for the performance period was at the 83rd percentile of the index, resulting in a payout of 200% of target.

2017 to 2019 PSU Award	Payout Factor
Relative TSR versus S&P 600 Industrials Index	200% of Target

Discussion of SVP & Group President, Harsco Clean Earth’s 2019 Compensation Results

Actual Total Compensation

Upon the closing of the Clean Earth acquisition on June 28, 2019, Mr. Dods served in his role as SVP & Group President, Harsco Clean Earth (formerly, President & Chief Executive Officer of Clean Earth) until his retirement on December 31, 2019. As part of the transition to Harsco and as approved by the MD&C Committee, Mr. Dods’ compensation from June 28, 2019 through December 31, 2019 remained consistent with Clean Earth’s pre-acquisition executive compensation program design in effect for fiscal 2019. The table below presents the actual Total Direct Compensation awarded to Mr. Dods’ as a Harsco senior executive during this time.

Executive	Base Salary Earned (1)	Non-Equity Incentive Earned	Long-Term Incentive Award Value Granted (2)	Total Direct Compensation (3)
Christopher Dods	$246,449	$458,835	$587,033	$1,292,317
(1)	Reflects base salary earned from June 28, 2019 through December 31, 2019 after Harsco acquired Clean Earth.
(2)

Upon Mr. Dods’ retirement, this award was forfeited. On July 1, 2019, this one-time award was granted based on a target opportunity of 100% of his base salary and was comprised of the same mix of equity vehicles — PSUs (33%), SARs (33%) and RSUs (33%) — as was the case for the other NEOs, excluding the CEO (see pages 46-47).

(3)

Total Direct Compensation is equal to the sum of base salary earned, AIP earned for 2019 and paid in 2020 and accounting fair value of long-term incentives granted in 2019. As disclosed above, upon Mr. Dods’ retirement, the long-term incentive award granted of $587,033 was forfeited.

Annual Incentive Award

For fiscal 2019, all eligible Clean Earth employees, including Mr. Dods, had the opportunity to earn an annual incentive award under the Clean Earth 2019 Bonus Plan, which Harsco retained post acquisition for 2019. Under this plan, Mr. Dods’ target opportunity was expressed as a percentage of his base salary and was contingent upon the achievement of pre-determined performance measures as follows:

Payout (as % of Target Award Opportunity) (1)							Results

Target Opportunity (as a % of Salary)	Performance Measures	Weight	Below Threshold	Threshold (90%)	Target	Stretch (105%)	Goal Attainment	Actual Payout (as a % of Target)

100%	EBITDA(2)(3)	85%	0%	50%	100%	112.5%	$58.6M	88.5%
	EH&S / CE Integration(4)	15%	0%	0%	100%	n/a	100%	100%
(1)

EBITDA performance results between threshold and target are linearly interpolated. For results between target and stretch, payouts increase by 2.5% for every 1% increase in EBITDA. For results beyond 105% EBITDA attainment, payouts increase by 5% for every 1% in EBITDA.

(2)

The payout earned after achieving target is calculated using base salary times the payout percentage earned in excess of 100%. This result is added to the payout earned at target which is calculated at base salary times the participant’s AIP target opportunity, times EBITDA weighting of 85%.

(3)	Operating income adjusted for depreciation and amortization expense and excluding one-time expenses related to M&A activities and other special items determined by Clean Earth management.
(4)

Environmental, Health & Safety (EH&S); Clean Earth (CE) integration. EBITDA threshold must be met before any bonus tied to EH&S component is paid out and EH&S performance results between threshold and target are linearly interpolated.

For 2019, the Clean Earth EBITDA target was $60 million and actual performance was $58.6 million, resulting in a payout of 88.5% of target. Based on Mr. Dods’ contributions relative to the CE integration and legacy Clean Earth EH&S metrics (including various qualitative measures focused on financial strength and environmental stewardship), the MD&C Committee determined that Mr. Dods achieved 100% of the overall EH&S/CE Integration measures, resulting in an overall payout of 90% of target.

Effective January 1, 2020, all eligible Clean Earth employees will participate in Harsco’s annual incentive plan consistent with all eligible Harsco employees.

Discussion and Analysis of 2019 Compensation

Compensation Guiding Principles

The Company has a set of principles that guide our compensation program design with the core assumption that executive compensation is a highly effective business tool when designed, communicated and administered properly. The principles listed below strongly influenced our executive compensation decisions for fiscal 2019.

Guiding Principles	How We Employ Them
Promote a Performance-Oriented Environment

•   Ensure employees have a clear line-of-sight regarding how their actions drive business results and how their overall compensation must be aligned to stockholder value creation;

•   Provide greater rewards to those individuals and teams who most positively impact the success of the business; and

•   Differentiate compensation in a manner that enables us to retain our high-performing and high-potential talent and continue to attract high-caliber talent.

Provide Market-Competitive Rewards

•   Regularly monitor the practices and trends in the markets in which we compete for talent;

•   Structure our program to target the median of relevant markets for talent; and

•   Design a program in which realizable compensation is aligned with stock price and business performance outcomes.

Allow Flexibility within a Common Framework

•   Create a program with a common global strategy and framework; and

•   Allow flexibility to accommodate the unique talent and compensation needs of our diverse businesses, workforce, and global markets.

Adhere to a Clear Governance Model	• Employ appropriate oversight and controls to govern design and administration; and • Clearly define the roles and responsibilities of all program stakeholders.
Be Well Communicated

•   Specify the objectives, design, and value of each component of fixed and variable compensation within the context of total rewards; and

•   Use multiple sources of communication to help ensure the link between pay and performance is well understood by our key stakeholders.

Talent Management Strategy

Integral with our guiding principles is our talent management strategy developed by management and supported by both the Company’s MD&C Committee and the Board of Directors. Delivering our strategic goals and driving positive stockholder return requires a strong focus on attracting and retaining a talented senior management team.

Annually, an organizational leadership review is performed that assesses the critical organizational capabilities required to execute the Company’s strategy, executive team performance, succession depth, and retention risk across all critical executive leadership positions. Feedback is sought from both the MD&C Committee and the Board of Directors. In addition, Board members are involved in the selection process for our NEOs.

Overview of 2019 Compensation Decisions and Actions

Applying our principles and stated compensation practices, the MD&C Committee reviewed each NEO’s compensation package individually with the objective of supporting our business strategies, ensuring market competitiveness, providing incentives to motivate and retain our key executives, and underpinning our succession planning process.

Elements of 2019 NEO Compensation Program

The key elements of our 2019 NEO compensation program are described in the following table:

Element	Description
Base Salary	• Annual stable source of income (fixed compensation) based on competitive market data.
Annual Incentive (AIP Awards)	• Variable, performance-based annual cash payment linked to and focused on financial and strategic short-term goals.
Long-Term Incentive (LTIP Awards)

•   Variable, performance and time-based annual award grant comprised of a mix of equity vehicles, including PSUs, SARs and RSUs.

•   Realizable compensation based upon the intrinsic value of the Company’s stock price performance.

Perquisites and Personal Benefits	• Limited non-cash compensation designed to attract and retain NEOs and provide a competitive compensation opportunity.
Retirement Benefits

•   Defined contribution plans and other health and welfare benefits similar in form to the program available to our other employees.

•   Supplemental contributions provided resulting from the Internal Revenue Code limits.

Post-Employment Payments	• Contingent in nature and generally payable only if NEO’s employment is terminated as specified under the terms of various plans and arrangements.

Target Total Compensation Mix

As reflected in the following charts, the MD&C Committee approved a significant amount of each NEO’s target total compensation opportunity in the form of variable, rather than fixed, compensation for 2019. These results exclude retirement benefits and post-employment payments referred to in the above table.

2019 Target Compensation Mix Chief Executive Officer	2019 Target Compensation Mix Average of Other NEOs (1)

(1)	These results exclude Mr. Dods’ compensation details, who retired as of December 31, 2019.

Compensation Decision-Making Framework

General Process

Executive compensation decisions at the Company are the product of several factors, in each case subject to modification by the MD&C Committee as it may deem necessary in its discretion and is also dependent upon whether the decisions are made in the normal pay setting cycle or under special circumstances for a newly appointed or hired executive. For 2019, the predominant factors influencing pay determinations for our NEOs included:

•	Performance against the BUC performance target;

•

Strategic initiatives, including creating and implementing a growth strategy in the Harsco Environmental business unit; the portfolio transformation to a leading global provider of environmental solutions; executing cost and operational improvements in the Rail business unit; and further improving the balance sheet position;

•	Achievement of specific operational goals relating to the sphere of influence of each applicable NEO; and

•	Market competitive compensation levels reflected in survey data and peer group data as described in more detail below.

Below are the roles for the MD&C Committee, the Chairman, President & CEO, and the Compensation Consultants regarding the Compensation Decision-Making process.

Roles

MD&C Committee

All members of the MD&C Committee were independent Directors, enabling them to be objective representatives for our stockholders. The MD&C Committee oversaw the design and development of our 2019 NEO compensation program and determined our CEO’s compensation consistent with the overall objectives of the program. In addition, the MD&C Committee approved all incentive compensation plans and approved or revised recommendations made by the Chairman, President & CEO for compensation decisions affecting any of the other NEOs.

Chairman, President & CEO

Our Chairman, President & CEO, assisted by our Human Resources department, administered the executive compensation program as delegated by the MD&C Committee. Mr. Grasberger met with the MD&C Committee and, in collaboration with the Compensation Consultant, made recommendations related to the overall structure of our NEO compensation program, set and evaluated 2019 AIP metrics and made specific recommendations regarding the form and amount of compensation opportunities for the other NEOs.

Final decisions regarding NEO compensation are always made by the MD&C Committee, and the Chairman, President & CEO does not play any role with respect to his own compensation.

Independent Compensation Consultants

Our MD&C Committee has the authority to engage and retain an independent compensation consultant to provide independent counsel and advice. At least annually, the MD&C Committee formally conducts an evaluation as to the effectiveness of the independent compensation consultant and periodically runs a request for proposal process to ensure the independent compensation consultant is meeting its needs. For 2019, our MD&C Committee retained the services of Pearl Meyer & Co. LLP (“Pearl Meyer”).

The following services were provided by the Independent Compensation Consultant:

Consultant	Description of Services Provided
Pearl Meyer

•   Updates on trends and developments in executive compensation;

•   Conducted a risk assessment of the Company’s executive incentive plans;

•   Review and recommendation regarding the compensation peer group for use in 2019 and 2020;

•   Annual competitive market assessment and recommendations for 2019 pay decisions;

•   Support Director Pay assessment and recommendations;

•   Review, design and recommendations for the 2019 short and long-term incentive plans;

•   Support in drafting the CD&A of the 2020 Proxy Statement; and

•   Other ad hoc requests related to executive compensation market practices.

At the MD&C Committee’s direction during 2019, management provided all MD&C Committee materials to the independent consultant and discussed such materials and any recommendations relating thereto with the consultant in advance of each MD&C Committee meeting. Pearl Meyer considered and discussed the information with the MD&C Committee chairperson, specifically identifying any issues or concerns. The MD&C Committee considered Pearl Meyer’s input as part of its decision-making process.

Independence Assessment: No Compensation Consultant Conflicts of Interest

The MD&C Committee assessed the independence of Pearl Meyer in 2019, as required under NYSE listing rules. The MD&C Committee has also considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to the compensation consultant described above. Based on this review, we are not aware of any conflict of interest raised by the work performed by Pearl Meyer that would prevent the consultant from serving as an independent consultant to the MD&C Committee.

Management Consultants

Our Human Resources department retained Willis Towers Watson (“WTW”) during 2019 to provide additional executive compensation support, including guidance related to the CEO Pay Ratio disclosure requirements. Our Human Resources department also used various survey data compiled by WTW to provide information to the MD&C Committee as part of its decision-making processes.

In 2019, WTW again provided pension plan-related and other similar advice to our Human Resources and Finance departments as well as measurement support for various casualty exposures. The decision to engage WTW for these non-compensation related services was made by management.

How We Used Market Data for 2019 Pay Decisions

Our first step in establishing pay levels for each of our NEOs is to target compensation initially at or near the median (50th percentile) of market data for executives in similar positions. In reviewing compensation of our NEOs and setting compensation for 2019, the MD&C Committee consulted with Pearl Meyer in late 2018 and referenced two sources of market data when making decisions: survey data and peer group data. As we are a diversified services company, no other company perfectly matches our profile, and we believe our most direct competitors for executive talent are not necessarily limited to companies within our peer group. Below are details concerning survey and peer group data.

Item	Key Details, Process and Decisions
Survey Data - WTW

•   Selected surveys focused on capital goods, industrial manufacturing, diversified metals and mineral and commodity-based companies reflecting similar revenue size to Harsco.

•  The MD&C Committee does not materially rely upon data from any individual company participating in any of the surveys in making compensation decisions.

Compensation Peer Group

•  Compensation data obtained from SEC filings helps us understand the pay levels in industries in which we compete for talent.

•  Focus on elements of compensation (base salary, annual bonus, and long-term incentives) for NEOs at companies with comparable revenues, market capitalization, industry focus, number of employees, global (multi-national) footprint, and other similar business-related factors.

MD&C Committee Process

•  Initially target all components of the Company’s NEO compensation packages, as well as the aggregate target total compensation (the sum of base salary, target annual incentives, and target long-term incentives) to the 50th percentile of similarly situated employees including relevant survey data.

•  Variation above or below the 50th percentile results, in the judgment of the MD&C Committee when:

✓ the value of the NEO’s experience, performance, scope and/or specific skills, together with his or her ability to impact business results, or other business conditions warrants additional consideration; or

✓ the terms of individually negotiated employment arrangements require review and year-to-year fluctuations in the Peer Group data and/or the survey data.

Compensation Peer Group

Each year, we review our Compensation Peer Group to ensure our compensation is being benchmarked to comparable companies considering industry, financial and operational similarities. As in previous years, the following selection criteria was used in the development of the Compensation Peer Group:

•	Diversified industrial organizations;

•	Global (multi-national) footprint, operating in many individual locations with approximately 30% or more of total revenues deriving from outside the United States;

•	Asset/capital intensive nature and/or long-term contract service providers; and

•	Sized to be approximately one half to 2.5 times our size as measured by revenues and within a reasonable range on a market cap basis.

In 2018, upon review of the 2018 Compensation Peer Group and the selection criteria noted above, the MD&C Committee approved the recommendation of Pearl Meyer to remove American Railcar Industries, Inc. and add three new companies: Meritor, Inc., The Timken Company and ITT Inc. to the Compensation Peer Group for 2019 due to the company’s growing market capitalization and revenue size. American Railcar Industries, Inc. was removed because their revenue and market cap fell below our size threshold. Meritor, Inc., The Timken Company and ITT Inc. were added based on their business characteristics, as well as meeting our size criteria. Although there are other companies that compete with Harsco’s various business segments, some were not included in the compensation peer set due to their differences in size and scope as compared to Harsco.

Companies included in the 2019 Compensation Peer Group were companies that had one or more business aspects that corresponded with one or more of the main aspects of our three business units – Harsco Metals & Minerals(1), Rail and Industrial. The following companies comprise the 2019 Compensation Peer Group:

2019 Compensation Peer Group (1)
Actuant Corporation(2)	Minerals Technologies
Astec Industries Inc.	Rexnord Corporation
Chart Industries Inc.	SPX Corporation
CIRCOR International, Inc.	SPX FLOW, Inc.
Crane Co.	Standex International Corporation
EnPro Industries, Inc.	The Timken Company
Gibraltar Industries, Inc.	TriMas Corporation
The Greenbrier Companies, Inc.	Valmont Industries, Inc.
ITT Inc.	Watts Water Technologies, Inc.
Kennametal Inc.	Woodward, Inc.
Meritor, Inc.
(1)

At the time this study was conducted to develop the 2019 peer group, Harsco had not yet executed the anticipated rebranding of Metals and Minerals to Harsco Environmental, nor closed on the Clean Earth acquisition, or implemented the sale of our Industrial division and hadn’t announced the shift to environmental solutions.

(2)	Actuant changed its name to Enerpac Tool Group and began trading under a new NYSE ticker symbol on October 7, 2019.

For the 2019 Compensation Peer Group, median revenues as of September 30, 2019 (2018 data was utilized to determine 2019 NEO compensation) were approximately $1.8 billion (as compared to the Company’s 2019 revenues of approximately $1.4 billion) and median market capitalization as of September 30, 2019 was approximately $1.8 billion (as compared to the Company’s 2019 market capitalization of approximately $1.5 billion). The following charts illustrate Harsco’s position in comparison to the 2019 Compensation Peer Group’s median by total revenues and market capitalization measured as of September 30, 2019.

2020 Compensation Peer Group

In 2019, considering its recent strategic transactions, Harsco revisited its Compensation Peer Group selection criteria and development process to include companies with Diversified Industrial and Environmental & Facilities Services (this also includes waste / waste management companies) characteristics.

Upon review of the 2019 Compensation Peer Group and this updated selection criteria, the MD&C Committee approved the recommendation of Pearl Meyer to remove three companies: Chart Industries, Inc., SPX Flow, Inc. and Watts Water Technologies, Inc. and add three new companies: Clean Harbors, Inc., Covanta Holding Corporation and US Ecology, Inc. to the 2020 Compensation Peer Group to better align with Harsco’s new business strategy and portfolio mix. Chart Industries, Inc., SPX Flow, Inc. and Watts Water Technologies, Inc. operate primarily in the energy sector and were removed due to the sale of our Air-X-Changers business segment to Chart Industries, Inc. earlier in 2019. Clean Harbors, Inc., Covanta Holding Corporation and US Ecology, Inc., operate within the waste management sector — supporting our transformation into a global provider of environmental solutions. Although there are other companies that compete with Harsco’s various business segments, some were not included in the compensation peer set due to their differences in size and scope as compared to Harsco.

Initial Benchmarking

In reviewing base salaries, target total cash compensation, and target total compensation for 2019, the MD&C Committee initially targeted each NEO’s compensation opportunity at the 50th percentile of both the Compensation Peer Group data and survey data. The MD&C Committee believes NEOs should not be compensated at either the high or low end of compensation as compared to the market, but rather should receive a reasonable level of compensation based on both the Company’s overall performance and their individual performance. The MD&C Committee then sets final compensation amounts either above or below the initial benchmarks, specifically taking into account:

•	Differences in the scope of responsibilities held by the NEOs;

•	Performance of duties during a NEO’s tenure with Harsco, specifically the effect of what the MD&C Committee viewed as exceptional performance;

•	Market requirements; and

•	Length of service with the Company in specific positions.

While past performance is considered by the MD&C Committee in setting current year target compensation opportunities, the effect of current performance is much more significant in determining the level at which those compensation opportunities are earned and paid. Our program provides each NEO an opportunity to earn a competitive level of compensation each year if we achieve our pre-established objectives, with an opportunity to earn greater amounts by helping us exceed those targets or lesser amounts when performance falls short of targets.

Impact of NEO Individual Performance on 2019 Compensation

The compensation structure for the Chairman, President & CEO is designed to deliver approximately 18% of the annual compensation opportunity in the form of base salary (fixed compensation) and the remaining 82% in the form of variable compensation (target annual incentive compensation and target long-term equity-based compensation). The actual amount of compensation realized by the CEO may vary from this target based upon performance evaluated under the terms of our variable compensation plans. Once per year, the MD&C Committee completes an evaluation with respect to the Company’s goals and objectives and makes a report to the Board. Based upon this assessment, the CEO’s compensation was set for the 2019 fiscal year, including base salary, annual incentive target, long-term equity-based compensation, perquisites, and other benefits. When evaluating the total level of CEO compensation for the 2019 fiscal year, the MD&C Committee considered the following information:

•	Personal performance against pre-established goals and objectives;

•	The Company’s performance and relative TSR; and

•	The compensation of CEOs at comparable companies, as reflected in the benchmark compensation data.

With respect to setting the compensation for the other NEOs, the MD&C Committee strives to deliver a competitive level of total compensation to each of the NEOs by evaluating and balancing the following objectives:

•	The strategic importance of the position within our executive team;

•	The overall performance level of the individual and the potential to make significant contributions to the Company in the future;

•	The value of the position in the marketplace;

•	Internal pay equity; and

•	Our executive compensation structure and guiding principles.

Target total direct compensation for our NEOs (excluding Mr. Dods), but excluding the Chairman, President & CEO is designed to deliver approximately 67% variable compensation at target performance and 33% of base salary (fixed compensation). The amounts of compensation realized by our NEOs will vary from the target awards based upon performance evaluated under the terms of our compensation plans.

Each year, the Chairman, President & CEO presents his Organizational Leadership Review to the MD&C Committee to discuss the individual performance and potential of each of the NEOs. Following this review, the Chairman, President & CEO submits compensation recommendations to the MD&C Committee for each NEO. These recommendations address all elements of compensation, including base salary, target annual incentive compensation, long-term equity-based compensation, perquisites, and other benefits. In evaluating these compensation recommendations, the MD&C Committee considers information such as the NEOs’ individual performance, the performance of the Company, and the compensation of similarly situated executive officers as determined by the referenced benchmark data. The MD&C Committee applies the same considerations as noted above when making its compensation decisions for the Chairman, President & CEO.

2019 Compensation Decision Details

Base Salary

Base salary represents a stable source of income (fixed compensation) and is a standard element of compensation necessary to attract and retain talent. Base salary is set at the MD&C Committee’s discretion after taking into account the competitive landscape including the compensation practices of the companies in our selected Compensation Peer Group and survey data from a broader index of comparable companies, our business strategy, our short- and long-term performance goals, and individual factors, such as position, salary history, individual performance and contribution, an individual’s length of service with the Company, and placement within the general base salary range offered to our NEOs.

During 2019, the MD&C Committee approved merit-based salary increases of 3% for all the NEOs to become effective January 1, 2019. These increases were consistent with the overall timing and budget for all merit-based salary increases for Harsco employees in the U.S. Consistent with this process, early in 2020 the MD&C Committee also approved merit-based salary increases to become effective January 1, 2020 as shown in the table below. Mr. Hochman’s increase was merit-based and further adjusted to bring his salary to a more competitive market level for his experience and role. Messrs. Grasberger and Dods did not receive base salary increases for 2020.

The table below reflects the base salaries approved by the MD&C Committee, effective as of January 1, 2020:

	Annual Base Salary Rate
Executive(1)	Effective Jan. 1, 2019	Effective Jan. 1, 2020	% Increase
F. Nicholas Grasberger III	$919,275	$919,275	0%
Peter F. Minan	$535,436	$551,499	3%
Russell C. Hochman	$412,000	$453,200	10%
Tracey L. McKenzie	$412,000	$424,360	3%

(1) This table does not include Mr. Dods, who retired as of December 31, 2019.

2019 AIP Awards

NEOs were eligible to participate in the 2019 AIP program, which provides the opportunity to earn a performance-based cash incentive predicated on the achievement of near-term financial results and strategic goals. All NEOs were evaluated, in significant part, based on overall Company performance to improve financial results and drive stockholder value. In its decision-making authority, the MD&C Committee reviewed the targets as established based on the 2019 Annual Operating Plan set at the beginning of the year versus actual financial results. The MD&C Committee is given discretion to reduce (but not increase) the final payout amounts for the NEOs. Since Clean Earth was acquired during the year, targets and financial results of the purchased company are excluded and with the divestiture of Air-X-Changers and Patterson-Kelley, a portion of their targets were not considered due to the standard methodology of calculating BUC during a year of M&A activity.

Setting 2019 AIP Award Opportunities

Target annual incentive opportunities are expressed as a percentage of base salary and payouts can range from 0% to 200% of target award amounts based on financial performance. Targets were established by the MD&C Committee based on each NEO’s level of responsibilities and his or her ability to impact our overall results, as well as consideration of the benchmarking data as previously discussed. For 2019, there were no changes to target annual incentive levels for NEOs.

Executive(1)	FY ’19 Target AIP(2)	AIP Opportunity Range (% of Target Award Opportunity)
		Below Threshold	Threshold	Target	Maximum
F. Nicholas Grasberger III	110%	0% of Target	25% of Target	100% of Target	200% of Target
Peter F. Minan	75%
Russell C. Hochman	65%
Tracey L. McKenzie	65%
(1)	This table excludes Mr. Dods. Please see the heading “Discussion of SVP & Group President, Harsco Clean Earth’s 2019 Compensation Results” on page 34.
(2)	As of December 31, 2019, expressed as a percentage of base salary.

AIP Performance Metrics and Payouts

Our annual cash incentive plan, the AIP, is intended to:

•	Hold our leadership team accountable for the efficient use of capital;
•	Drive growth;
•	Focus our NEOs on the achievement of pre-determined Harsco BUC targets; and
•	Ensure accountability towards delivering near-term commitments and consistent operating improvements.

For 2019, all AIP payouts for NEOs were entirely dependent upon achievement of the two distinct components equaling BUC performance. Performance metrics, weights and goals were developed based upon our annual operating plans, as approved by the Board, to drive alignment with commitments made to our stockholders. Specific weightings between Harsco Consolidated BUC and Business Unit BUC for each NEO is presented in the table below:

What Is Harsco BUC?

Harsco BUC consists of two distinct components, including:

1.  Operating income (excluding the effect of certain special items as determined by the MD&C Committee); minus

2.  A fixed cost of capital rate applied to controllable net assets deployed.

Why Harsco BUC?

We believe this measure is appropriate for Harsco’s diverse portfolio of businesses because it:

1.  Provides a clear line-of-sight for AIP participants;

2.  Drives accountability towards delivering near-term commitments and consistent operating improvements; and

3.  Is easy to understand and administer.

BUC Weighting

Executive(1)	Business Unit	Harsco Consolidated	Business Unit

F. Nicholas Grasberger III	Harsco Consolidated	100%	0%

Peter F. Minan	Harsco Consolidated	100%	0%

Russell C. Hochman	Harsco Consolidated	100%	0%

Tracey L. McKenzie	Harsco Consolidated	100%	0%
(1)	This table excludes Mr. Dods. Please see the heading “Discussion of SVP & Group President, Harsco Clean Earth’s 2019 Compensation Results” on page 34.

In developing the Consolidated Harsco BUC goal, we established the threshold, target and maximum levels by starting with our operating income target as approved by the Board of Directors in our annual operating plan. We then used a fixed cost of capital rate applied to controllable net assets deployed. The operating income metric at threshold, target and maximum was then reduced by the fixed cost of capital, which is applied consistently across all performance levels, to derive the final BUC result at each performance level. Harsco Consolidated operating income and BUC goals were a product of the goals across the individual lines of business less a charge for Corporate operating expenses.

The BUC goals were designed to enable business unit leadership to execute controllable strategic actions that deliver improved income generation with an efficient use of capital resources. The 2019 Harsco Consolidated BUC goals are presented in the chart below.

Performance Level	Harsco Operating Income Goal (% of Target)		Fixed Capital Charge		Harsco Consolidated BUC ($ Millions)(1)	AIP Payout Factor (% of Target)(2)

Maximum	140%	–	Fixed cost of capital rate applied to controllable net assets deployed	=	$168.4	200%
Target	100%	–		=	$80.2	100%
Threshold	82%	–		=	$41.9	25%
Below Threshold	< 82%	–		=	<$41.9	0%
(1)

The Harsco Consolidated BUC target excludes any adjustment for any M&A activity in 2019. Financial results of Clean Earth are excluded since it was acquired in 2019 and with the divestiture of Air-X-Changers and Patterson-Kelley, a portion of their targets were not considered due to the standard methodology of calculating BUC during a year of M&A activity.

(2)

Payouts are interpolated between each specific performance level using a non-linear payout schedule. The schedule uses a commonly established non-linear design with an intermediate payout range of 80% to 120% of target for BUC results of $54.5 million to $110.8 million.

The Harsco Consolidated BUC target for 2019 was based on: (1) an operating income target of $215.3 million minus (2) a fixed cost of capital rate applied to controllable net assets deployed. This operating income target reflects an increase over the 2018 operating income target. In determining the operating income target for 2019, we reviewed the prior year’s operating results, growth investments and the impact of current year’s strategic priorities. Continued improvement in Harsco’s key end-markets was anticipated for 2019. Below are specific factors by business unit which were considered impactful and contributed to the increase in the 2019 operating income target when compared with 2018 actual results.

Harsco Environmental	Rail	Industrial(1)

•   An anticipated increase in steel
production and services demand at customer sites.

•   Positive benefits from the addition of new service contracts, partially offset by site exits.

•   Growth in Altek and benefits of owning Altek for the full year.

•   Investments to support growth objectives, partially offset by expected cost savings from various operational initiatives.

•   Negative foreign exchange translation impacts from a stronger U.S. dollar.

•   Higher anticipated demand and market penetration for railway maintenance-of-way equipment, after-market parts and Protran technology products.

•   Strong backlog position at the beginning of the year.

•   A less favorable mix of equipment sales relative to 2018.

•   Successful execution of operational productivity initiatives.

•   Impact of investments in new product development and expansion of commercial resources.

•   Lower anticipated contributions from services contracts.

•   Strong backlog position at the beginning of the year.

•   Improved demand for air-cooled heat exchangers from U.S. energy customers.

•   Expected improvement in capital spending on industrial grating as well as commercial boilers.

•   Positive impacts from further market penetration and new product initiatives.

•   Less favorable product mix relative to 2018.

•   Additional selling and personnel costs to support business growth.

(1)	Effective July 1, 2019, this business unit has been accounted for as part of Discontinued Operations.

The MD&C Committee established a performance range around the operating income target of 82% to 141% of target from threshold to maximum after considering the volatility that commodity and our customer’s end market uncertainty was creating within our customer base, and the results of a market review of performance ranges in the industry.

Actual Harsco adjusted Operating Income totaled $174.9 million resulting in Harsco Consolidated BUC of $47.9 million, which placed the AIP payout achievement at 40% of Target. This result excluded Clean Earth financial results as well as an adjustment for the Industrial business unit by applying our standard methodology related to M&A activity. As contemplated when setting the targets, certain other adjustments were made due to the impact on annual results of certain nonrecurring, unusual items. The net adjustments increased operating income by $16.2 million with the largest component related to the unplanned strategic transaction costs resulting from the acquisitions of Clean Earth and Stericycle’s Environmental Solutions, Inc. including associated financing plus the disposition of all three Industrial business segments – IKG, Patterson-Kelley and Air-X-Changers. These transaction costs reflect expenses to manage M&A activities. These adjustments were determined by the MD&C Committee to be excluded from the BUC calculation since they did not directly reflect Company or management performance and are unusual and infrequent in nature. The 2019 AIP calculations and results are noted in the table below.

The 2019 AIP calculations and results were as follows for the NEOs:

Executive(1)	FY ’19 Target AIP	BUC Payout Factor Achieved					AIP Earned
		Consolidated		Business Unit	Result
F. Nicholas Grasberger III	$1,011,203	40%	+	NA	=	40%	$404,481
Peter F. Minan	$401,577	40%	+	NA	=	40%	$160,631
Russell C. Hochman	$267,800	40%	+	NA	=	40%	$107,120
Tracey L. McKenzie	$267,800	40%	+	NA	=	40%	$107,120

(1)   This table excludes Mr. Dods. Please see the heading “Discussion of SVP & Group President, Harsco Clean Earth’s 2019 Compensation Results” on page 34.

Long-Term Incentive Awards

The MD&C Committee’s philosophy, where long-term compensation is balanced between performance-based and service-based pay, helps us achieve alignment of stockholder and executive interests by:

•	Rewarding NEOs for the creation of sustained stockholder value, with compensation varying in line with performance;

•	Encouraging ownership of our stock, including via our stock ownership guidelines;

•	Fostering teamwork that drives improved performance; and

•	Providing us with a means to retain and motivate high-caliber executives needed to attain our desired performance goals.

Setting 2019 Long-Term Award Opportunities

Target long-term incentive opportunities are expressed as a percentage of base salary and the realized value is dependent on stock price and total stockholder return over a specified period of time. Targets were established by the MD&C Committee based on each NEO’s level of responsibilities and his or her ability to impact our overall results, as well as consideration of the benchmarking data previously discussed. The table below reflects long-term incentive targets, which did not change from 2018, approved by the MD&C Committee.

Executive(1)	FY’19 Target LTIP
F. Nicholas Grasberger III	335%
Peter F. Minan	150%
Russell C. Hochman	125%
Tracey L. McKenzie	125%
(1)	This table excludes Mr. Dods. Please see the heading “Discussion of SVP & Group President, Harsco Clean Earth’s 2019 Compensation Results” on page 34.

For the LTIP award cycle granted in 2019, the MD&C Committee and the Board established the grant level for each NEO as a percentage of that NEO’s base salary. The MD&C Committee and the Board set target values for the 2019 LTIP awards with the intent that each NEO’s total direct compensation opportunity falls within a reasonable range of the market median for the NEO’s position. See the “Grants of Plan-Based Awards in Fiscal 2019” table for more information.

For 2019, the CEO’s long-term incentive (“LTI”) mix was also unchanged: 40% PSUs, 30% RSUs and 30% SARs. All other NEOs maintained an equal mix across all three vehicles.

CEO LTI Mix	NEOs LTI Mix

A Closer Look at the LTIP Components

PSUs

•   Objective: Align pay with performance and reward contributions to Harsco stock performance relative to our market peers.

•   2019 Performance Period: January 1, 2019 through December 31, 2021.

•   Initial PSU Grant: Based on the closing price of Harsco Common Stock on the date of the grant. However, the actual accounting value of the award may differ from the grant value; realized value will be based on performance and stock price over time.

•   Payout: Capped at 100% (“target”) if TSR is negative over the performance measurement period.

•   TSR Calculation: 30-day average stock price prior to the beginning of the performance period and the 30-day average stock price at the end of the performance cycle.

•   Dividends: Assumed to have been re-invested on the ex-dividend date.

•   Vesting Date: Awards earned are settled in shares of Harsco Common Stock. Participants will also receive accumulated dividend equivalents on the ending number of shares delivered at the end of the performance period.

PSU Performance Level

Harsco’s TSR performance relative to the S&P 600 Industrials Index will generally determine the number of shares delivered at the end of the three-year performance cycle as follows (achievement will be interpolated between the various performance points on the table):

Performance Level	Index Percentile Achievement	Payout as a % of Target

Maximum	75th	200%

Target	50th	100%

Threshold	25th	25%

Below Threshold	Below 25th	0%

SARs

•   Objective: Reward contributions to long-term stock value growth.

•   Award Value: Granted in the form of stock-settled SARs with a 10-year expiration term, which generally vest “ratably” over three years.

•   Exercise Date: Awards are settled in shares of Harsco Common Stock.

RSUs

•   Objective: Reward contributions and continued employment (retention) with the Company.

•   Award Value: Granted in the form of time-vested RSUs, which generally vest “ratably” over three years.

•   Initial RSU Grant: Based on the closing price of Harsco Common Stock on the date of the grant.

•   Dividend Equivalents: Paid on RSUs quarterly through the regular payroll processes, if declared.

•   Vesting Date: Awards are settled in shares of Harsco Common Stock.

Vesting of 2017 to 2019 Performance Share Unit Plan

The Company granted performance share units in 2017 with vesting conditioned on Harsco’s TSR performance relative to the S&P 600 Industrials Index for the three-year period from 2017 through 2019. Harsco’s TSR result for the period equaled the 83rd percentile of the index, resulting in a payout at 200% of the units granted in 2017.

Other Compensation Elements

During 2019, we provided our NEOs with the following broad-based employee benefits on the same terms that apply to our non-executive U.S. employees:

•	Health insurance;

•	Disability insurance;

•	A term life insurance benefit equal to two times the individual’s salary up to a maximum benefit of $800,000, excluding Mr. Dods;

•	Mr. Dods was provided a term life insurance benefit equal to two times the individual’s salary up to a maximum benefit of $100,000; and

•	401(k) plan participation.

Our NEOs, except for Mr. Dods, are also eligible to participate in the Non-Qualified Retirement Savings and Investment Plan (“NQ RSIP”), which supplements the RSIP with respect to contributions that could not be made because of Internal Revenue Service compensation and contribution limitations.

We provided other benefits to certain NEOs during 2019. While rarely used, the Board maintains a policy regarding our Chairman, President & CEO’s personal use of our corporate aircraft. In the event of personal use of the corporate aircraft, our Chairman, President & CEO is taxed on the imputed income attributable to personal use of our aircraft, and our Chairman, President & CEO does not receive a tax gross-up from us with respect to such imputed amounts.

We offer limited perquisites and other personal benefits to our NEOs at competitive levels with those provided by our Peer Group companies, as well as the larger group of companies within the general industry that are similar in overall size and relative performance. We believe the other benefits we provided to our NEOs were necessary to help us attract and retain our senior executive team and the values of these benefits were reasonable, competitive, and consistent with the overall executive compensation program.

For more information on the perquisites and certain other benefits provided to the NEOs in 2019, see the All Other Compensation Table that serves as a supplement to the 2019 Summary Compensation Table.

Employment Arrangements with NEOs

The Company is not a party to any employment agreements with its NEOs. Additionally, no offer letter arrangements were outstanding between our NEOs and the Company in 2019.

Potential Payments upon Change in Control and Other Potential Post-Employment Payments

Change in Control Severance Agreements

We are currently a party to change in control severance agreements with Messrs. Grasberger, Minan, Hochman and Ms. McKenzie, excluding Mr. Dods. These change in control severance agreements reflect what we believe to be a market-based approach to a potential change in control scenario and incorporated several stockholder-favored compensation practices, including:

•	“Double-trigger” payment provisions that require a qualifying termination of employment after a change in control before benefits and payments are received; and

•

No excise tax gross-ups on severance benefits (each NEO will either pay the excise taxes on his or her severance benefits or the severance benefits will be reduced to a point where the excise tax does not apply, depending on which result is more favorable to the executive).

Mr. Grasberger is entitled to receive double-trigger severance benefits equal to three times his highest base salary in effect during the period beginning 90 days prior to the change in control through the date of termination, plus three times his highest target annual incentive for the year of termination. Each of Messrs. Minan, Hochman and Ms. McKenzie is entitled to receive double-trigger severance benefits equal to two times his or her highest base salary in effect during the period beginning 90 days prior to the change in control through the date of termination, plus two times his or her highest target annual incentive for the year of termination. Each change in control severance agreement provides for a rolling three-year term that renews each year, subject to certain exceptions.

The change in control severance agreements are reviewed on a regular basis, though not necessarily as part of the annual compensation review. The MD&C Committee believes the change in control severance agreements serve the following purposes:

•	Assure we have the continued dedication and full attention of certain key employees prior to and after the consummation of a change in control event;

•

Help ensure, if a possible change in control should arise and a change in control officer should be involved in deliberations or negotiations in connection with the possible change in control, such officer would be in a position to consider as objectively as possible whether the possible change in control transaction is in our best interest as well as the best interests of our stockholders, without concern for his or her position or financial well-being; and

•	Protect us by retaining key talent in the face of corporate changes.

Other Potential Post Employment Payments

Upon certain types of terminations of employment not related to a change in control, payments under various Company policies and plans may be paid to NEOs. These events and amounts are more fully explained under the heading “Termination or Change in Control Arrangements.”

Stock Ownership Guidelines

In 2019, we continued to maintain stock ownership guidelines that applied to the NEOs. Our stock ownership guidelines encourage the retention of stock acquired through our LTIP awards. No shares may be sold by participants until their applicable ownership guidelines are satisfied, subject to a hardship exception administered by the MD&C Committee.

The stock ownership guidelines are established as a multiple of each NEO’s base salary and were benchmarked against the stock ownership guidelines for similarly situated executives at Peer Group companies. They were also based on the Board’s determination of appropriate share ownership levels based on our compensation system. Under the guidelines, each NEO is encouraged to own a specific amount of our common stock and is restricted from selling shares until the guideline has been satisfied. The share ownership levels, based on fair market value as measured periodically, for each NEO for 2019 were as follows:

Name	Three Times Salary	Six Times Salary
F. Nicholas Grasberger III		✓
Peter F. Minan	✓
Russell C. Hochman	✓
Tracey L. McKenzie	✓
Christopher Dods	✓

Our NEOs have five years from the date they are first granted LTIP awards to comply with the guidelines. If a NEO is promoted into a position with greater ownership requirements, that individual has five additional years to comply with the new guideline. All common stock held by the NEOs, whether acquired because of an LTIP award or otherwise, is included in determining whether they have achieved the applicable ownership guideline. Unvested stock options and unvested SARs are not included in calculating whether the guidelines have been met. Failure to meet the guidelines within the applicable five-year period will result in a review by the MD&C Committee to determine the cause of such failure and to develop an appropriate corrective action plan.

As of December 31, 2019, all our NEOs, except for Mr. Dods, have met their ownership guidelines. Mr. Dods retired on December 31, 2019.

Right to Recover Incentive Compensation

Consistent with the Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Company and the Board reserve the right to recover (or “clawback”) from certain current and/or former key employees any wrongfully earned performance-based compensation, including stock-based awards, under the following circumstances:

•	There is a restatement of Company financials due to material noncompliance with any financial reporting requirement;

•

The Board determines the current or former employee has willfully committed an act of fraud, dishonesty or recklessness in the performance of his or her duties that contributed to the noncompliance that resulted in the requirement to restate Company financials; and

•	The cash incentive or performance-based equity compensation would have been less valuable than what was actually awarded or paid based upon the application of the correct financial results.

These provisions are designed to deter and prevent detrimental behavior and to protect our investors from financial misconduct.

Policies on Hedging and Pledging of Shares

Consistent with the Dodd-Frank Act, the Company’s Insider Trading Policy prohibits all Board members, employees, including corporate officers, from engaging in any transaction in which they may profit from short-term speculative swings in the value of the Company securities (or “hedging”). For this purpose, “hedging” includes “short-sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like), and other hedging transactions designed to minimize the risk inherent in owning Common Stock, such as zero-cost collars and forward sales contracts.

Additionally, Board members and executives are prohibited from pledging shares as collateral for a loan or in a margin account.

Policy Regarding Tax and Accounting Impact on Executive Compensation

The MD&C Committee annually reviews and considers the deductibility of the compensation paid to our executive officers, which includes each of the NEOs. Under the Tax Cuts and Jobs Act of 2017, the exemption for qualifying performance-based compensation was repealed for taxable years beginning after December 31, 2017. As a result, compensation paid to our executive officers (on or after January 1, 2018) in excess of $1 million is generally not deductible unless it qualifies for certain transition relief. While the Company will monitor guidance and developments in this area, the MD&C Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for our success. Consequently, the MD&C Committee may pay or provide compensation that is not tax deductible or is otherwise limited as to tax deductibility.

Compensation Committee Report

The MD&C Committee has reviewed and discussed the Compensation Discussion & Analysis set forth above with management. Based on this review and discussion, the MD&C Committee recommended to the Board that the Compensation Discussion & Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our Proxy Statement for our 2020 Annual Meeting of Stockholders, for filing with the SEC.

SUBMITTED BY THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

J. F. Earl, Chairman

D. C. Everitt

M. Longhi

E. M. Purvis

P. C. Widman

The foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

Compensation Policies and Practices as They Relate to Risk Management

In 2019, Pearl Meyer and senior management reviewed our compensation policies and practices for all employees. They concluded, and the MD&C Committee concurred, that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse impact on the Company. In addition, we reviewed the relationship between our risk management policies and practices and the incentive compensation we provide to our NEOs and other key employees to confirm that our incentive compensation does not encourage unnecessary and excessive risk taking. The findings of these reviews indicated that:

•	Our compensation program provides a balance between our short-term and long-term goals and objectives;

•	Under our compensation program, the highest amount of compensation can be achieved through consistent superior performance over sustained periods of time, which discourages short-term risk taking;

•	Incentive awards are capped by the MD&C Committee; and

•	Stock ownership guidelines, the clawback policy, and prohibition on hedging mitigate excessive risk taking.

Furthermore, as described above, compensation decisions may include the subjective use of negative discretion, which has the ability to restrain the influence of formulae or objective factors on excessive risk taking.

2019 Summary Compensation Table

The following table presents the compensation provided to our NEOs for services rendered to us in 2017, 2018 and 2019, as applicable:

Name and Principal Position	Year (1)	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(4)(5)	Non-equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Earnings ($)(7)	All Other Compensation ($)	Total ($)
F. Nicholas Grasberger III
Chairman, President & Chief Executive Officer	2019	$918,657	$0	$2,513,063	$923,876	$404,481	$0	$122,155	$4,882,232
	2018	$877,538	$0	$2,553,980	$854,005	$1,323,770	$0	$128,254	$5,737,547
	2017	$841,183	$0	$1,851,734	$825,006	$1,740,550	$0	$75,990	$5,334,463
Peter F. Minan
SVP & Chief Financial Officer	2019	$535,076	$0	$613,136	$267,720	$160,631	$0	$63,690	$1,640,253
	2018	$514,542	$0	$629,093	$252,358	$529,010	$0	$65,375	$1,990,378
	2017	$499,612	$0	$549,933	$245,004	$704,851	$0	$45,955	$2,045,355
Russell C. Hochman
SVP & General Counsel, Chief Compliance Officer & Corporate Secretary	2019	$411,723	$0	$393,172	$171,672	$107,120	$0	$46,275	$1,129,962
	2018	$391,583	$0	$390,537	$156,654	$349,143	$0	$46,545	$1,334,462
	2017	$372,160	$0	$273,091	$121,668	$455,036	$0	$34,951	$1,256,906
Tracey L. McKenzie
SVP & Chief Human Resources Officer	2019	$411,723	$0	$393,172	$171,672	$107,120	$0	$54,238	$1,137,925
	2018	$389,780	$0	$385,205	$154,502	$347,632	$0	$56,982	$1,334,101
	2017	$367,062	$0	$269,370	$120,001	$448,803	$0	$39,758	$1,244,994
Christopher Dods
SVP & Group President, Harsco Clean Earth	2019	$246,449	$0	$417,510	$169,523	$458,835	$0	$28,004	$1,320,321

(1)	Amounts are not reported for 2018 and 2017 if the executive was not a NEO in that year.

(2)	No other bonus paid to any NEO for 2017, 2018 and 2019.

(3)

The amounts in this column reflect the aggregate grant date fair values (computed in accordance with FASB ASC Topic 718) of the RSU and PSU portion of the LTIP awards for 2017, 2018 and 2019. The actual value, if any, realized by each NEO for these awards is a function of the value of the underlying shares if and when these awards vest and, for the PSUs, the level of attainment of the applicable performance goal. The above information does not reflect an estimate for forfeitures.

The amounts for the PSUs granted in 2019 reflect a Monte-Carlo simulation that considers the probable outcome of the performance condition as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718. For these amounts, see the “Grant Date Fair Value of Stock and SAR/Option Awards” column of the “2019 Grants of Plan-Based Awards” table below. The following are the values of the 2019 PSUs as of the grant date assuming attainment of the maximum level of performance: Mr. Grasberger, $3,178,370; Mr. Minan, $690,804; Mr. Hochman, $442,976 and Ms. McKenzie, $442,976. Mr. Dods PSUs were forfeited due to his retirement.

(4)

See Note 13, “Stock-Based Compensation,” to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2019 for a discussion of the assumptions used by us to calculate these grant date fair values.

(5)

The amounts shown in this column for 2019 represent the grant date fair value (computed in accordance with FASB ASC Topic 718) for the SAR portion of the 2019 LTIP awards. These amounts may not represent actual compensation that will be realized by the NEOs with respect to these awards, but instead represent the grant date fair value of the awards for accounting purposes, as required to be shown in this table by SEC rules. In order for each NEO to realize any value upon exercise of the SARs, the market price of our Common Stock must then be above $22.51 per share. Any amounts that may become payable to the NEOs with respect to these awards are also subject to the service-based vesting criteria described above under the heading “Long-Term Incentive Awards” in the CD&A.

(6)

The amounts shown in this column reflect the actual AIP award payout (if any) for each NEO, as applicable, as approved by the MD&C Committee based on the achievement of the pre-determined financial objectives as further described above in the CD&A.

(7)	None of the NEOs are covered under the Harsco Employees’ Pension Plan (the “HEPP”). Therefore, no amounts are reported under this column.

All Other Compensation

The following table summarizes the incremental cost of perquisites and other benefits provided to our NEOs in 2019, and describes the benefits included in the “All Other Compensation” column of the 2019 Summary Compensation Table:

All Other Compensation	Year	F. Nicholas Grasberger III	Peter F. Minan	Russell C. Hochman	Tracey L. McKenzie	Christopher Dods
Personal use of corporate aircraft (1)	2019	$8,525	$2,043	$0	$0	$0
Company contributions to qualified plan	2019	$11,200	$11,200	$11,200	$11,200	$8,400
Dollar value of executive physical exam paid by us or on our behalf	2019	$3,000	$3,000	$3,000	$3,000	$0
Dollar value of life insurance premiums paid by Company or on our behalf	2019	$1,440	$1,440	$1,440	$1,440	$246
Dollar value of health insurance premiums paid by Company or on our behalf	2019	$18,261	$12,462	$9,218	$18,192	$18,326
Company contributions to Health Savings Account	2019	$800	$1,750	$1,750	$800	$600
Dollar value of long-term disability premiums paid by us or on our behalf	2019	$432	$432	$432	$432	$432
Company contributions under Non-Qualified Restoration Plan	2019	$78,497	$31,363	$19,235	$19,174	$0
Total	2019	$122,155	$63,690	$46,275	$54,238	$28,004

(1)

We determine the aggregate incremental cost of the personal use of corporate aircraft by reference to a cost-per-flight-hour charged developed by a nationally-recognized and independent service. The cost-per-flight-hour charge reflects the direct operating cost of the aircraft, including fuel, aircraft landing and parking, as well as an allocable allowance for maintenance and engine restoration. Fixed costs that do not change based on usage, such as pilot salaries, depreciation and insurance are not included.

2019 Grants of Plan-Based Awards Table

The following table sets forth information concerning grants of plan-based awards made to the NEOs during 2019:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Number of shares of Stock or Units RSUs (#)(3)	All Other Option Awards: Number of Securities or Underlying Options SARs (#)(4)	Exercise or Base Price of SAR/ Option Awards ($)	Grant Date Fair Value of Stock and SAR/ Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
F. Nicholas Grasberger III
		$252,801	$1,011,203	$2,022,406
	3/6/2019				13,681	54,724	109,448				$1,589,185
	3/6/2019							41,043			$923,878
	3/6/2019								86,994	$22.51	$923,876
Peter F. Minan
		$100,394	$401,577	$803,154
	3/6/2019				2,974	11,894	23,788				$345,402
	3/6/2019							11,894			$267,734
	3/6/2019								25,209	$22.51	$267,720
Russell C. Hochman
		$66,950	$267,800	$535,600
	3/6/2019				1,907	7,627	15,254				$221,488
	3/6/2019							7,627			$171,684
	3/6/2019								16,165	$22.51	$171,672
Tracey L. McKenzie
		$66,950	$267,800	$535,600
	3/6/2019				1,907	7,627	15,254				$221,488
	3/6/2019							7,627			$171,684
	3/6/2019								16,165	$22.51	$171,672
Christopher Dods
		$216,132	$508,545	$572,113
	7/1/2019				1,547	6,189	12,378				$247,993
	7/1/2019							6,189			$169,517
	7/1/2019								13,244	$27.39	$169,523
(1)

These columns reflect 2019 AIP award opportunities for the NEOs, except for Mr. Dods (see note below). AIP awards were made pursuant to the 2013 Equity and Incentive Compensation Plan, as amended (“2013 Plan”), and are described more fully in the section entitled “2019 AIP Awards.” Target estimated payouts are based on the NEO’s annual base salary rate multiplied by their target AIP percent. Threshold amounts represent approximately 25% of target values, and maximum amounts represent 200% of target values. Actual 2019 AIP payouts are disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2019 Summary Compensation Table.

Note: For details about Mr. Dods’ annual incentive award, please see the heading “Discussion of SVP & Group President, Harsco Clean Earth’s 2019 Compensation Results” on page 34 for specific details. Mr. Dods’ payout was based on the Clean Earth 2019 Bonus Plan. Threshold amounts represent approximately 42% of target values. The EH&S / CE Integration performance measure’s maximum attainment is 100%. For the EBITDA performance measure, results between target and stretch, payouts increase by 2.5% for every 1% increase in EBITDA. For results beyond 105% EBITDA attainment, payouts increase by 5% for every 1% in EBITDA. Maximum bonus attainment reported considers 105% of EBITDA attainment and 100% attainment for EH&S / CE Integration.

(2)

These columns reflect the range of 2019 PSU award opportunities. Threshold amounts represent approximately 25% of target values, and maximum amounts represent 200% of target values. These PSUs will generally cliff vest on December 31, 2021.

(3)

This column reflects the RSU component of the 2019 LTIP awards granted to the NEOs under our 2013 Equity and Incentive Compensation Plan, as amended and are described more fully under the heading “Long-Term Incentive Awards” in the CD&A. These RSUs will generally vest ratably on the first three anniversaries of the grant date.

(4)

This column reflects the SAR component of the 2019 LTIP awards granted to the NEOs, which were granted under our 2013 Equity and Incentive Compensation Plan, as amended and are described more fully under the heading “Long-Term Incentive Awards” in the CD&A. These SARs will generally vest ratably over three years and expire 10 years from the date of grant.

Outstanding Equity Awards at 2019 Fiscal Year-End Table

The following table sets forth information concerning the outstanding equity awards for the NEOs as of December 31, 2019:

	Option Awards (1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
F. Nicholas Grasberger III
	0	86,994	$22.51	3/6/2029
	31,077	62,155	$19.80	3/2/2028
	89,723	44,682	$13.70	3/3/2027
	281,570	0	$7.00	5/6/2026
	243,579	0	$16.53	5/8/2025
	84,290	0	$25.11	8/1/2024
	51,900	0	$23.25	4/7/2024
	65,872	0	$22.70	5/10/2023
							125,081	$2,878,122
					89,871	$2,067,932
Peter F. Minan
	0	25,209	$22.51	3/6/2029
	9,183	18,367	$19.80	3/2/2028
	26,645	13,323	$13.70	3/3/2027
	83,618	0	$7.00	5/6/2026
	72,335	0	$16.53	5/8/2025
	12,401	0	$20.48	11/25/2024
							27,648	$636,174
					26,353	$606,383
Russell C. Hochman
	0	16,165	$22.51	3/6/2029
	5,700	11,402	$19.80	3/2/2028
	13,232	6,616	$13.70	3/3/2027
	41,525	0	$7.00	5/6/2026
	18,710	0	$16.53	5/8/2025
	7,258	0	$25.93	5/9/2024
							17,239	$396,668
					15,863	$365,008
Tracey L. McKenzie
	0	16,165	$22.51	3/6/2029
	5,622	11,245	$19.80	3/2/2028
	13,050	6,526	$13.70	3/3/2027
	40,956	0	$7.00	5/6/2026
	35,430	0	$16.53	5/8/2025
	15,808	0	$23.43	9/15/2024
							17,036	$391,996
					15,750	$362,408
Christopher Dods
	0	0	$27.39	7/1/2029
							0	$0
					0	$0

(1)	These columns reflect the following awards:

(a)	For Mr. Grasberger, Mr. Minan, Mr. Hochman and Ms. McKenzie (the first entry in these columns), the SARs granted on March 6, 2019;

(b)	For Mr. Dods, (the first entry in these columns), the SARs granted on July 1, 2019. However, due to Mr. Dods retirement event, the grant was forfeited; thus, there are no awards outstanding;

(c)	For Mr. Grasberger, Mr. Minan, Mr. Hochman and Ms. McKenzie (the second entry in these columns), the SARs granted on March 2, 2018;

(d)	For Mr. Grasberger, Mr. Minan, Mr. Hochman and Ms. McKenzie (the third entry in these columns), the SARs granted on March 3, 2017;

(e)	For Mr. Grasberger, Mr. Minan, Mr. Hochman and Ms. McKenzie (the fourth entry in these columns), the SARs granted on May 6, 2016;

(f)	For Mr. Grasberger, Mr. Minan, Mr. Hochman and Ms. McKenzie (the fifth entry in these columns), the SARs granted on May 8, 2015;

(g)	For Mr. Minan (the sixth entry in these columns), the SARs granted on November 25, 2014;

(h)	For Ms. McKenzie (the sixth entry in these columns), the SARs granted on September 15, 2014;

(i)	For Mr. Grasberger (the sixth entry in these columns), the SARs granted on August 1, 2014;

(j)	For Mr. Hochman (the sixth entry in these columns), the SARs granted on May 9, 2014;

(k)	For Mr. Grasberger (the seventh entry in these columns), the SARs granted on April 7, 2014; and

(l)	For Mr. Grasberger (the eighth entry in these columns), the SARs granted on May 10, 2013.

2013 SARs grants generally vest and become exercisable in five equal installments on the first five anniversaries of the date of grant. The 2014 and later SARs grants generally vest and become exercisable in three equal installments on the first three anniversaries of the date of grant. The exercise prices for the SARs granted in 2013 and later are equal to the closing price of our Common Stock on the date of grant. 2013 and later SARs grants were made pursuant to the 2013 Plan.

(2)	The stock awards reflected in this column consist of:

(a)

The following numbers of RSUs granted to Mr. Grasberger, Mr. Minan, Mr. Hochman and Ms. McKenzie on March 6, 2019, which in each case will generally vest one-third annually over three years after the grant date: Mr. Grasberger, 41,043 RSUs; Mr. Minan, 11,894 RSUs; Mr. Hochman, 7,627 RSUs; Ms. McKenzie, 7,627 RSUs. For Mr. Dods, the RSUs granted on July 1, 2019 were forfeited due to Mr. Dods’ retirement event; thus, there are no awards outstanding;

(b)

The following numbers of RSUs granted to Mr. Grasberger, Mr. Minan, Mr. Hochman and Ms. McKenzie on March 2, 2018, which in each case will generally vest one-third annually over three years after the grant date: Mr. Grasberger, 28,755 RSUs; Mr. Minan, 8,497 RSUs; Mr. Hochman, 5,275 RSUs; Ms. McKenzie, 5,203 RSUs; and

(c)

The following numbers of RSUs granted to Mr. Grasberger, Mr. Minan, Mr. Hochman and Ms. McKenzie on March 3, 2017, which in each case will generally vest one-third annually over three years after the grant date: Mr. Grasberger, 20,073 RSUs; Mr. Minan, 5,962 RSUs; Mr. Hochman, 2,961 RSUs; Ms. McKenzie, 2,920 RSUs.

(3)	The market value was computed by multiplying the closing market price of our stock on December 31, 2019 ($23.01) by the number of RSUs and estimated shares in the previous column.

(4)	The stock awards reflected in this column consist of PSUs based on:

(a)

An estimate of a 188% performance for target grants of 57,509, 12,745, 7,912 and 7,804 PSUs made to Mr. Grasberger, Mr. Minan, Mr. Hochman and Ms. McKenzie, respectively, on March 2, 2018, which will generally “cliff” vest on December 31, 2020 based on performance for the three-year period ended December 31, 2020; and

(b)

An estimate of a 31% performance for target grants of 54,724, 11,894, 7,627 and 7,627 PSUs made to Mr. Grasberger, Mr. Minan, Mr. Hochman and Ms. McKenzie, respectively, on March 6, 2019, which will generally “cliff” vest on December 31, 2021 based on performance for the three-year period ended December 31, 2021. For Mr. Dods, the PSUs granted on July 1, 2019 were forfeited due to Mr. Dods’ retirement event; thus, there are no awards outstanding for this period.

(5)

The market value was computed by multiplying the closing market price of our stock on December 31, 2019 ($23.01) by the number of PSUs (188% of the target amount) for the March 2, 2018 grant issued with a three-year performance period ending December 31, 2020 and by the number of PSUs (31% of the target amount) for the March 6, 2019 grant issued with a three-year performance period ending December 31, 2021 reported in the previous column.

2019 Option Exercises and Stock Vested Table

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1), (2)	Value Realized on Vesting ($)(3)
F. Nicholas Grasberger III	-	-	194,174	$3,548,901
Peter F. Minan	-	-	57,644	$1,053,455
Russell C. Hochman	-	-	29,153	$535,117
Tracey L. McKenzie	-	-	28,756	$527,830
Christopher Dods	-	-	-	$0
(1)

The number of shares in this column consists of the shares earned in settlement of the time-based portion of the LTIP awards, which pursuant to the terms of the 2013 Equity and Incentive Compensation Plan, as follows:

(a)

Mr. Grasberger’s shares consisted of three RSU grants, one grant of 14,377 RSUs vested on March 2, 2019, at a fair market value of $22.71; the second grant of 20,073 RSUs vested on March 3, 2019, at a fair market value of $22.71; and the third grant of 39,286 RSUs vested on May 6, 2019, at a fair market value of $22.78.

(b)

Mr. Minan’s shares consisted of three RSU grants, one grant of 4,248 RSUs vested on March 2, 2019, at a fair market value of $22.71; the second grant of 5,961 RSUs vested on March 3, 2019, at a fair market value of $22.71; and the third grant of 11,667 RSUs vested on May 6, 2019, at a fair market value of $22.78.

(c)

Mr. Hochman’s shares consisted of three RSU grants, one grant of 2,637 RSUs vested on March 2, 2019, at a fair market value of $22.71; the second grant of 2,960 RSUs vested on March 3, 2019, at a fair market value of $22.71; and the third grant of 5,794 RSUs vested on May 6, 2019, at a fair market value of $22.78.

(d)

Ms. McKenzie’s shares consisted of three RSU grants, one grant of 2,601 RSUs vested on March 2, 2019, at a fair market value of $22.71; the second grant of 2,920 RSUs vested on March 3, 2019, at a fair market value of $22.71; and the third grant of 5,715 RSUs vested on May 6, 2019, at a fair market value of $22.78.

(e)	Mr. Dods did not have any awards vested during 2019.

(2)

On December 31, 2019, the performance share units granted in 2017 with vesting conditioned on Harsco’s TSR performance relative to the S&P 600 Industrials Index for the 3-year period from 2017 through 2019 ended. Harsco’s TSR for the period was at the 83rd percentile of the index, at the maximum performance level, resulting in a 200% earned from the 2017 grant. As a result, PSUs issued on March 3, 2017 to Mr. Grasberger of 60,219; Mr. Minan of 17,884; Mr. Hochman of 8,881; and Ms. McKenzie of 8,760 all vested at a 200% value.

(3)

For the RSUs, the value realized on vesting was calculated using the fair market value based on the closing stock prices of our Common Stock on the respective vesting dates. For the PSUs, the value realized on vesting was calculated using the fair market value based on the closing stock prices of our Common Stock on February 14, 2020 ($15.54), the Friday following the date the MD&C Committee approved the PSU payment.

2019 Pension Benefits

None of our NEOs are covered under the Harsco Employees’ Pension Plan (the “HEPP”), therefore no future payments are expected.

2019 Nonqualified Deferred Compensation Table

The following table describes the nonqualified deferred compensation of the NEOs:

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
F. Nicholas Grasberger III
	Non-Qualified Restoration Plan	$0	$78,497	$61,363	$0	$386,880
Peter F. Minan
	Non-Qualified Restoration Plan	$0	$31,363	$21,988	$0	$133,623
Russell C. Hochman
	Non-Qualified Restoration Plan	$0	$19,235	$17,707	$0	$87,997
Tracey L. McKenzie
	Non-Qualified Restoration Plan	$0	$19,174	$7,379	$0	$70,120
Christopher Dods
	Non-Qualified Restoration Plan	$0	$0	$0	$0	$0

(1)

This column reflects amounts contributed by us to the bookkeeping account maintained for each applicable NEO under our NQ RSIP. The NQ RSIP is an unfunded plan, and contributions are made in the form of credits of non-qualified deferred compensation to bookkeeping accounts maintained as a record of the benefits to which participants are entitled. The amounts reported in this column are reported as compensation for 2019 in the 2019 Summary Compensation Table under the “All Other Compensation” column.

(2)

Aggregate earnings/(losses) in 2019 include (a) earnings/(losses) on the bookkeeping account maintained for the applicable NEO under the NQ RSIP, credited at the same rates of return as those applicable to the investment fund(s) selected by the NEO under the RSIP; and (b) as applicable, dividend equivalents credited to the portion of each applicable NEOs’ bookkeeping account, if any, deemed to be invested in the Harsco Corporation Stock fund under the NQ RSIP. The investment options available under the NQ RSIP are substantially consistent with those available under the RSIP. Because there were no preferential earnings/(losses) on deferred compensation during fiscal year 2019, none of the amounts reported in this column are reported as compensation for 2019 in the Summary Compensation Table.

(3)

Amounts reflect the value of the bookkeeping account maintained for each applicable NEO under the NQ RSIP, determined based on the value of the investment fund(s) to which such account is deemed to be allocated. The following amounts are included in the fiscal year-end balance and, for NEOs that were included in the fiscal 2018 proxy disclosure, were previously reported in the 2018 Summary Compensation Table as compensation: Mr. Grasberger, $93,724; Mr. Minan, $37,776; Mr. Hochman, $22,865; Ms. McKenzie, $22,543; and for Mr. Dods, no amounts were reported in the fiscal 2018. The year-end aggregate balance for the NEOs as reported on the 2018 proxy disclosure, which are included in 2019 aggregate balance, were as follows: Mr. Grasberger, $247,020; Mr. Minan, $80,271; Mr. Hochman, $51,055; and Ms. McKenzie, $43,567; Mr. Dods did not participate in the Harsco NQ RSIP.

Nonqualified Deferred Compensation

Retirement Savings and Investment Plan

Under the RSIP, we make matching contributions to the account of each participating employee equal to 100% of the employee’s contributions up to the first 3% of compensation and 50% of the employee’s contributions up to the next 2% of compensation. In addition, the RSIP provides for a discretionary contribution, as decided by the Company each year, to the account of each eligible employee who remains an active employee as of December 31 of such plan year. Under the NQ RSIP, we provide the matching and discretionary contributions, if any, that would otherwise be made under the qualified portion of the RSIP for salaried employees’ contributions, but for Internal Revenue Code limitations under Section 402(g), Section 401(a)(17), Section 415 or Section 401(m). Company contributions to the NQ RSIP are made in the form of credits of non-qualified deferred compensation to bookkeeping accounts maintained as a record of the benefits to which employees are entitled.

Under the Clean Earth 401(k), we make matching contributions to the account of each participating employee equal to 50% of the employee’s contributions up to the first 6% of compensation. In addition, the Clean Earth 401(k) provides for a profit sharing contribution, as decided by the Company each year, to the account of each eligible employee who remains an active employee as of December 31 of such plan year. The Clean Earth 401(k) does not offer the equivalent of the NQ RSIP.

CEO Pay Ratio Disclosure

Pursuant to Section 953(b) of the Dodd-Frank Act, the SEC issued the “Pay Ratio” disclosure rule under Item 402(u) of Regulation S-K requiring companies to disclose the ratio of annual total compensation for their Principal Executive Officer to that of the employee identified as the Company’s median compensated individual.

We determined that the 2019 annual total compensation of the individual identified as the Company’s median compensated individual (excluding the CEO) was $70,532, the annual total compensation of Mr. Grasberger was $4,882,232 and the ratio between the two was 69:1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Methodology for Selecting the Median Employee

The SEC pay ratio rules permit a company to use the same median employee identified in the first year of the required calculation for three years if there are no changes that would significantly affect the pay ratio disclosure. While our company acquired the Altek Group in 2018 consisting of approximately 80 employees and in 2019 acquired Clean Earth (approximately 637 employees) and divested the Air-X-Changers business within the Industrial business segment (approximately 683 employees) before October 1, this activity did not impact our employee population or compensation arrangements in any manner that would significantly affect our pay ratio disclosure. As such, the median employee used for 2019 is the same employee as identified in 2017, when we used the following methodology:

We selected October 1, 2017 as our determination date and used foreign exchange rates effective on September 30, 2017. We applied the 5% “de minimis” allowance to exclude the following countries from our employee population totaling 4.7%:

•	Egypt: 368 employees or 3.8% of 9,615; and
•	Serbia: 88 employees or 0.9% of 9,615.

The total population used for the “de minimis” exception prior to these exclusions is 9,615, with 2,091 being U.S. based employees, and 7,524 being non-U.S. employees. After applying the 5% “de minimis” exclusion, the total population is 9,159.

In selecting the median employee, we utilized a valid statistical sampling approach to identify a cluster of employees within 10% of the median, using a consistently applied compensation measure of annual base pay. To determine annual base pay for our hourly and our part-time employee population, we used reasonable assumptions to calculate the actual hours worked. From the cluster of employees at or near the median, we selected a median employee that best represented our overall employee population.

Putting the Ratio in Context

As discussed in the CD&A of this proxy, we target pay and benefits at competitive levels based on the job duties and location of the employee. It is our philosophy to offer total remuneration opportunities that actively support recruiting, motivating and retaining talented employees at all levels within our organization.

Our workforce is global – we have employees located in more than 30 countries around the world. Our international employee footprint is driven by the needs of our clients, with the majority of our employees working at client sites outside of the United States. As such, when interpreting our CEO Pay Ratio results, it is important to keep in mind that pay practices vary by country based on client contract terms, local statutory requirements, cost of living and applicable local market competitive pay practices.

Lastly, total compensation for our Senior Executives is comprised of a significant portion that varies based on financial and stock price performance of the Company. Eighty-two (82%) percent of our CEO’s total pay varies with performance while the majority of pay for our median employee (81%) is fixed base salary and overtime. The equity portion of the CEO’s pay used in the CEO Pay Ratio calculation reflects his “opportunity” and the actual value of these awards will vary based on stock price and performance.

Termination or Change in Control Arrangements

We have entered into agreements with and maintain plans that will require us to provide compensation to certain of our NEOs in the event of a termination of employment, including as the result of a change in control. Mr. Dods did not enter into such an agreement.

Set forth below are tables, one for each NEO who remained an officer as of December 31, 2019, showing our payment obligations following the potential termination of the officer’s employment with us, including as the result of a change in control. The amounts disclosed below in each table are estimates only and do not necessarily reflect the actual amounts that would be paid to the officers, which would only be known at the time that they become eligible for payment and, in the case of payments related to a change in control, would only be payable if a change in control were to occur. The tables reflect the amounts that would be payable under various arrangements assuming that the termination event occurred on December 31, 2019.

Termination as a Result of

	Change in Control (3)	For Cause or Voluntary (4)	Involuntary not for Cause (5)	Death or Disability (6)	Retirement (8)

Compensation

Unpaid base salary through date of termination	✓	✓	✓	✓	✓

Unpaid non-equity incentive plan compensation	✓		✓	✓	✓

Unpaid long-term incentives

Restricted Stock Units

Vested	✓	✓	✓	✓	✓

Unvested and accelerated (1)	✓			✓	✓

Stock Options

Vested	✓	✓	✓	✓	✓

Unvested and accelerated (2)	✓

Stock Appreciation Rights

Vested	✓	✓	✓	✓	✓

Unvested and accelerated (1)	✓			✓	✓

Performance Shares	✓			✓	✓

Unpaid deferred compensation	✓	✓	✓	✓	✓

Multiple of base salary and target incentive award	✓

Benefits and perquisites

Defined benefit pension plan	✓	✓	✓	✓	✓

401(k) savings plan	✓	✓	✓	✓	✓

Supplemental retirement benefit plan	✓	✓	✓	✓	✓

Life insurance proceeds				✓ (7)

Accrued but unpaid vacation	✓	✓	✓	✓

(1)

Pursuant to the terms of each RSU and SAR award agreement, RSUs and SARs granted to our NEOs immediately vest and become non-forfeitable upon the executive’s death, disability or retirement on or after the specified retirement age

(age 62). In addition, RSUs and SARs granted to our NEOs under the 1995 Plan immediately vest and become non-forfeitable upon a change in control (as defined in the 1995 Plan). RSUs and SARs granted to our NEOs under the 2013 Plan immediately vest and become non-forfeitable upon the executive’s qualifying termination following a change in control (as defined in the 2013 Plan).

(2)	The stock options granted to certain of our NEOs in 2011 automatically accelerate and become vested upon a change in control.

(3)

In accordance with the terms of the change in control severance agreements entered into by and between us and certain of our NEOs (each, a “CIC Agreement”), Messrs. Grasberger, Minan, Hochman and Ms. McKenzie will each be entitled to the payments described below if such executive’s employment is terminated by us or by them under the circumstances described below during the three-year period following the date on which a “change in control” (as defined in the CIC Agreement) occurs (which we refer to as the “Protection Period”):

•

Termination due to death or disability (as defined in the CIC Agreement): the CIC Agreement will terminate without further obligations other than those accrued or earned and vested (if applicable) as of the date of termination, including:

•

the executive’s full base salary through the date of termination at the rate in effect on the date of termination or, if higher, at the highest rate in effect at any time from the 90-day period preceding the effective date of the change in control through the date of termination (the “Highest Base Salary”);

•	a pro-rata target annual incentive compensation payment for the year of termination; and

•

any compensation previously deferred by the executive (together with any accrued interest) and not yet paid by us and any accrued vacation pay not yet paid by us (we refer to the amounts in these three sub-bullets as the “Accrued Obligations”).

•

Termination for “cause” (as defined in the CIC Agreement): the CIC Agreement will terminate without further obligations other than the obligation to pay to the executive the Highest Base Salary through the date of termination plus the amount of any compensation previously deferred by the executive (together with any accrued interest) and not yet paid by us;

•

Termination by the executive other than for “good reason” (as defined in the CIC Agreement), including by reason of retirement: the CIC Agreement will terminate without further obligations other than those accrued or earned and vested (if applicable) through the date of termination, including the executive’s base salary through the date of termination at the rate in effect on the date of termination plus the amount of any compensation previously deferred by the executive (together with any accrued interest) and not yet paid by us; and

•	Termination by us (other than for “cause,” death or disability) or termination by the executive for “good reason”: we shall pay the executive the aggregate of the following amounts:

•

the executive’s full base salary and vacation pay accrued through the date of termination at the rate in effect on the date of termination plus pro-rated annual incentive compensation through the date of termination at the same percentage rate applicable to the calendar year immediately prior to the year in which the date of termination occurs, plus all other amounts to which the executive is entitled under any of our compensation plans, programs, practices or policies in effect at the time such payments are due;

•	any compensation previously deferred by the executive (together with any accrued interest) and not yet paid by us; and

•

a lump sum severance payment in an amount equal to a multiple of the executive’s Highest Base Salary and target annual incentive compensation in effect for the year in which the date of termination occurs. The multiple is three times base salary and target incentive compensation in the case of Mr. Grasberger, and two times base salary and target incentive compensation in the case of Messrs. Minan, Hochman and Ms. McKenzie.

The payments described above and shown in the individual tables below may be subject to reduction to avoid the imposition of golden parachute excise taxes in certain cases. No downward adjustments have been estimated or reflected in the individual tables below. No NEO is entitled to a gross-up payment to offset any golden parachute excise taxes or related taxes that may be owed as a result of the NEO’s receipt of compensation from the Company.

The individual tables below set forth the present value of lump sum payments for Accrued Obligations and the other payments described above based on 2019 salaries and 2019 target annual incentive compensation, assuming the triggering event occurred on December 31, 2019 during a Protection Period.

(4)

The individual tables below set forth the present value of the lump sum payments for each executive officer assuming (a) the executive officer was terminated for cause or voluntarily on December 31, 2019 and (b) that such termination took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the NEO). In the case of a voluntary termination, both qualified pension plan and SERP benefits are payable.

(5)

The individual tables below set forth the present value of the lump sum payments for each executive officer assuming (a) the executive officer was terminated involuntarily without cause on December 31, 2019 and (b) that such termination took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the NEO).

(6)

The individual tables below set forth the present value of the lump sum payments for each executive officer assuming (a) the executive’s death or disability occurred on December 31, 2019 and (b) that such death or disability took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the NEO).

(7)	Life insurance proceeds are payable only in the event of the executive’s death (not disability).

(8)

The individual tables below set forth the present value of the lump sum payments for each executive officer assuming (a) the executive officer retired on December 31, 2019 and (b) that such retirement took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the NEO).

The following table describes the potential compensation upon termination or a change in control for F. Nicholas Grasberger III, our Chairman, President & CEO, assuming such events occurred at December 31, 2019:

	Termination as a Result of

Executive Benefits and Payments Upon Termination	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause / for Good Reason ($)	Cause or Voluntary ($) (1)	Involuntary not for Cause ($)	Death ($) (2)	Disability ($) (2)	Retirement ($)
Compensation

Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Unpaid Non-Equity Incentive Plan Compensation (3)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid long-term incentives (4)

RSUs (unvested and accelerated)	-0-	2,067,932	-0-	-0-	2,067,932	2,067,932	-0-

SARs (unvested and accelerated)	-0-	660,680	-0-	-0-	660,680	660,680	-0-

PSUs	-0-	2,878,122	-0-	-0-	2,878,122	2,878,122	-0-

Multiple of Base Salary	-0-	2,757,825	-0-	-0-	-0-	-0-	-0-

Multiple of Non-Equity Incentive Plan Compensation	-0-	3,033,608	-0-	-0-	-0-	-0-	-0-
Deferred Compensation

NQ RSIP and Unpaid Deferred Compensation	386,880	386,880	386,880	386,880	386,880	386,880	386,880

RSIP	275,883	275,883	275,883	275,883	275,883	275,883	275,883
Benefits and perquisites

Pension	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Life Insurance Proceeds	-0-	-0-	-0-	-0-	800,000	-0-	-0-

Total:	662,763	12,060,930	662,763	662,763	7,069,497	6,269,497	662,763

(1)	If Mr. Grasberger were terminated during the Protection Period for cause, he would receive the payment shown for termination as a result of cause in a non-change in control scenario.

(2)	The amounts payable to Mr. Grasberger due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period.

(3)

Assumes all non-equity incentive plan compensation earned for 2019, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2019 Summary Compensation Table, has been earned as of December 31, 2019, and thus is not additional compensation resulting from the termination scenarios described in this table.

(4)	Vesting of awards granted under the 2013 Plan only accelerates in the event of a qualifying termination following a change in control.

The following table describes the potential compensation upon termination or a change in control for Peter F. Minan, our Senior Vice President & CFO, assuming such events occurred at December 31, 2019:

	Termination as a Result of

Executive Benefits and Payments Upon Termination	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause / for Good Reason ($)	Cause or Voluntary ($) (1)	Involuntary not for Cause ($)	Death ($) (2)	Disability ($) (2)	Retirement ($)
Compensation

Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Unpaid Non-Equity Incentive Plan Compensation (3)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid long-term incentives (4)

RSUs (unvested and accelerated)	-0-	606,383	-0-	-0-	606,383	606,383	-0-

SARs (unvested and accelerated)	-0-	195,600	-0-	-0-	195,600	195,600	-0-

PSUs	-0-	636,174	-0-	-0-	636,174	636,174	-0-

Multiple of Base Salary	-0-	1,070,872	-0-	-0-	-0-	-0-	-0-

Multiple of Non-Equity Incentive Plan Compensation	-0-	803,154	-0-	-0-	-0-	-0-	-0-
Deferred Compensation

NQ RSIP and Unpaid Deferred Compensation	133,623	133,623	133,623	133,623	133,623	133,623	133,623

RSIP	202,555	202,555	202,555	202,555	202,555	202,555	202,555
Benefits and perquisites

Pension	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Life Insurance Proceeds	-0-	-0-	-0-	-0-	800,000	-0-	-0-

Total:	336,178	3,648,361	336,178	336,178	2,574,335	1,774,335	336,178

(1)	If Mr. Minan were terminated during the Protection Period for cause, he would receive the payment shown for termination as a result of cause in a non-change in control scenario.

(2)	The amounts payable to Mr. Minan due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period.

(3)

Assumes all non-equity incentive plan compensation earned for 2019, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2019 Summary Compensation Table, has been earned as of December 31, 2019, and thus is not additional compensation resulting from the termination scenarios described in this table.

(4)	Vesting of awards granted under the 2013 Plan only accelerates in the event of a qualifying termination following a change in control.

The following table describes the potential compensation upon termination or a change in control for Russell C. Hochman, our Senior Vice President & General Counsel, Chief Compliance Officer & Corporate Secretary, assuming such events occurred at December 31, 2019:

	Termination as a Result of

Executive Benefits and Payments Upon Termination	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause / for Good Reason ($)	Cause or Voluntary ($) (1)	Involuntary not for Cause ($)	Death ($) (2)	Disability ($) (2)	Retirement ($)
Compensation

Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Unpaid Non-Equity Incentive Plan Compensation (3)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid long-term incentives (4)

RSUs (unvested and accelerated)	-0-	365,008	-0-	-0-	365,008	365,008	-0-

SARs (unvested and accelerated)	-0-	106,278	-0-	-0-	106,278	106,278	-0-

PSUs	-0-	396,668	-0-	-0-	396,668	396,668	-0-

Multiple of Base Salary	-0-	824,000	-0-	-0-	-0-	-0-	-0-

Multiple of Non-Equity Incentive Plan Compensation	-0-	535,600	-0-	-0-	-0-	-0-	-0-
Deferred Compensation

NQ RSIP and Unpaid Deferred Compensation	87,997	87,997	87,997	87,997	87,997	87,997	87,997

RSIP	352,030	352,030	352,030	352,030	352,030	352,030	352,030
Benefits and perquisites

Pension	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Life Insurance Proceeds	-0-	-0-	-0-	-0-	800,000	-0-	-0-

Total:	440,027	2,667,581	440,027	440,027	2,107,981	1,307,981	440,027

(1)	If Mr. Hochman were terminated during the Protection Period for cause, he would receive the payment shown for termination as a result of cause in a non-change in control scenario.

(2)	The amounts payable to Mr. Hochman due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period.

(3)

Assumes all non-equity incentive plan compensation earned for 2019, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2019 Summary Compensation Table, has been earned as of December 31, 2019, and thus is not additional compensation resulting from the termination scenarios described in this table.

(4)	Vesting of awards granted under the 2013 Plan only accelerates in the event of a qualifying termination following a change in control.

The following table describes the potential compensation upon termination or a change in control for Tracey L. McKenzie, our Senior Vice President & Chief Human Resources Officer, assuming such events occurred at December 31, 2019:

	Termination as a Result of

Executive Benefits and Payments Upon Termination	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause / for Good Reason ($)	Cause or Voluntary ($) (1)	Involuntary not for Cause ($)	Death ($) (2)	Disability ($) (2)	Retirement ($)
Compensation

Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Unpaid Non-Equity Incentive Plan Compensation (3)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid long-term incentives (4)

RSUs (unvested and accelerated)	-0-	362,408	-0-	-0-	362,408	362,408	-0-

SARs (unvested and accelerated)	-0-	104,936	-0-	-0-	104,936	104,936	-0-

PSUs	-0-	391,996	-0-	-0-	391,996	391,996	-0-

Multiple of Base Salary	-0-	824,000	-0-	-0-	-0-	-0-	-0-

Multiple of Non-Equity Incentive Plan Compensation	-0-	535,600	-0-	-0-	-0-	-0-	-0-
Deferred Compensation

NQ RSIP and Unpaid Deferred Compensation	70,120	70,120	70,120	70,120	70,120	70,120	70,120

RSIP	172,893	172,893	172,893	172,893	172,893	172,893	172,893
Benefits and perquisites

Pension	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Life Insurance Proceeds	-0-	-0-	-0-	-0-	800,000	-0-	-0-

Total:	243,013	2,461,953	243,013	243,013	1,902.353	1,102,353	243,013

(1)	If Ms. McKenzie were terminated during the Protection Period for cause, she would receive the payment shown for termination as a result of cause in a non-change in control scenario.

(2)	The amounts payable to Ms. McKenzie due to her death or disability during the Protection Period would match the amounts payable to her for such occurrences outside of the Protection Period.

(3)

Assumes all non-equity incentive plan compensation earned for 2019, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2019 Summary Compensation Table, has been earned as of December 31, 2019, and thus is not additional compensation resulting from the termination scenarios described in this table.

(4)	Vesting of awards granted under the 2013 Plan only accelerates in the event of a qualifying termination following a change in control.

For details concerning the compensation actually paid to Mr. Dods in his role as Senior Vice President & Group President, Harsco Clean Earth from the closing of the Clean Earth acquisition on June 28, 2019 through and including his retirement on December 31, 2019, please see the heading “Discussion of SVP & Group President, Harsco Clean Earth’s 2019 Compensation Results” on page 34.

Equity Compensation Plan Information (as of December 31, 2019)

Plan category	Number of Securities To Be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	3,076,627 (1)	$19.87	2,716,252 (2)

Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	3,076,627 (1)	$19.87	2,716,252 (2)

(1)

Includes 1,908,220 SARs outstanding, 466,609 RSUs outstanding and 701,798 PSUs outstanding, in each case as of December 31, 2019. The SARs have a weighted average remaining term of 6.33 years. Based on our December 31, 2019 closing stock price of $23.01 per share, 1,654,297 SARs outstanding are in-the-money and 564,741 shares would be issuable for our outstanding SARs as of December 31, 2019. Additionally, based on our calculated total stockholder return, 949,824 shares would be issuable for our outstanding PSUs as of December 31, 2019.

(2)

Plans include the 1995 Executive Incentive Compensation Plan, the 1995 Non-Employee Directors’ Stock Plan, the 2016 Non-Employee Directors’ Long-Term Equity Compensation Plan, and the 2013 Equity and Incentive Compensation Plan, as amended. As of December 31, 2019,157,628 and 2,558,624 shares remained available for future issuance under the 2016 Non-Employee Directors’ Long-Term Equity Compensation Plan and the 2013 Equity and Incentive Compensation Plan, respectively. All of the shares under the 2016 Non-Employee Directors’ Long-Term Equity Compensation Plan are available for full-value awards granted under such plan, while 1,488,908 shares are available for full-value awards granted under the 2013 Equity and Incentive Compensation Plan. No shares remain available for future issuance under the 1995 Executive Incentive Compensation Plan or the 1995 Non-Employee Directors’ Stock Plan.

Proposal 3: Vote, on an Advisory Basis, to Approve Named Executive Officer Compensation

In accordance with the Dodd-Frank Act and related SEC rules, and as required under Section 14A of the Exchange Act, our Board has adopted a policy of providing an annual stockholder vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this Proxy Statement.

Response to Previous Say-on-Pay Votes

Stockholders voted strongly in support of Harsco’s executive compensation programs in 2019 with approximately 97% of votes cast in support of the program. We believe the continued support demonstrates that we are committed to attaining the highest levels of stockholder support for our executive compensation programs and that we respect input from our stockholders and take their concerns seriously.

As described in detail under “Compensation Discussion & Analysis,” our executive compensation program’s primary objective is aligning our executives’ pay with the interests of our stockholders. The program is also designed to reward short and long-term financial, strategic and operational business results, while facilitating the Company’s need to attract, motivate, develop and retain highly-qualified executives who are critical to our long-term success.

We have many compensation practices that help ensure that our compensation programs are strongly aligned with our goals and strategies and promote good pay and corporate governance practices. These practices are discussed in detail under “Compensation Discussion & Analysis” and include:

•	Tie a significant amount of executive pay to Company performance;

•	Reward for business unit, corporate, and individual performance;

•	Maintain a clawback policy in the event of a material financial restatement;

•	Prohibit hedging and short sales;

•	Utilize an independent compensation advisor and review performance and independence annually;

•	Conduct an annual risk review and make program changes as necessary;

•	Require a “double trigger” for severance payments upon a change in control; and

•	Maintain substantial stock ownership guidelines and stock holding requirements for Directors and executive officers that promote alignment of their interests with our stockholders’ interests.

Please read the “Compensation Discussion & Analysis” section for additional details about our executive compensation programs, including information about the fiscal year 2019 compensation of our NEOs.

We are asking our stockholders to support our NEO compensation as described in this Proxy Statement. This proposal gives you, as a stockholder, the opportunity to express your views on our NEOs’ compensation. Your vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our NEOs described in this Proxy Statement. Our MD&C Committee and our Board believe our overall program effectively implements our compensation philosophy and achieves our goals. Accordingly, we ask you to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that Harsco Corporation’s stockholders approve, on an advisory basis, the compensation paid to Harsco Corporation’s Named Executive Officers, as disclosed in the Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion & Analysis, the Executive Compensation Tables and related narrative discussion.”

Required Vote: Our NEO compensation as disclosed in this Proxy Statement will be approved if it receives more votes “FOR” than votes “AGAINST.” Abstentions will have the effect of votes “AGAINST” with respect to this proposal and broker “non-votes” are not considered as votes cast with respect to this proposal and therefore will have no effect on the outcome.

This vote on NEO compensation is advisory, and therefore will not be binding on the Company, our MD&C Committee or our Board. However, our Board and MD&C Committee value our stockholders’ opinions. If a significant percentage of our stockholders votes against the NEO compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns, and the Human Resources Department and MD&C Committee will evaluate whether any actions are necessary or appropriate to address those concerns. Unless our Board modifies its policy of holding an advisory vote to approve executive compensation on an annual basis, the next advisory vote will be held at our 2021 Annual Meeting of Stockholders.

The Board recommends that you vote “FOR” the approval, on an advisory basis, of our Named Executive Officer compensation as disclosed in this Proxy Statement.

Proposal 4: Approval of Amendment No. 2 to the 2013 Equity and Incentive Compensation Plan

On February 21, 2020, upon the recommendation of the MD&C Committee, the Board adopted Amendment No. 2 to the Company’s 2013 Equity and Incentive Compensation Plan (the “2013 Plan”) subject to stockholder approval of certain provisions of the amendment solicited by this proxy statement. The amendment is set forth in Appendix A hereto.

We are seeking stockholder approval to amend the 2013 Plan to (i) increase the number of shares of Common Stock of the Company (the “Shares”) reserved for issuance under the 2013 Plan by an additional 2,070,000 Shares, increasing the total number of Shares under the 2013 Plan from 7,800,000 to 9,870,000; and (ii) increase the total number of Shares issuable in connection with “full value awards” (awards other than stock options, SARs or other awards for which the holder pays the intrinsic value existing as of the date of grant) from 4,621,000 Shares to 6,519,000 Shares (an increase of 1,898,000). Our continuing ability to offer equity incentive awards under the 2013 Plan is critical to our ability to attract, motivate and retain qualified personnel, particularly in light of the highly competitive market for employee talent in which we operate.

The Board of Directors has determined that it is in the best interests of the Company and its stockholders to approve this proposal. The Board has approved the amendment to the 2013 Plan and share increase subject to stockholder approval, and recommends that stockholders vote in favor of this proposal at the Annual Meeting. Stockholder approval of this proposal requires the affirmative vote of a majority of the outstanding Shares that are present in person or by proxy and entitled to vote on the proposal at the Annual Meeting.

If stockholders approve this proposal, Amendment No. 2 to the 2013 Plan and the share increase will become effective as of the date of stockholder approval. If stockholders do not approve this proposal, Amendment No. 2 to the 2013 Plan and share increase will not take effect and our 2013 Plan will continue to be administered in its current form. The remainder of this discussion, when referring to the 2013 Plan, refers to the 2013 Plan as if this proposal to amend the 2013 Plan is approved by our stockholders, unless otherwise specified or the context otherwise references the 2013 Plan prior to amendment.

Background

The 2013 Plan was initially adopted by the Board of Directors on March 18, 2013, and our stockholders approved it in April 2013. Subsequently, Amendment No. 1 to the 2013 Plan was adopted by the Board of Directors on February 16, 2017, and our stockholders approved it in April 2017. As described in more detail below, the initial share reserve under the 2013 Plan was 6,800,000 Shares, and the initial limitation on “full value awards” was 3,400,000, with Amendment No. 1 to the 2013 Plan increasing the total share reserve to 7,800,000 shares and the aggregate limitation of “full value awards” to 4,621,000 shares. As discussed in our 2017 proxy statement, when we sought stockholder approval of Amendment No. 1 to the 2013 Plan, we believed the Shares reserved for issuance under it would be sufficient to enable us to grant equity awards until a date in 2021 that would correspond to approximately the fourth anniversary of the 2017 Annual Meeting. This estimate was based on, among other factors, forecasts that took into account our anticipated rate of growth in hiring, an estimated range of our stock price over time, our historical burn rates, and our then-current mix of award types under the 2013 Plan, as well as the number of Shares then remaining available for grant under the 2013 Plan.

As of December 31, 2019, approximately 2,558,624 Shares remained available for grant under the 2013 Plan, of which 1,488,908 were issuable as “full value awards” under the remaining 2013 Plan limitation. As of February 19, 2020, approximately 2,401,454 Shares remained available for grant under the 2013 Plan, of which 1,301,881 were issuable as “full value awards” under the remaining 2013 Plan limitation. The Board believes that additional Shares to be added by Amendment No. 2, as well as the additional increase in the limitation on “full value awards,” are necessary to meet the Company’s anticipated equity compensation needs for approximately the next three years through the expiration of the term during which new awards may be granted under the 2013 Plan in April 2023. This estimate, similar to the estimates made in connection with Amendment No. 1, is based on a forecast that takes into account our anticipated rate of growth in hiring, an estimated range of our stock price over time, our historical burn rates, and our current mix of award types under the 2013 Plan, as well as the number of Shares we have currently available for grant under our 2013 Plan. We also have also considered proxy advisory firm guidelines in determining an appropriate number of Shares to seek to add in Amendment No. 2 to the 2013 Plan.

Reasons for Voting for the Proposal

Harsco delivers a significant portion of incentive compensation for eligible employees and senior executives in deferred equity awards, primarily in restricted stock units (RSUs) that are impacted by future stock price performance over a multi-year period, and performance stock units (PSUs) that only deliver value if the Company meets specific performance targets after three years. We believe this approach to executive compensation aligns the interests of the Company’s employees with those of its stockholders and is consistent with executive motivation, best practices, and regulatory principles.

The Board believes that the amendment to the 2013 Plan is in the best interest of stockholders and supports this proposal for the following reasons:

•

In 2019, assuming payout at target for performance related awards, equity awards with approximately 777,515 Shares underlying such equity awards were granted to employees as part of the Company’s 2019 long-term incentive compensation plan process. Approximately 38% of these shares were granted to our NEOs (excluding Mr. Dods, SVP and Group President, Harsco Clean Earth, who remained on the Clean Earth compensation program through his December 31, 2019 retirement date). No further grants were made through February 19, 2020. As of December 31, 2019, approximately 2,558,624 Shares remained available for grant under the 2013 Plan, including approximately 1,488,908 Shares available under the “full value awards” limitation. As of February 19, 2020, approximately 2,401,454 Shares remained available for grant under the 2013 Plan, including approximately 1,301,881 Shares available under “full value awards,” limitation. Given the significant portion of incentive compensation paid as equity awards, based on the Company’s estimates the number of shares currently available under the 2013 Plan are only expected to be sufficient for the 2020 calendar year.

•

If the proposed amendment to increase the number of shares available under the 2013 Plan, as well as increase the number of shares available for “full value awards,” is not approved, the Company will lose a critical tool for recruiting, retaining and motivating employees. The Company would thus be at a competitive disadvantage in attracting and retaining talent. The only way to make up this shortfall would be to increase the cash-based component of employee compensation, which could reduce the alignment of employee and stockholder interests.

•

We manage our equity incentive program thoughtfully. We manage our long-term stockholder dilution by limiting the number of equity awards granted annually and limiting what we grant to what we believe is an appropriate amount of equity necessary to attract, reward and retain employees. Our three-year average burn rate, which we define as the number of Shares subject to equity awards granted plus earned in a fiscal year divided by the weighted average Shares outstanding for that fiscal year, was 1.25% for fiscal years 2017 through 2019.

Information Regarding Company Equity Awards in the Last Three Fiscal Years

Information provided in the table below includes awards granted under the 2013 Plan, the 1995 Non-Employee Directors’ Stock Plan and the Director Plan.

Fiscal Year	Stock Options and SARs Granted	RSUs Granted	PSUs Earned(1)	Total Granted or Earned	Weighted Average Number of Shares Outstanding	Equity Burn Rate %(2)
2019	229,344	285,075	472,428	986,847	79,632,325	1.24
2018	229,440	286,612	908,566	1,424,618	80,716,000	1.76
2017	266,540	342,454	0	608,994	80,553,000	0.76

(1)

The amount of PSUs earned is based on the actual performance through the end of the applicable three-year performance period. Target PSUs were granted in 2019, 2018 and 2017 in the amounts of 277,307, 240,008 and 286,251, respectively.

(2)

Equity burn rate is the total number of shares subject to stock options, restricted stock units granted and earned performance share units in the year divided by the weighted average number of Shares outstanding during the fiscal year.

Information Regarding Company Share Dilution and Overhang as of December 31, 2019

Information provided in the table below includes awards granted under the 2013 Plan, the 1995 Non-Employee Directors’ Stock Plan and the Director Plan.

Stock Options and SARs Outstanding(1)	Non-vested RSUs and PSUs Outstanding	Shares Available for Future Grant (2013 Plan)	Shares Available for Future Grant (2016 Directors’ Plan)	Total Shares Outstanding or Available for Future Grant	Common Shares Outstanding at Fiscal Year End (less treasury stock)	Diluted Overhang at 12/31/19(2)	Additional Share Request from Amendment No. 2	Diluted Overhang Including Share Request(3)
1,908,220	932,193	2,558,624	157,628	5,556,665	78,514,758	6.61%	2,070,000	8.85%

(1)	Outstanding stock options and SARs had a weighted average exercise price of $16.44 and a weighted average remaining term of 6.33 years.
(2)

Diluted Overhang is the Total Shares Outstanding or Available for Future Grant divided by the number of Common Shares outstanding on December 31, 2019 (less treasury stock) plus Total Shares Outstanding or Available for Future Grant.

(3)

Diluted Overhang including Share Request is the Total Shares Outstanding or Available for Future Grant plus Additional Share Request from Amendment No. 2 divided by the number of Common Shares outstanding on December 31, 2019 (less treasury stock) plus Total Shares Outstanding or Available for Future Grant plus Additional Share Request from Amendment No. 2.

Information Regarding Company Share Dilution and Overhang as of February 19, 2020

Information provided in the table below includes awards granted under the 2013 Plan, the 1995 Non-Employee Directors’ Long-Term Equity Compensation Plan and the Director Plan.

Stock Options and SARs Outstanding(1)	Non-vested RSUs and PSUs Outstanding	Shares Available for Future Grant (2013 Plan)	Shares Available for Future Grant (2016 Directors’ Plan)	Total Shares Outstanding or Available for Future Grant	Common Shares Outstanding at Fiscal Year End (less treasury stock)	Diluted Overhang at 2/19/20(2)	Additional Share Request from Amendment No. 2	Diluted Overhang Including Share Request(3)
1,878,363	885,691	2,401,454	157,628	5,323,136	78,779,909	6.33%	2,070,000	8.58%

(1)	Outstanding stock options and SARs had a weighted average exercise price of $16.38 and a weighted average remaining term of 6.06 years.
(2)

Diluted Overhang is the Total Shares Outstanding or Available for Future Grant divided by the number of Common Shares outstanding on February 19, 2020 (less treasury stock) plus Total Shares Outstanding or Available for Future Grant.

(3)

Diluted Overhang including Share Request is the Total Shares Outstanding or Available for Future Grant plus Additional Share Request from Amendment No. 2 divided by the number of Common Shares outstanding on February 19, 2020 (less treasury stock) plus Total Shares Outstanding or Available for Future Grant plus Additional Share Request from Amendment No. 2.

•	The 2013 Plan incorporates good compensation and governance practices

o	Administration. The 2013 Plan is administered by the MD&C Committee of the Board, which is comprised entirely of independent non-employee Directors.

o

Broad-based eligibility for equity awards. We grant equity awards to a broad range of our employees. By doing so, we align employee interests with those of stockholders. Approximately 34% of all outstanding equity awards, on a share basis, as of December 31, 2019 were held by employees who are not named executive officers or Directors. Approximately 31% of all outstanding equity awards as of February 19, 2020 were held by employees who are not named executive officers or Directors.

o

Stockholder approval is required for additional Shares. The 2013 Plan does not contain an annual “evergreen” provision but instead reserves a fixed maximum number of Shares for issuance. Stockholder approval is required to increase that number.

o

Exchange or Repricing Programs are not allowed without stockholder approval. The 2013 Plan prohibits the repricing or other exchange of underwater stock options and stock appreciation rights without prior stockholder approval.

o

No discount stock options or stock appreciation rights. The 2013 Plan requires that stock options and stock appreciation rights issued under it must have an exercise price equal to at least the fair market value of our Common Stock on the date the award is granted, except in certain situations in which we are assuming or replacing options granted by another company that we are acquiring.

o	No tax gross-ups. The 2013 Plan does not provide for any tax gross-ups.

o	Double trigger equity treatment. The 2013 Plan does not accelerate unvested awards automatically upon a change in control.

o

Recoupment feature. The 2013 Plan contains a recapture provision for awards granted to those who engage in “detrimental activity” as well as awards that may be covered by Section 10D of the Exchange Act.

Nature of the Amendments

Amendment No. 2 to the 2013 Plan modifies the existing 2013 Plan to: (1) increase the number of shares available for new awards under the 2013 Plan from 7,800,000 shares to a total of 9,870,000 available shares; (2) increase the number of shares that may be issued or transferred by the Company in connection with awards other than options or appreciation rights from 4,621,000 shares to 6,519,000 shares; and (3) increase the number of shares that may be issued or transferred upon the exercise of incentive stock options from 7,800,000 shares to 9,870,000 shares.

The outstanding awards under the existing 2013 Plan will continue to remain outstanding in accordance with their terms.

Description of the 2013 Plan, as Amended

The following is a description of the principal provisions of the 2013 Plan, as amended. This summary is qualified in its entirety by reference to the full text of Amendment No. 2 attached as Appendix A to this Proxy Statement, and to the 2013 Plan document as previously amended by Amendment No. 1 thereto.

2013 Plan Highlights

Administration. The 2013 Plan is administered by the MD&C Committee. The MD&C Committee may delegate its authority under the 2013 Plan to a subcommittee. The MD&C Committee or the subcommittee may delegate to one or more of its members or to one or more of our officers, agents or advisors, administrative duties or powers, and may authorize one or more officers to do one or both of the following (subject to certain limitations described in the 2013 Plan):

•	designate employees to receive awards under the 2013 Plan; and

•	determine the size of any such awards.

Reasonable 2013 Plan Limits. Subject to adjustment as described in the 2013 Plan, total awards under the 2013 Plan are limited to 9,870,000 shares. In addition, the 2013 Plan contains a 66% full-value award limit, which means that, subject to adjustment as described in the 2013 Plan, the aggregate number of shares actually issued or transferred by us in connection with “full value awards” (awards other than stock options, SARs or other awards for which the holder pays the intrinsic value existing as of the date of grant) will not exceed 6,519,000 shares (an increase of 1,898,000). However, all 9,870,000 shares available for awards under the 2013 Plan may be used for stock options and SARs. These shares may be shares of original issuance or treasury shares or a combination of the foregoing.

The 2013 Plan also provides that, subject to adjustment as described in the 2013 Plan:

•	the aggregate number of shares of common stock actually issued or transferred upon the exercise of incentive stock options, or ISOs, will not exceed 9,870,000 shares of common stock;

•	no participant will be granted stock options or SARs, in the aggregate, for more than 1,000,000 shares of common stock during any calendar year;

•

no participant will be granted awards of restricted stock, RSUs, performance shares or other stock-based awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code, in the aggregate, for more than 500,000 shares of common stock during any calendar year;

•

no participant in any calendar year will receive an award of performance units or other awards payable in cash that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code, other than cash incentive awards, having an aggregate maximum value in excess of $3,000,000;

•

no participant in any calendar year will receive a cash incentive award that is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code having an aggregate maximum value in excess of $3,000,000; and

•

awards that do not comply with the minimum vesting periods provided for in the 2013 Plan (as further described below) will not result in the issuance or transfer of more than 5% of the maximum number of shares of common stock available under the 2013 Plan.

Allowances for Conversion Awards and Assumed Plans. Common stock covered by awards granted under the 2013 Plan will not be counted as used unless and until the shares are actually issued or transferred. However, common stock issued or transferred under awards granted under the 2013 Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, SARs, restricted stock, RSUs or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against the aggregate share limit or other 2013 Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2013 Plan under circumstances further described in the 2013 Plan, but will not count against the aggregate share limit or other 2013 Plan limits described above.

Limited Share Recycling Provisions. Common stock covered by awards granted under the 2013 Plan will not be counted as used unless and until the shares are actually issued or transferred. The 2013 Plan also provides that if any common stock issued or transferred with respect to awards granted under the 2013 Plan is forfeited, or if awards granted under the 2013 Plan expire or are settled for cash, those shares will again be available under the 2013 Plan to the extent of the forfeiture, expiration, or cash settlement. The following shares of common stock will not be added back to the aggregate share limit under the 2013 Plan: (1) shares tendered or withheld in payment of an option’s exercise price; (2) shares withheld by us to satisfy tax withholding obligations; and (3) shares that are repurchased by us with stock option proceeds. Further, all shares of common stock covered by SARs that are exercised and settled in stock, whether or not all shares of common stock covered by the SARs are actually issued to the participant upon exercise, will be considered issued or transferred pursuant to the 2013 Plan.

Minimum Vesting Periods. The 2013 Plan provides that, except for awards under which up to an aggregate of 5% of the maximum number of shares common stock are issued or transferred under the 2013 Plan:

•

Restrictions on restricted stock, RSUs and other share-based awards may not lapse solely by the passage of time sooner than ratably over three years, unless those restrictions lapse sooner (1) by virtue of the retirement, death or disability of a participant or (2) in the event of a change of control where either (A) within a specified period of time a participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such awards are not assumed or converted into replacement awards in a manner described in the applicable award agreement (we refer to any change of control satisfying these conditions as a double-trigger change of control); and

•

Restrictions on restricted stock, RSUs and other share-based awards that lapse upon the achievement of management objectives may not lapse sooner than after one year, and the performance period for cash incentive awards, performance shares and performance units must be at least one year, subject to earlier lapse or modification by virtue of the retirement, death or disability of a participant or a double-trigger change of control.

No Repricing Without Stockholder Approval. We have never repriced underwater stock options or SARs, and the repricing of options and SARs (outside of certain corporate transactions or adjustment events described in the 2013 Plan) is prohibited without stockholder approval under the 2013 Plan.

Change of Control Definition. The 2013 Plan includes a definition of “change of control.” Generally, unless otherwise prescribed by the Committee, a change of control will be deemed to have occurred if:

•	we consummate a consolidation or merger in which we are not the surviving entity or a sale of substantially all of our assets, or upon a liquidation or dissolution;

•

a person or group (excluding certain purchases by us or our employee benefit plans), without the prior consent of the Board (1) buys any of our common stock (or securities convertible into common stock) pursuant to a tender or exchange offer or (2) becomes the beneficial owner of 30% or more of our outstanding voting power; or

•

during any two-year period, individuals who at the beginning of such period constituted our entire Board cease for any reason to constitute at least a majority of our Board, unless their replacements are approved as described in the 2013 Plan.

Other Features.

•	The 2013 Plan also provides that no stock options or SARs will be granted with an exercise or base price less than the fair market value of our common stock on the date of grant; and

•

The 2013 Plan is designed to allow the Committee to grant certain awards made under the 2013 Plan on terms that may qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (however, non-qualifying awards may also be granted under the 2013 Plan).

Section 162(m)

Internal Revenue Code Section 162(m) limits to $1 million per year the deduction allowed for federal income tax purposes for compensation paid to our Chief Executive Officer, our Chief Financial Officer and the three highest compensated officers for the taxable year not serving as our principal executive or principal financial officer (we refer to this limit as the Deduction Limit and to the individuals subject to the Deduction Limit as Covered Employees). For tax years beginning after December 31, 2016, an individual identified as a Covered Employee for any taxable year will retain such status for all future taxable years. Prior to November 2, 2017, the Deduction Limit did not apply to compensation paid under a stockholder-approved plan meeting certain requirements for “qualified performance-based compensation.” The Tax Cuts and Jobs Act of 2017 (“TCJA”) amended Section 162(m) of the Internal Revenue Code to eliminate this “qualified performance-based compensation” exception to the Deduction Limit for tax years beginning on or after January 1, 2018, other than a limited exception for compensation agreements in place on November 2, 2017 and not materially modified after that date. Generally, prior to the TCJA, compensation attributable to stock options, stock appreciation rights and other performance-based awards was deemed to satisfy the “qualified performance-based compensation” requirement if:

•	the grant was made by a committee of Directors that meets certain criteria;

•

the stockholder-approved plan under which the award was granted stated a maximum number of shares with respect to which share-based awards and the maximum amount of cash awards that may be granted to any individual during a specified period of time; and

•

the amount of compensation the individual could receive under the awards was based solely on the achievement of one or more pre-established performance goals which incorporate business criteria approved by stockholders (or, in the case of options or SARs, the increase in the value of the shares after the date of grant).

Summary of the Other Provisions of the 2013 Plan

Eligibility. Our, and our subsidiaries’, officers and other eligible employees (estimated to be approximately 2,900 persons as of December 31, 2019, and approximately 2,600 as of February 19, 2020) may be selected by the MD&C Committee to receive awards under the 2013 Plan. Any person who provides services to us or a subsidiary that are equivalent to those typically provided by an employee may also be eligible to participate in the 2013 Plan. The MD&C Committee determines which persons will receive awards and the number of shares subject to such awards.

Stock Options. The MD&C Committee may grant stock options that entitle the optionee to purchase shares of common stock at a price not less than market value per share at the date of grant. The option price is payable:

•	in cash, check or wire transfer at the time of exercise;

•	by the transfer to us of common shares owned by the participant having a value at the time of exercise equal to the option price;

•	by a combination of such payment methods; or

•	by such other method as may be approved by the MD&C Committee.

Further, each grant of stock options will specify whether payment of the option price is payable subject to any other conditions or limitations established by the MD&C Committee or our withholding shares of common stock otherwise issuable pursuant to a “net exercise” arrangement.

To the extent permitted by law, the Committee may permit payment of the exercise price in a broker-assisted process by which the proceeds of a sale through a broker of some or all of the option shares are forwarded to the Company in payment of the exercise price.

Stock options will be evidenced by an award agreement containing such terms and provisions, consistent with the 2013 Plan, as the MD&C Committee may approve. No stock option may be exercisable more than ten years from the date of grant. Each grant will specify the period of continuous service with us or any subsidiary that is necessary before the stock options become exercisable. See “2013 Plan Highlights – Minimum Vesting Periods.” A grant of stock options may provide for the earlier vesting of such stock options in the event of the retirement, death or disability of the participant or a double-trigger change of control. Any grant of stock options may specify management objectives (as described below) that must be achieved as a condition to exercising such rights. Stock options granted pursuant to the 2013 Plan may not provide for any dividends or dividend equivalents thereon.

SARs. A SAR is a right, exercisable by the surrender of a related stock option (if granted in tandem with stock options) or by itself (if granted as a free-standing SAR), to receive from us an amount equal to 100%, or such lesser percentage as the MD&C Committee may determine, of the spread between the base price (or option exercise price if a tandem SAR) and the value of our shares of common stock on the date of exercise. Any grant may specify that the amount payable on exercise of a SAR may be paid by us in cash, in shares of common stock, or in any combination of the two.

SARs will be evidenced by an award agreement containing such terms and provisions, consistent with the 2013 Plan, as the MD&C Committee may approve. Any grant of a tandem SAR will provide that it may be exercised only at a time when the related stock option is also exercisable, at a time when the spread is positive, and by surrender of the related stock option for cancellation. Successive grants of a tandem SAR may be made to the same participant regardless of whether any tandem SARs previously granted to the participant remain unexercised. Each grant will specify in respect of each free-standing SAR a base price that may not be less than the market value per share of common stock on the date of grant. Successive grants may be made to the same participant regardless of whether any free-standing SARs previously granted to the participant remain unexercised. No free-standing SAR granted under the 2013 Plan may be exercised more than ten years from the date of grant. Each grant will specify the period of continuous service with us or any subsidiary that is necessary before the SARs become exercisable. See “2013 Plan Highlights – Minimum Vesting Periods.” A grant of SARs may provide for the earlier exercise of such SARs in the event of the retirement, death or disability of the participant or a double-trigger change of control. Any grant of SARs may specify management objectives (as described below) that must be achieved as a condition to exercising such SARs. SARs granted pursuant to the 2013 Plan may not provide for any dividends or dividend equivalents thereon.

Restricted Stock. A grant of restricted stock involves the immediate transfer by us to a participant of ownership of a specific number of shares of common stock in consideration of the performance of services. The participant is entitled immediately to voting, dividend and other ownership rights in such shares of common stock. The transfer may be made without additional consideration or in consideration of a payment by the participant that is less than current market value at the date of grant, as the MD&C Committee may determine.

Restricted stock that vests upon the passage of time must be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Internal Revenue Code for a period no shorter than three years, except that the restrictions may be removed ratably during the three-year period as the MD&C Committee may determine. Each such grant or sale of restricted stock will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the restricted stock will be prohibited or restricted in the manner and to the extent prescribed by the MD&C Committee at the date of grant (which restrictions may include, without limitation, rights of repurchase or first refusal or provisions subjecting the restricted stock to a continuing substantial risk of forfeiture in the hands of any transferee). The MD&C Committee may provide in certain situations for a shorter period during which the forfeiture provisions are to apply in the event of the retirement, death or disability of the grantee or a double-trigger change of control.

Any grant of restricted stock may specify management objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such shares. If the grant of restricted stock provides that management objectives must be achieved to result in a lapse of restrictions, the restrictions cannot lapse sooner than one year, but may be subject to earlier lapse or modification by virtue of the retirement, death or disability of a participant or a double-trigger change of control. The MD&C Committee may grant some awards, including restricted stock, that are not subject to these minimum vesting requirements, so long as the aggregate number of such awards does not exceed 5% of the maximum number of shares of common stock available under the 2013 Plan.

Any grant of restricted stock may also specify, in respect of any applicable management objectives, a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of restricted stock on which restrictions will terminate if performance is at or above the minimum level or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified management objectives. Any such grant must specify that the MD&C Committee must determine that the applicable management objectives have been satisfied before the termination of restrictions.

The MD&C Committee may grant some awards, including restricted stock, that are not subject to the minimum time-based or performance-based vesting requirements, so long as the aggregate number of shares issued or transferred under such awards does not exceed 5% of the maximum number of shares of common stock available under the 2013 Plan.

Any grant or sale of restricted stock may require that any or all dividends or other distributions paid with respect to the restricted stock during the period of restriction be automatically deferred and reinvested in additional shares of restricted stock, which may be subject to the same restrictions as the underlying award. However, dividends or other distributions on restricted stock with restrictions that lapse as a result of the achievement of management objectives will be deferred until and paid contingent upon the achievement of the applicable management objectives.

RSUs. A grant of RSUs constitutes an agreement by us to deliver common shares or cash to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the restriction period as the MD&C Committee may specify. During the applicable restriction period, the participant will have no rights of ownership in the common shares deliverable upon payment of the RSUs and will have no right to vote the common shares. The MD&C Committee may, at the date of grant, authorize the payment of dividend equivalents on RSUs on either a current, deferred or contingent basis, either in cash or in additional shares of common stock. However, dividends or other distributions on shares of common stock underlying RSUs with restrictions that lapse as a result of the achievement of management objectives will be deferred until and paid contingently upon the achievement of the applicable management objectives.

RSUs with a restriction period that lapses only by the passage of time will have a restriction period of at least three years, except that the restriction period may expire ratably during the three-year period as determined by the MD&C Committee. Additionally, the MD&C Committee may provide in certain situations for a shorter restriction period in the event of the retirement, death or disability of the grantee, or a double-trigger change of control. Any grant of RSUs may specify management objectives that, if achieved, will result in termination or early termination of the restriction period applicable to such shares of common stock. If the RSUs have a restriction period that lapses only upon the achievement of management objectives, the restriction period cannot lapse sooner than one year, but may be subject to earlier lapse or modification by virtue of the retirement, death or disability of the grantee or a double-trigger change of control. The MD&C Committee may grant some awards, including RSUs, that are not subject to the minimum time-based or performance-based vesting requirements, so long as the aggregate number of shares issued or transferred under such awards does not exceed 5% of the maximum number of shares of common stock available under the 2013 Plan.

RSUs will be evidenced by an evidence of award containing such terms and provisions, consistent with the 2013 Plan, as the MD&C Committee may approve. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by such participant that is less than the market value per share of common stock at the date of grant. Each grant or sale of RSUs will also specify the time and manner of payment of the RSUs that have been earned and will specify that the amount payable with respect to such grant will be paid by us in shares of common stock or cash, or a combination of the two.

Any grant of RSUs may also specify, in respect of any applicable management objectives, a minimum acceptable level of achievement and may set forth a formula for determining the number RSUs for which the restriction period will terminate if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified management objectives. Any such grant must specify that the MD&C Committee must determine that the applicable management objectives have been satisfied before the termination of restrictions.

Cash Incentive Awards, Performance Shares and Performance Units. A cash incentive award is a cash award based on the achievement of management objectives. A performance share is the equivalent of one common share and a performance unit is the equivalent of $1.00 or such other value as determined by the MD&C Committee. A participant may be granted any number of cash incentive awards, performance shares or performance units, subject to the limitations set forth above. The participant will be given one or more management objectives to meet within a specified period, or Performance Period. The specified Performance Period will be a period of time not less than one year, except in certain circumstances in the case of the retirement, death or disability of the grantee, or a double-trigger change of control, if the MD&C Committee so determines. The MD&C Committee may, however, grant some awards, including performance shares, that are not subject to these minimum vesting requirements, so long as the aggregate number of shares issued or transferred under such awards does not exceed 5% of the maximum number of shares of common stock available under the 2013 Plan.

Each grant of cash incentive awards, performance shares or performance units may specify, in respect of the relevant management objectives, a minimum acceptable level or levels of achievement and will set forth a formula for determining the number of performance shares or performance units, or amount payable with respect to cash incentive awards, that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified management objectives. Any such grant must specify that the MD&C Committee must determine that the applicable management objectives have been satisfied before the payment of the award.

To the extent earned, the cash incentive awards, performance shares or performance units will be paid to the participant at the time and in the manner determined by the MD&C Committee. Any grant may specify that the amount payable with respect thereto may be paid by us in cash, shares of common stock, in restricted stock or restricted stock units, or any combination thereof. The MD&C Committee may, at the date of grant of performance shares, provide for the payment of dividend equivalents to a participant either in cash or in additional shares of common stock, subject in all cases to deferral and payment on a contingent basis based on the participant’s earning of the performance shares with respect to which such dividend equivalents are paid.

Cash incentive awards, performance shares and performance units will be evidenced by an award agreement containing such terms and provisions, consistent with the 2013 Plan, as the MD&C Committee may approve. Each grant will specify the amount of cash incentive awards, performance shares or performance units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors.

Other Awards. The MD&C Committee may, subject to limitations under applicable law, grant to any participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of common stock or factors that may influence the value of such shares, including, without limitation:

•	convertible or exchangeable debt securities;

•	other rights convertible or exchangeable into shares of common stock;

•	purchase rights for shares of common stock;

•	awards with value and payment contingent upon our performance or specified subsidiaries, affiliates or other business units of ours or any other factors designated by the MD&C Committee; and

•	awards valued by reference to the book value of shares of common stock or the value of securities of, or the performance of specified subsidiaries or affiliates or other business units of ours.

The MD&C Committee will determine the terms and conditions of the other awards. Shares of common stock delivered pursuant to an award in the nature of a purchase right will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, shares of common stock, other awards, notes or other property, as the MD&C Committee will determine. Cash awards, as an element of or supplement to any other award granted under the 2013 Plan, may also be granted.

If the earning or vesting of, or elimination of restrictions applicable to, other awards is based only on the passage of time rather than the achievement of management objectives, the period of time will be no shorter than three years, except that the restrictions may be removed no sooner than ratably during the three-year period. If the earning or vesting of, or elimination of restrictions applicable to, awards granted under this section of the 2013 Plan is based on the achievement of management objectives, the earning, vesting or restriction period may not terminate sooner than one year. Any grant of an award under this section of the 2013 Plan may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award in certain circumstances in the event of the retirement, death, or disability of the participant, or a double-trigger change of control. The MD&C Committee may grant some awards, including other awards, that are not subject to these minimum vesting requirements, so long as the aggregate number of shares issued or transferred under such awards does not exceed 5% of the maximum number of shares of common stock available under the 2013 Plan.

The MD&C Committee may grant shares of common stock as a bonus, or may grant other awards in lieu of our obligation or a subsidiary’s obligation to pay cash or deliver other property under the 2013 Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the MD&C Committee in a manner that complies with Section 409A of the Internal Revenue Code.

Management Objectives. The 2013 Plan requires that the MD&C Committee establish “management objectives” for purposes of performance shares, performance units and cash incentive awards. When so determined by the MD&C Committee, stock options, SARs, restricted stock, RSUs, dividend equivalents or other awards under the 2013 Plan may also specify management objectives. Management objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or of the subsidiary, division, department, region, function or other organizational unit within the company or subsidiary in which the participant is employed. The management objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance criteria themselves. Prior to the amendment of Section 162(m) of the Internal Revenue Code by the TCJA, the MD&C Committee could grant awards subject to management objectives that may or may not have been intended to qualify as “qualified performance-based compensation” under Section 162(m). During that time, the management objectives applicable to any award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code to a “covered employee,” within the meaning of 162(m) of the Internal Revenue Code, were based on one or more, or a combination, of the following criteria:

•	cash flow from operations;

•	free cash flow (cash from operations minus capital expenditures plus asset sales);

•	earnings (including, but not limited to, earnings before interest, taxes, depreciation and amortization);

•	earnings per share, diluted or basic;

•	earnings per share from continuing operations;

•	net asset turnover;

•	inventory turnover;

•	capital expenditures;

•	debt;

•	debt reduction;

•	debt to capital ratio;

•	working capital;

•	return on investment;

•	return on sales;

•	net or gross sales;

•	days sales outstanding;

•	market share;

•	economic value added;

•	cost of capital;

•	change in assets;

•	expense reduction levels;

•	productivity;

•	safety record;

•	stock price;

•	return on equity;

•	total stockholder return;

•	return on capital or return on invested capital;

•	return on assets or net assets;

•	revenue;

•	income or net income;

•	operating income or net operating income;

•	operating profit or net operating profit;

•	gross margin, operating margin or profit margin; and

•	completion of acquisitions, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives.

As to each management objective, the relevant measurement of performance shall be computed in accordance with generally accepted accounting principles to the extent applicable, but, unless otherwise determined by the MD&C Committee (and to the extent consistent with Code Section 162(m), prior to its amendment by the TCJA), will exclude the effect of certain designated items identified at the time of grant. If the MD&C Committee determines that a change in the business, operations, corporate structure or capital structure of our company, or the manner in which we conduct our business, or other events or circumstances render the management objectives unsuitable, the MD&C Committee may in its discretion modify such management objectives or the related minimum acceptable level of achievement, in whole or in part, as the MD&C Committee deems appropriate and equitable. (Previously, an exception to such modifications applied in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (other than in connection with a change of control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Internal Revenue Code prior to the amendment of Section 162(m) by the TCJA. In such a case, the MD&C Committee would not make any modification of the management objectives or minimum acceptable level of achievement with respect to such award.)

Administration. The MD&C Committee may from time to time delegate all or any part of its authority under the 2013 Plan to any subcommittee. To the extent of any such delegation, references in the 2013 Plan to the MD&C Committee will be deemed to be references to such subcommittee.

The interpretation and construction by the MD&C Committee of any provision of the 2013 Plan or of any agreement, notification or document evidencing awards and any determination by the MD&C Committee will be final and conclusive. No member of the MD&C Committee will be liable for any such action or determination made in good faith.

The MD&C Committee or the subcommittee may authorize our officers to do the following on the same basis as the MD&C Committee or the subcommittee:

•	designate employees to receive awards under the 2013 Plan, or

•	determine the size of any such awards.

However, the MD&C Committee or the subcommittee may not delegate such responsibilities to any such officer for awards granted to an employee who is an officer or more than 10% beneficial owner as determined by the MD&C Committee in accordance with Section 16 of the Exchange Act. The resolution providing for such authorization must set forth the total number of shares of common stock any delegated officer may grant and the officer must report periodically to the MD&C Committee or the subcommittee, as the case may be, regarding the nature and scope of the awards granted pursuant to the delegated authority.

Amendments. Our Board may at any time and from time to time amend the 2013 Plan in whole or in part. However, if an amendment to the 2013 Plan:

•	would materially increase the benefits accruing to participants under the 2013 Plan;

•	would materially increase the number of securities which may be issued under the 2013 Plan;

•	would materially broaden eligibility for participation in the 2013 Plan;

•	would materially modify the requirement for stockholder approval of a repricing transaction; or

•	must otherwise be approved by our stockholders in order to comply with applicable law or the rules of the New York Stock Exchange (or our applicable securities exchange);

then such amendment will be subject to stockholder approval and will not be effective until such approval has been obtained.

In case of termination of the employment of a participant by reason of death, disability or retirement, or in the event of a change in control, if a participant holds:

•	a stock option or SAR not immediately exercisable in full;

•	any shares of restricted stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed;

•	any RSUs as to which the applicable restriction period has not been completed;

•	any cash incentive awards, performance shares or performance units which have not been fully earned;

•	any other awards subject to any vesting schedule or transfer restriction; or

•	shares of common stock subject to any transfer restriction imposed by the 2013 Plan;

the MD&C Committee may, in its sole discretion (other than in the event of a change in control), accelerate the time at which:

•	such stock option or SAR or other award may be exercised;

•	such substantial risk of forfeiture or prohibition or restriction on transfer will lapse;

•	such restriction period will end; or

•	such cash incentive awards, performance shares or performance units will be deemed to have been fully earned or the time when such transfer restriction will terminate.

The MD&C Committee may also waive any other limitation or requirement under any such award, other than a limitation or requirement that is mandatory under the 2013 Plan.

The MD&C Committee may amend the terms of any awards granted under the 2013 Plan prospectively or retroactively. Except in connection with certain corporate transactions described in the 2013 Plan, no amendment will materially impair the rights of any participant without his or her consent.

Our Board may, in its discretion, terminate the 2013 Plan at any time. Termination of the 2013 Plan will not affect the rights of participants or their successors under any outstanding awards and not exercised in full on the date of termination.

In addition to the provisions in the 2013 Plan regarding acceleration of awards, up to 5% of the maximum number of shares of common stock that may be issued or transferred under the 2013 Plan, as may be adjusted, may be used for stock options, SARs, restricted stock, RSUs, performance shares, performance units and other awards granted under the 2013 Plan that do not comply with the applicable three-year vesting requirements with respect to time-vested awards or the applicable one-year vesting requirements with respect to awards subject to the achievement of performance goals.

No Repricing of Stock Options or SARs. Except in connection with certain corporate transactions described in the 2013 Plan, the terms of outstanding awards may not be amended to reduce the option price of outstanding stock options or the base price of outstanding SARs, or cancel outstanding stock options or SARs that have an exercise price or base price in excess of the current market price of the underlying shares in exchange for cash, other awards or stock options or SARs with an option price or base price, as applicable, that is less than the option price of the original stock options or base price of the original SARs, as applicable, without stockholder approval. This restriction is intended to prohibit the repricing of “underwater” stock options and SARs and will not be construed to prohibit the adjustments in connection with certain corporate transactions provided for in the 2013 Plan. This prohibition may not be amended without approval by our stockholders.

Transferability. Except as otherwise determined by the MD&C Committee (subject to applicable limitations under tax laws), no stock option, SAR, restricted stock, RSU, performance share, performance unit, cash incentive award or other awards granted under the 2013 Plan, or dividend equivalents paid with respect to awards made under the 2013 Plan, will be transferable by the participant except by will or the laws of descent and distribution, and in no event shall any such award granted under the 2013 Plan be transferred for value. Except as otherwise determined by the MD&C Committee, stock options and SARs will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law and/or court supervision.

The MD&C Committee may provide at the date of grant additional restrictions on transfer for certain common shares earned under the 2013 Plan.

Adjustments. The MD&C Committee shall make or provide for such adjustments in the numbers of shares of common stock covered by outstanding stock options, SARs, RSUs, performance shares and performance units granted under the 2013 Plan and, if applicable, in the number of shares of common stock covered by other awards, in the option price and base price provided in outstanding stock options and SARs, in the kind of stock covered by such awards and in cash incentive awards as the MD&C Committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of participants or optionees that otherwise would result from:

•	any stock dividend, stock split, combination of stock, recapitalization or other change in the capital structure of our company;

•

any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, extraordinary dividend of cash or property, issuance of rights or warrants to purchase securities; or

•	any other corporate transaction or event having an effect similar to these events or transactions or that otherwise constitutes an “equity restructuring” within the meaning of FASB ASC Topic 718.

In the event of any such transaction or event or in the event of a change of control, the MD&C Committee, in its discretion, may provide in substitution for any or all outstanding awards under the 2013 Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require the surrender of all awards so replaced in a manner that complies with Section 409A of the Internal Revenue Code.

In addition, for each stock option or SAR with an option price or base price greater than the consideration offered in connection with any such termination or event or change of control, the MD&C Committee may in its sole discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The MD&C Committee shall also make or provide for such adjustments in the total number of shares of common stock available under the 2013 Plan, the per-person award limits expressed in shares and any other share limits under the 2013 Plan as the MD&C Committee, in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described above, subject to applicable requirements under Code Sections 409A and 162(m). However, any adjustment to the number of ISOs that may be granted under the 2013 Plan will be made only if and to the extent that such adjustment would not cause any option intended to qualify as an ISO to fail to so qualify.

Detrimental Activity and Recapture Provisions. Any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment of any gain related to an award, or other provisions intended to have a similar effect, upon terms and conditions determined by the MD&C Committee, if a participant, either during his or her employment by us or a subsidiary or within a specific period after termination of employment, engages in any “detrimental activity” (as defined in such award agreement). In addition, any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to us of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the MD&C Committee from time to time or under Section 10D of the Exchange Act, or the rules of any national securities exchange or national securities association on which our common stock is traded.

Withholding Taxes. To the extent that we are required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the 2013 Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to us for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the MD&C Committee) may include relinquishment of a portion of such benefit or the delivery to us of our common stock. In no event shall the market value per share of the common stock to be withheld and delivered to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld, if necessary to avoid additional accounting expense.

Termination. No grant will be made under the 2013 Plan after April 22, 2023, but all grants made on or prior to such date will continue in effect thereafter subject to the terms of the applicable award agreement and the terms of the 2013 Plan.

Federal Income Tax Consequences

The following is a brief summary of some of the federal income tax consequences of certain transactions under the 2013 Plan based on federal income tax laws in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for 2013 Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), state local or foreign tax consequences.

Tax Consequences to Participants

Non-Qualified Stock Options. In general, (1) no income will be recognized by an optionee at the time a non-qualified stock option is granted; (2) at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares of common stock and the fair market value of the shares of common stock, if unrestricted, on the date of exercise; and (3) at the time of sale of shares of common stock acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares of common stock after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares of common stock have been held.

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If shares of common stock are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares of common stock is made by such optionee within two years after the date of grant or within one year after the transfer of such shares of common stock to the optionee, then a upon sale of such shares of common stock, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of common stock acquired upon the exercise of an ISO are disposed of prior to the expiration of either the two or one year holding periods described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares of common stock at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares of common stock. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs. No income will be recognized by a participant in connection with the grant of a tandem SAR or a free-standing SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received on the exercise.

Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares of common stock are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code (“Restrictions”). However, a recipient may instead elect under Section 83(b) of the Internal Revenue Code within 30 days of the date of transfer of the shares of common stock to have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares of common stock (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant and will not be eligible for the lower qualified dividend tax rate.

RSUs. No income generally will be recognized upon the award of RSUs. The recipient of a RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of common stock on the date that such shares are transferred to the participant pursuant to the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Performance Shares and Performance Units. No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received.

Cash Incentive Awards. Upon payment in respect of the earning of cash incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received.

Tax Consequences to Harsco Corporation or Subsidiary

To the extent that a participant recognizes ordinary income in the circumstances described above, we or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1 million limitation on certain Covered Employees under Section 162(m) of the Internal Revenue Code. In this regard, certain types of awards under the 2013 Plan, such as time-vested restricted stock and RSUs, could not qualify as performance-based awards under Section 162(m) prior to the amendment of Section 162(m) by the TCJA, and in other cases awards might fail to qualify if all requirements for qualification were not met in connection with such awards.

Required Vote

The affirmative vote of a majority of the outstanding Shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this proposal to amend the 2013 Plan to increase the number of Shares reserved for issuance under such plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE AMENDMENT NO. 2 TO THE 2013 EQUITY AND INCENTIVE COMPENSATION PLAN.

Transactions with Related Persons

For the fiscal year ended December 31, 2019, there were no transactions with the Company in which any related person had a direct or indirect material interest that would be required to be disclosed pursuant to Item 404 of Regulation S-K, nor were any such transactions planned.

Policies and Procedures Regarding Transactions with Related Persons

Our policies and procedures regarding related person transactions are set forth in writing in the Nominating Committee Charter and in our Code of Conduct. As set forth in its charter, the Nominating Committee is generally responsible for reviewing and approving all material transactions with any related person. Related persons include any of our Directors, Director nominees or executive officers and certain of our stockholders, and their immediate family members. Copies of the Nominating Committee’s Charter and our Code of Conduct are available at the Corporate Governance section of our website at www.harsco.com/corporate-governance. Approval of related person transactions by our full Board may also be warranted under certain circumstances (for example, to allow for approval of a related person transaction by a majority of disinterested Directors).

To identify related person transactions, each year we submit and require our Directors and officers to complete Directors’ and Officers’ Questionnaires identifying any and all transactions with us in which the officer or Director (or their family members) has an interest. We review related person transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. We expect our Directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which could present a conflict between our interests and their own personal interests.

Our Directors, officers and employees are prohibited from using their position of employment or other relationship with us to influence decisions concerning business transactions between us and a company in which they or a member of their immediate family has a personal interest through ownership, with the exception of investments in publicly-held corporations when the investment results in less than a one percent ownership interest. In addition, Directors, officers and employees must not accept personal favors or benefits from those dealing with us that could influence or could give the impression of influencing their business judgment. Our Code of Conduct, which applies to each of our Directors, officers and employees, sets forth our expectations regarding potential and actual conflicts of interest. The section of the Code of Conduct entitled “My Commitment to the Company” covers the concept of conflicts of interest and our view about when an inappropriate undertaking may be occurring.

Executive Development and Succession

The executive development process ensures continuity of leadership over the long term, and it forms the basis on which we make ongoing executive assignments. Through the integration of the performance assessment and executive development processes, position assignments are made based on executives’ qualifications and readiness for the position. Our future leaders are developed through these carefully selected assignments. We believe that consistent and ongoing application of this process meets the long-range requirements of the business and achieves competitive advantage.

Each year, our MD&C Committee reviews our leadership talent development program to ensure good performance and alignment between business strategies and operating plans. The Board annually reviews the results of the leadership capability and succession process with the Chairman, President & CEO in executive session.

Compensation Committee Interlocks and Insider Participation

Messrs. Earl, Everitt, Longhi, Purvis and Widman served as members of our MD&C Committee during 2019. None of them served as one of our officers or employees or as an officer or employee of any of our subsidiaries during that time or in the past, and none of them or any other Director served as an executive officer of any entity for which any of our executive officers serve as a director or a member of its compensation committee.

None of the members of our MD&C Committee has a relationship with us that is required to be disclosed under Item 404 of Regulation S-K under the Exchange Act.

Other Matters

Householding of Proxy Materials

We and some brokers “household” the Letter from our Chairman & CEO, Annual Report on Form 10-K and other proxy materials, delivering a single copy of each to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials, including the Letter from our Chairman & CEO and Annual Report on Form 10-K, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker, if your shares are held in a brokerage account, or us, if you hold registered shares, at which time we will promptly deliver separate copies of the materials to each of the affected stockholders or discontinue the practice, according to your wishes. You can notify us by sending a written request to Harsco Corporation, 350 Poplar Church Road, Camp Hill, PA 17011 or by calling (717) 763-7064.

Stockholder Proposals and Nominations for Presentation at 2021 Annual Meeting of Stockholders

The 2021 Annual Meeting of Stockholders is expected to be held on April 20, 2021. If one of our stockholders wishes to submit a proposal for consideration at the 2021 Annual Meeting of Stockholders, such proposal must be received at our executive offices no later than November 11, 2020 to be considered for inclusion in our Proxy Statement and Proxy Card relating to the 2021 Annual Meeting of Stockholders. Although a stockholder proposal received after such date will not be entitled to inclusion in our Proxy Statement and Proxy Card, a stockholder can submit a proposal for consideration at the 2021 Annual Meeting of Stockholders in accordance with our by-laws if written notice is mailed and received at the principal executive offices of the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder in order to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or, if the first public announcement or notice of the date of such annual meeting is made or given to stockholders less than 100 days prior to the date of such annual meeting, the close of business on the 10th day following the day on which public announcement was made or notice of the date of such meeting is mailed, whichever first occurs.

In order to nominate a candidate for election as a Director at the 2021 Annual Meeting of Stockholders, a stockholder must provide written notice and supporting information to the Secretary of the Company by personal delivery or mail not later than January 21, 2021. If the stockholder does not also comply with the requirements of Rule 14a-4(c) under the Exchange Act, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal.

Appendix A

HARSCO CORPORATION

2013 EQUITY AND INCENTIVE COMPENSATION PLAN

Amendment No. 2

WHEREAS, the Board of Directors and stockholders of Harsco Corporation (the “Corporation”) have adopted the 2013 Equity and Incentive Compensation Plan, together with Amendment No. 1 to the 2013 Equity and Incentive Compensation Plan (the “Plan”);

WHEREAS, pursuant to Section 3(a) of the Plan, a total of 7,800,000 shares of the common stock, par value $1.25 per share, of the Corporation (the “Common Stock”) have been reserved for issuance under the Plan;

WHEREAS, the Corporation desires to increase the number of shares issuable under the Plan to 9,870,000 shares, including shares previously issued thereunder, and to increase the aggregate limit on the number of shares that may be issued or transferred in connection with awards other than stock options or appreciation rights to 6,519,000 shares; and

WHEREAS, Section 18 of the Plan permits the Corporation to amend the Plan from time to time, subject only to certain limitations specified therein;

NOW, THEREFORE, the following amendments and modifications are hereby made a part of the Plan subject to, and effective as of the date of, the approval of stockholders of the Plan as amended at the Corporation’s Annual Meeting of Stockholders on April 21, 2020:

1.            Section 3(a) of the Plan shall be, and hereby is, amended such that the first sentence of such section shall hereby read as follows:

“Subject to adjustment as provided in Section 11 of this Plan, the number of shares of Common Stock that may be issued or transferred (A) upon the exercise

A-1

of Option Rights or Appreciation Rights, (B) as Restricted Stock and released from substantial risks of forfeiture thereof, (C) in payment of Restricted Stock Units, (D) in payment of Performance Shares or Performance Units that have been earned, (E) as awards contemplated by Section 9 of this Plan, or (F) in payment of dividend equivalents paid with respect to awards made under the Plan will not exceed in the aggregate 9,870,000 shares; provided, that notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Corporation in connection with awards other than Option Rights or Appreciation Rights granted under this Plan will not exceed 6,519,000 shares.”

2.            Section 3(b) of the Plan shall be, and hereby is, amended to increase the limit on the aggregate number of shares that may be issued or transferred upon the exercise of Incentive Stock Options to 9,870,000 and the first sentence of such section is hereby to read as follows:

“Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Corporation upon the exercise of Incentive Stock Options will not exceed 9,870,000 shares.”

3.            In all other respects, the Plan, as amended, is hereby ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has executed this Amendment No. 2 to the 2013 Equity and Incentive Compensation Plan.

HARSCO CORPORATION

By: /s/ Russell C. Hochman

Name: Russell C. Hochman

Title: Corporate Secretary

A-2

Your vote matters - here’s how to vote! You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 11:59pm, (ET), on April 20, 2020. Online Go to www.envisionreports.com/hsc or scan the QR code – login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/hsc

2020 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 - 4.
1.	Election of Directors:												+
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - J. F. Earl	☐	☐	☐	02 - K. G. Eddy	☐	☐	☐	03 - D. C. Everitt	☐	☐	☐
	04 - F. N. Grasberger III	☐	☐	☐	05 - C. I. Haznedar	☐	☐	☐	06 - M. Longhi	☐	☐	☐
	07 - E. M. Purvis, Jr.	☐	☐	☐	08 - P. C. Widman	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2020.	☐	☐	☐	3.	Vote, on an advisory basis, to approve named executive officer compensation.	☐	☐	☐

4.	Vote, on an Amendment No. 2 to the 2013 Equity and Incentive Compensation Plan	☐	☐	☐

					.

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

⬛	∎	1 P C F	+

037E4B

2020 Annual Meeting Admission Ticket

2020 Annual Meeting of Harsco Corporation Stockholders

April 21, 2020, 9:00 am ET

The Wagner at the Battery

Two West Street, New York, NY 10004

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The material is available at: www.envisionreports.com/hsc

Small steps make an impact.
Help the environment by consenting to receive electronic
delivery, sign up at www.envisionreports.com/hsc

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Harsco Corporation

Notice of 2020 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting – April 21, 2020

F. N. Grasberger III, K. G. Eddy and D. C. Everitt, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Harsco Corporation to be held on April 21, 2020 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2-4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.

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